EXECUTION VERSION

AMENDMENT NO. 3 TO ABL CREDIT AGREEMENT

AMENDMENT NO. 3 TO ABL CREDIT AGREEMENT, dated as of November 15, 2023 (this “Amendment”) among THOR INDUSTRIES INC., a corporation organized under the laws of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower identified on the signature pages hereto as US Co-Borrowers, (the “US Co-Borrowers” and together with the Parent Borrower and any other Borrowers that are Domestic Subsidiaries and are added as Borrowers pursuant to the terms of this Agreement, collectively, the “US Borrowers”), Carado GmbH, Sunlight GmbH, Capron GmbH, Niesmann+Bischoff GmbH, Movera GmbH and Erwin Hymer Center Bad Waldsee GmbH, each a limited liability company organized under the laws of Germany and Dethleffs GmbH & Co. KG, Bürstner GmbH & Co. KG, Hymer GmbH & Co. KG and LMC Caravan GmbH & Co. KG, each a limited liability partnership organized under the laws of Germany (collectively the “German Borrowers”), Erwin Hymer Group UK Ltd., a company incorporated under the laws of England and Wales (the “UK Borrower”, and together with the German Borrowers and the US Borrowers and any Additional Borrowers (as defined in the Amended Credit Agreement), collectively, the “Borrowers”), each lender party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and the Amendment No. 3 Lenders (defined below), which amends the ABL Credit Agreement dated as of February 1, 2019 (as amended by Amendment No. 1 to ABL Credit Agreement, dated September 1, 2021 and Amendment No. 2 to ABL Credit Agreement, dated as of May 1, 2023, and as further amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”) among the Borrowers, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), the Administrative Agent and the other parties thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement.

WHEREAS, pursuant to the Existing Credit Agreement, certain Amendment No. 3 Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;

WHEREAS, the Borrowers have requested that certain amendments be made to the Existing Credit Agreement as described herein;

WHEREAS, the Borrowers have requested that the outstanding Revolving Facility Commitment of each Lender under the Existing Credit Agreement immediately prior to the Amendment No. 3 Effective Date (as defined below) (the “Existing Lenders”) be replaced with new revolving facility commitments under the Amended Credit Agreement (the “Refinancing Revolving Facility”) by obtaining Refinancing Revolving Commitments (as defined below) as provided herein;

WHEREAS, the commitments under the Refinancing Revolving Facility (the “Refinancing Revolving Commitments”) will replace and refinance the currently outstanding Revolving Facility Commitment of each Existing Lender;

WHEREAS, each Person identified as an “Amendment No. 3 Lender” on Annex I attached hereto (collectively, the “Amendment No. 3 Lenders”) agrees to provide Refinancing Revolving Commitments in the amount set forth opposite such Person’s name on Annex I attached hereto on the Amendment No. 3 Effective Date on the terms and subject to the conditions as set forth herein (and the existing Schedule 1.1A to the Existing Credit Agreement shall be deemed to be amended to include the information set forth on Annex I attached hereto);
WHEREAS, the Borrowers, the Amendment No. 3 Lenders (which Amendment No. 3 Lenders constitute the Required Lenders and include each Issuing Lender) and the Administrative Agent are willing to agree to this Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Definitions. Unless otherwise defined herein, terms defined in the Amended Credit Agreement and used herein shall have the meanings given to them in the Amended Credit Agreement.

Section 2.Amendments.

(a)Effective as of the Amendment No. 3 Effective Date, the Existing Credit Agreement is hereby amended in accordance with Exhibit A hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in place where such text appears therein.

(b)Effective as of the Amendment No. 3 Effective Date (i) Schedule 7.2(e) (Existing Indebtedness) to the Existing Credit Agreement shall be replaced with Schedule 7.2(e) (Existing Indebtedness) as set forth on Annex II hereto, (ii) Schedule 7.3(f) (Existing Liens) to the Existing Credit Agreement shall be replaced with Schedule 7.3(f) (Existing Liens) as set forth on Annex III hereto and (iii) Schedule 7.7(k) (Existing Investments) to the Existing Credit Agreement shall be replaced with Schedule 7.7(k) (Existing Investments) as set forth on Annex IV hereto.

(c)Each Amendment No. 3 Lender agrees, effective as of the Amendment No. 3 Effective Date, to extend the Revolving Facility Commitment set forth opposite such Amendment No. 3 Lender’s name in Annex I attached hereto. On the Amendment No. 3 Effective Date, the Revolving Facility Commitment of each Lender in effect immediately prior to the Amendment No. 3 Effective Date shall be deemed terminated in full (for the avoidance of doubt, without the requirement of any other notice being given, pursuant to Section 2.9 of the Existing Credit Agreement or otherwise, all such requirements being hereby waived), the Revolving Facility Commitment of each Lender (including the Amendment No. 3 Lenders) and Schedule 1.1A to the Existing Credit Agreement shall be replaced with Annex I hereto.
(d)From and after the Amendment No. 3 Effective Date, each Amendment No. 3 Lender shall be a “Lender” for all purposes under the Amended Credit Agreement and the other
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Loan Documents and perform all the obligations of, and have all the rights of, a “Lender” and “Revolving Lender” thereunder.

(e)On the Amendment No. 3 Effective Date, (i) all Revolving Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to the effectiveness of this Amendment (if any) shall be reallocated on a pro rata basis among the Lenders (which shall include the Amendment No. 3 Lenders), (ii) each Amendment No. 3 Lender will automatically and without further act be deemed to have assumed its ratable share of the participations under the Amended Credit Agreement in outstanding Letters of Credit (if any) such that, giving effect to this Amendment, all of the Amendment No. 3 Lenders’ participations under the Amended Credit Agreement in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Facility Commitment (after giving effect to this Amendment), and (iii) if any Revolving Loans are borrowed on such date, each Amendment No. 3 Lender will automatically and without further act be deemed to participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Facility Commitment (giving effect to this Amendment); provided that it is understood and agreed that the notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Existing Credit Agreement or the Amended Credit Agreement shall not apply to the transactions effected pursuant to this clause (e).

Section 3.Representations and Warranties. Each Loan Party represents and warrants to the Amendment No. 3 Lenders as of the Amendment No. 3 Effective Date that:

(a)Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Amendment and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of this Amendment and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of the Amendment. This Amendment has been duly executed and delivered on behalf of each Loan Party party thereto. This Amendment constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)The execution, delivery and performance of this Amendment, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

(c)Each of the representations and warranties made by any Loan Party in or pursuant to this Amendment and the other Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

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(d)At the time and immediately after giving effect to the incurrence of the borrowings hereunder on the Amendment No. 3 Effective Date, no Default or Event of Default shall have occurred and be continuing.

Section 4.Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment No. 3 Effective Date”) on which each of the following conditions is satisfied:

(a)The Administrative Agent’s receipt of counterparts of this Amendment duly executed by the Administrative Agent, each Amendment No. 3 Lender (including each Issuing Lender) and each of the Loan Parties.
(b)The Administrative Agent’s receipt of the following:
(1)written opinions of (i) Mayer Brown LLP, as German counsel for the Administrative Agent and (ii) Mayer Brown International LLP, as English counsel to the Administrative Agent;

(2)written opinions of (i) Ice Miller LLP, as Delaware, New York and Indiana counsel to the Loan Parties and (ii) Orrick, as German counsel for the Loan Parties;

(3)(i) a certificate of each Loan Party, dated the Amendment No. 3 Effective Date, substantially in the form of Exhibits F-1 to F-3 (as applicable) to the Existing Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party organized in the United States from its jurisdiction of organization;
(4)a certificate signed by a Responsible Officer of the Parent Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (e) and (f) of this Section 4 as of the Amendment No. 3 Effective Date; and

(5)a solvency certificate from a Responsible Officer of the Parent Borrower in the form of Exhibit L to the Amended Credit Agreement.

(c)The applicable Borrowers shall have paid (i) to the Administrative Agent, for the ratable account of the Lenders immediately prior to the Amendment No. 3 Effective Date, all accrued and unpaid principal (subject to the reallocation set forth in Section 2(e) above), fees and interest with respect to the Commitments and Revolving Loans outstanding immediately prior to the Amendment No. 3 Effective Date (subject, in the case of fees and interest (other than accrued and unpaid commitment fees under Section 2.8 of the Existing Credit Agreement outstanding immediately prior to the Amendment No. 3 Effective Date) for existing Lenders continuing as Lenders after the Amendment No. 3 Effective Date, to the payment of such amounts after the Amendment No. 3 Effective Date at the times required pursuant to the terms of the Amended Credit Agreement) and (ii) to the Administrative Agent for the account of the arrangers of the Amendment and the Amendment No. 3 Lenders, such fees in connection with the Amendment as the Parent Borrower shall have separately agreed to pay in writing.

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(d)All reasonable and documented out-of-pocket fees and expenses due to the Administrative Agent (including pursuant to Section 9 hereof) shall have been paid (or the Borrowers shall have made arrangements reasonably satisfactory to the Administrative Agent for such payments).

(e)No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(f)Each of the representations and warranties made by any Loan Party in or pursuant to this Amendment and the other Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(g)(i) The Administrative Agent shall have received, at least three Business Days prior to the Amendment No. 3 Effective Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Amendment No. 3 Effective Date and that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Amendment No. 3 Effective Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Amendment No. 3 Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h)The Administrative Agent’s receipt of, solely with respect to the Foreign Loan Parties, all documentation and instruments the Administrative Agent deems necessary or reasonably advisable to confirm the grant to the Administrative Agent, for the benefit of the Secured Parties, of a perfected security interest in such Collateral under the relevant local law that is prior and superior in right to the Lien of any other Person including, without limitation, an English law supplemental security agreement, a German supplemental account pledge agreement, a German security confirmation agreement related to non-accessory security rights, a solvency certificate with respect to the relevant Loan Parties to the extent requested by the Administrative Agent and corporate authorities.

(i)The Administrative Agent shall have received (a) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Parent Borrower and the applicable Loan Party and (y) evidence of flood insurance as required by the Amended Credit Agreement.

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Section 5.Acknowledgments. Each Loan Party hereby expressly acknowledges and agrees to the terms of this Amendment and reaffirms and confirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby and that on and after the Amendment No. 3 Effective Date each Loan Document remains in full force and effect, (ii) its guarantee of the Obligations (including, without limitation, the Revolving Loans) pursuant to the Guarantee Agreement and that that on and after the Amendment No. 3 Effective Date its guarantee will extend to the Obligations as amended by this Amendment, and (iii) its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations with respect to the Revolving Loans) pursuant to the Security Documents and that on and after the Amendment No. 3 Effective Date the Liens will continue to secure the Obligations as amended by this Agreement. This Amendment shall not constitute a novation of any Obligations.
Section 6.Liens Unimpaired. After giving effect to this Amendment, neither the modification of the Existing Credit Agreement or any other Loan Document effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment:

(a)impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b)requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 7.Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment and the Amended Credit Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Amended Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that on and after the Amendment No. 3 Effective Date, each reference in each Loan Document to the “Credit Agreement,” whether direct or indirect, shall hereafter be deemed to be a reference to the Existing Credit Agreement, as amended by this Amendment and that this Amendment is a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

Section 8.Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except pursuant to Section 10.1 of the Amended Credit Agreement.
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Section 9.Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, pursuant to the terms of Section 10.5 of the Amended Credit Agreement.

Section 10.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Section 10.8(b) of the Amended Credit Agreement is hereby incorporated by reference into this Amendment and shall apply hereto.

Section 11.Governing Law and Waiver of Right to Trial by Jury. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTIONS 10.12 AND 10.16 OF THE AMENDED CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND SHALL APPLY HERETO.

Section 12.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 13.Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other provision of the Amended Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 14.Post-Closing Requirements.

(a)Notwithstanding anything in the Loan Documents to the contrary, within the time period after the Amendment No. 3 Effective Date set forth on Annex V hereto (or such longer period as may be consented to by the Administrative Agent), the Borrower shall cause the items set forth on Annex V hereto to be completed.

(b)Within 90 days after the Amendment No. 3 Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion) the Administrative Agent shall have received with respect to each Mortgaged Property, in each case in form and substance reasonably acceptable to the Administrative Agent, either:

(1)written or e-mail confirmation from local counsel in the jurisdiction in which the Mortgaged Property is located substantially to the effect that: (x) the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice
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to third parties of the Lien created by such mortgage as security for the Obligations (as defined in the Mortgage), including the obligations evidenced by this Amendment and the other documents executed in connection herewith, for the benefit of the Secured Parties, and (y) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by such Mortgage as security for the Obligations, including the obligations evidenced by this Amendment and the other documents executed in connection herewith, for the benefit of the Secured Parties; or

(2)(i) an amendment to the existing Mortgage (the “Mortgage Amendment”) to reflect the matters set forth in this Amendment, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certifications, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law;
(ii)a favorable opinion, addressed to the Administrative Agent and the Secured Parties covering, the enforceability of the applicable Mortgage as amended by the Mortgage Amendment;

(iii)a date down endorsement (or other title product where a date down endorsement is not available in the applicable jurisdiction) to the existing Mortgage Policy, which shall reasonably assure the Administrative Agent as of the date of such endorsement (or other title product) that the real property subject to the lien of such Mortgage is free and clear of all defects and encumbrances except for Permitted Liens; and Specified Permitted Liens;

(iv)evidence of payment by the Parent Borrower of all escrow charges and related charges, mortgage recording taxes, fees, charges and costs and expenses required for the recording of the Mortgage Amendment referred to above; and

(v)such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title company to issue the endorsement (or other title product) contemplated above and evidence of payment of all applicable title insurance premiums, search and examination charges, and related charges required for the issuance of the endorsement.

[Signature Pages to Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PARENT BORROWER:

THOR INDUSTRIES, INC.

By:      /s/ Colleen Zuhl
Name:    Colleen A. Zuhl
Title:    Senior Vice President and Chief Financial
Officer

U.S. BORROWERS:

AIRSTREAM, INC.
CRUISER RV, LLC
DRV, LLC
HEARTLAND RECREATIONAL VEHICLES, LLC
K.Z., INC.
KEYSTONE RV COMPANY
POSTLE OPERATING, LLC
THOR LIVIN’ LITE, INC.
THOR MOTOR COACH, INC.

By:    /s/ Colleen Zuhl
Name:    Colleen A. Zuhl
Title:    Treasurer

JAYCO, INC.

By:    /s/ Colleen Zuhl
Name:    Colleen A. Zuhl
Title:     Vice President and Treasurer

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GERMAN BORROWERS:

CARADO GMBH

By:     /s/ Christian Geiger /s/ Julian Manz
Name:    Christian Geiger    Julian Manz
Title:    Managing Director    Managing Director

SUNLIGHT GMBH

By:     /s/ Stephan Brutscher /s/ Christian Geiger
Name:    Stephan Brutscher    Christian Geiger
Title:    Managing Director    Managing Director

CAPRON GMBH

By:     /s/ Daniel Rogalski /s/ Christian Geiger
Name:    Daniel Rogalski    Christian Geiger
Title:    Managing Director    Managing Director

ERWIN HYMER CENTER BAD WALDSEE
GMBH

By:     /s/ Heiko Tichanow
Name:    Heiko Tichanow
Title:    Managing Director

DETHLEFFS GMBH & CO. KG

By: /s/ Thomas Bischofberger /s/ Bernhard Kibler
Name:    Thomas Bischofberger Bernhard Kibler
Title:    Managing Director     Managing Director

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

BÜRSTNER GMBH & CO. KG

By:      /s/ Olaf Sackers /s/ Alexander Kasteleiner
Name: Olaf Sackers        Alexander Kasteleiner
Title:    Managing Director    Managing Director

HYMER GMBH & CO. KG

By:      /s/ Christian Bauer /s/ Markus Dorner
Name: Christian Bauer    Markus Dorner
Title:    Managing Director    Managing Director

LMC CARAVAN GMBH & CO. KG

By:      /s/ Bodo Diller /s/ Rene Ricken
Name: Bodo Diller        Rene Ricken
Title:    MD / VP Sales    MD / VP of Finance

MOVERA GMBH

By:      /s/ Philipp Matheis /s/ Markus König
Name: Philipp Matheis    Markus König
Title:    Managing Director    Finance Director

NIESMANN+BISCHOFF GMBH

By:      /s/ Hubert Brandl /s/ Bastian Schwarz
Name: Hubert Brandl        Bastian Schwarz
Title:    Managing Director    Prokurist
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

UK BORROWER:
ERWIN HYMER GROUP UK LTD.

By:     /s/ Chris Short
Name:    Chris Short
Title:    Managing Director
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

GUARANTORS:
KZIN, LLC
KZRV, LP
TOWABLE HOLDINGS, INC.
THOR TECH, INC.
THOR WAKARUSA LLC
MOTORIZED REAL ESTATE, LLC
2700 REAL ESTATE HOLDINGS, LLC

By:     /s/ Colleen Zuhl
Name:    Colleen A. Zuhl
Title:    Treasurer

AIRXCEL, INC.
CLEER VISION TEMPERED GLASS, LLC
CLEER VISION WINDOWS, LLC
DICOR CORPORATION, INC.
MCD INNOVATIONS, INC.
SEAL DESIGN, LLC
UNITED SHADE, LLC
VIXEN COMPOSITES, LLC

By:     /s/ Colleen Zuhl
Name:    Colleen A. Zuhl
Title:    Vice President

TIFFIN MOTOR HOMES, INC.

By:     /s/ Colleen Zuhl
Name:    Colleen A. Zuhl
Title:    Secretary

ERWIN HYMER GROUP SE

By:      /s/ Alexander Leopold /s/ Jan Francke
Name: Alexander Leopold     Jan Francke
Title:    CEO              COO

TYR HOLDINGS LLC & CO. KG

By:     /s/ Trevor Q. Gasper
Name:    Trevor Q. Gasper
Title:    SVP & General Counsel – THOR Industries,
Inc.; Managing Member – Hodur Industries

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender and a Lender
By:     /s/ John Morrone
Name:    John Morrone
Title:    Authorized Officer
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

BARCLAYS BANK IRELAND PLC, as an Issuing Lender and a Lender
By:     /s/ Mark Pope
Name:    Mark Pope
Title:    Asset Manager

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Bank of Montreal, Chicago Branch, as an Issuing Lender and a Lender
By:     /s/ Brittany Morrissey
Name:    Brittany Morrissey
Title:    Director

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

BMO Bank N.A.; as an Issuing Lender
By:     /s/ Brittany Morrissey
Name:    Brittany Morrissey
Title:    Director

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Bank of Montreal Europe plc; a Lender
By:     /s/ Jim Barry
Name:    Jim Barry
Title:    Managing Director, Corporate Banking

By:     /s/ Noel Reynolds
Name:    Noel Reynolds
Title:    Chief Financial Officer

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Bank of Montreal, London Branch, as an Issuing Lender and a Lender
By:     /s/ Richard Pittam
Name:    Richard Pittam
Title:    Managing Director, on Behalf of Bank of
Montreal, London Branch

By:     /s/ Scott Matthews
Name:    Scott Matthews
Title:    CFO, on Behalf of Bank of Montreal,
London Branch
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as an Issuing Lender
By:     /s/ Chris Fudge
Name:    Chris Fudge
Title:    Vice President

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Key Bank National Association, as a Lender
By:     /s/ Graham Liechty
Name:    Graham Liechty
Title:    Sr. Vice President

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

PNC Bank, National Association, as a Lender
By:     /s/ Eric Estes
Name:    Eric Estes
Title:    Sr. Vice President

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

TD Bank, N.A., as a Lender
By:     /s/ Donald Cavanagh
Name:    Donald Cavanagh
Title:    Senior Vice President

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Santander Bank, N.A., as a Lender
By:     /s/ Elizabeth Dalton
Name:    Elizabeth Dalton
Title:    Vice President

[Signature Page to Amendment No. 3 to ABL Credit Agreement]

LANDESBANK BADEN-WUERTTEMBERG, ACTING THROUGH ITS NEW YORK BRANCH, as a Lender
By:     /s/ Simone Ehmann
Name:    Simone Ehmann
Title:    Director
By:     /s/ Guisella Morales
Name:    Guisella Morales
Title:    Associate Director
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Landesbank Hessen-Thüringen Girozentrale, as a Lender
By:     /s/ Frank Dohl
Name:    Frank Dohl
Title:    Senior Vice President
By:     /s/ Lars Riiser
Name:    Lars Riiser
Title:    Associate Director
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

UniCredit Bank AG, New York Branch, as a Lender
By:     /s/ Edward Herko
Name:    Edward Herko
Title:    Director
By:     /s/ Laura Shelmerdine
Name:    Laura Shelmerdine
Title:    Director
[Signature Page to Amendment No. 3 to ABL Credit Agreement]

Exhibit A
to Amendment No. 3 to ABL Credit Agreement

Amended Credit Agreement
[See Attached]

Exhibit A
CONFORMED COPY, reflecting changes pursuant to the ~~Second~~Third Amendment, dated as of ~~May 1~~November 15, 2023

ABL CREDIT AGREEMENT
among
THOR INDUSTRIES, INC.
as Parent Borrower,
The other Borrowers parties hereto,
The Several Lenders from Time to Time Parties Hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent Dated as of February 1, 2019,
as amended by Amendment No. 1 to the ABL Credit Agreement, dated as of September 1, 2021, as amended by Amendment No. 2 to the ABL Credit Agreement, dated as of May 1, 2023 and as amended by Amendment No. 3 to the ABL Credit Agreement, dated as of November 15, 2023

BARCLAYS BANK PLC,
as Syndication Agent

BANK OF MONTREAL,
and
U.S. BANK NATIONAL ASSOCIATION ~~and WELLS FARGO BANK, NATIONAL ASSOCIATION,~~ ,
as Documentation Agents, and

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC,
BMO CAPITAL MARKETS CORP.~~,~~
and
U.S. BANK NATIONAL ASSOCIATION ~~and~~,
~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

		Page

SECTION 1.	DEFINITIONS		1
1.1	Defined Terms		1
1.2	Other Definitional Provisions		68
1.3	Conversion of Foreign Currencies	~~68~~	69
1.4	Certain Calculations and Tests		70
1.5	Interest Rates	~~70~~	71
1.6	Compliance with Anti-Boycott Laws		71

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS		71
2.1	Commitments		71
2.2	Procedure for Revolving Loan Borrowing		73
2.3	Protective Advances	~~73~~	74
2.4	[Reserved]		74
2.5	[Reserved]		74
2.6	Swingline	~~74~~	75
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans		75
2.8	Fees, etc.		76
2.9	Termination or Reduction of Commitments	~~76~~	77
2.10	Optional Prepayments	~~76~~	77
2.11	Prepayment of Loans		77
2.12	Conversion and Continuation Options		78
2.13	Limitations on Term Benchmark Loans		79
2.14	Interest Rates and Payment Dates	~~79~~	80
2.15	Computation of Interest and Fees		80
2.16	Alternate Rate of Interest	~~80~~	81
2.17	Pro Rata Treatment and Payments		84
2.18	Requirements of Law		86
2.19	Taxes	~~87~~	88
2.20	Indemnity		95
2.21	Change of Lending Office	~~95~~	96
2.22	Replacement of Lenders		96
2.23	Defaulting Lenders	~~96~~	97
2.24	Incremental Facilities		98

SECTION 3.	LETTERS OF CREDIT		99
3.1	L/C Commitment		99
3.2	Prodecure for Issuance of Letter of Credit		100
3.3	Fees and Other Charges		100
3.4	L/C Participations	~~100~~	101
3.5	Reimbursement Obligation of the Borrowers		101
3.6	Obligations Absolute	~~101~~	102
3.7	Letter of Credit Payments		102
3.8	Applications	~~102~~	103

SECTION 4.	REPRESENTATIONS AND WARRANTIES	~~102~~	103
4.1	Financial Condition	~~102~~	103
4.2	No Change		104
i

4.3	Existence; Compliance with Law		104
4.4	Power; Authorization; Enforceable Obligations		104
4.5	No Legal Bar	~~104~~	105
4.6	Litigation	~~104~~	105
4.7	No Default		105
4.8	Ownership of Property; Liens		105
4.9	Intellectual Property		105
4.10	Taxes		105
4.11	Federal Regulations	~~105~~	106
4.12	Labor Matters	~~105~~	106
4.13	ERISA		105
4.14	Foreign Plans	~~106~~	107
4.15	Investment Company Act; Other Regulations		107
4.16	Subsidiaries; Capital Stock	~~107~~	108
4.17	Use of Proceeds	~~107~~	108
4.18	Environmental Matters	~~107~~	108
4.19	Accuracy of Information, etc.	~~108~~	109
4.20	Security Documents		109
4.21	Solvency	~~109~~	110
4.22	Senior Indebtedness	~~109~~	110
4.23	Flood Laws	~~109~~	110
4.24	Certain Documents		110
4.25	Anti-Corruption Laws, Anti-Money Laundering and Sanctions		110
4.26	~~EEA~~ Affected Financial Institutions		110
4.27	Plan Assets; Prohibited Transactions	~~110~~	111
4.28	Centre of Main Interests and Establishments	~~110~~	111

SECTION 5.	CONDITIONS PRECEDENT	~~110~~	111
5.1	Conditions to Initial Extension of Credit	~~110~~	111
5.2	Conditions to Each Extension of Credit	~~115~~	116

SECTION 6.	AFFIRMATIVE COVENANTS		116
6.1	Financial Statements		116
6.2	Certificates; Borrowing Base; Other Information	~~117~~	118
6.3	Payment of Obligations		120
6.4	Maintenance of Existence; Compliance		120
6.5	Maintenance of Property; Insurance		120
6.6	Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations	~~120~~	121
6.7	Notices	~~121~~	122
6.8	Environmental Laws	~~122~~	123
6.9	Additional Loan Parties	~~122~~	123
6.10	Additional Collateral, etc.	~~123~~	124
6.11	Designation of Subsidiaries	~~124~~	125
6.12	Control Agreements		125
6.13	Post-Closing Covenants	~~125~~	126
6.14	Foreign Plans		126
6.15	Transfer of Accounts of European Loan Parties; Notification of Account Debtors	~~126~~	127
6.16	European Loan Party Cash Management	~~127~~	128
6.17	Financial Assistance	~~129~~	128

6.18	Centre of Main Interests and Establishments	~~127~~	128

SECTION 7.	NEGATIVE COVENANTS		128
7.1	Consolidated Fixed Charge Coverage Ratio		128
7.2	Indebtedness	~~128~~	129
7.3	Liens		132
7.4	Fundamental Changes		135
7.5	Disposition of Property	~~135~~	136
7.6	Restricted Payments	~~137~~	138
7.7	Investments		139
7.8	Optional Payments and Modifications of Certain Debt Instruments	~~141~~	142
7.9	Transactions with Affiliates	~~142~~	143
7.10	Sales and Leasebacks		143
7.11	Swap Agreements	~~143~~	144
7.12	Changes in Fiscal Periods	~~143~~	144
7.13	Negative Pledge Clauses	~~143~~	144
7.14	Clauses Restricting Subsidiary Distributions		144
7.15	Lines of Business	~~144~~	145
7.16	Amendments to Acquisition Documents	~~144~~	145
7.17	Use of Proceeds	~~144~~	145
7.18	Continuing External Debt		145
7.19	Tax residence; VAT groups		145
7.20	Repayment		145

SECTION 8.	EVENTS OF DEFAULT	~~145~~	146

SECTION 9.	THE AGENTS	~~148~~	149
9.1	Appointment	~~148~~	149
9.2	Delegation of Duties		149
9.3	Exculpatory Provisions		149
9.4	Reliance by Administrative Agent	~~149~~	150
9.5	Notice of Default	~~149~~	150
9.6	Non-Reliance on Agents and Other Lenders		150
9.7	Indemnification	~~150~~	151
9.8	Agent in Its Individual Capacity		151
9.9	Successor Administrative Agent	~~151~~	152
9.10	Arranger, Syndication Agent and Documentation Agents	~~151~~	152
9.11	Credit Bidding	~~151~~	152
9.12	Certain ERISA Matters	~~152~~	153
9.13	Flood Laws	~~153~~	154
9.14	Administrative Agent holding German Collateral		154
9.15	Parallel Debt		155
9.16	UK Security Trust; Trusts Generally	~~155~~	156
9.17	Acknowledgements of Lenders	~~156~~	157

SECTION 10.	MISCELLANEOUS	~~157~~	158
10.1	Amendments and Waivers	~~157~~	158
10.2	Notices		159
10.3	No Waiver; Cumulative Remedies		160
10.4	Survival of Representations and Warranties	~~160~~	161
10.5	Payment of Expenses and Taxes	~~162~~	161

10.6	Successors and Assigns; Participations and Assignments		162
10.7	Adjsutments; Set-off		166
10.8	Counterparts	~~166~~	167
10.9	Severability	~~167~~	168
10.10	Integration	~~167~~	168
10.11	GOVERNING LAW	~~167~~	168
10.12	Submission to Jurisdiction; Waivers		168
10.13	Acknowledgements	~~168~~	169
10.14	Releases of Guarantees and Liens		169
10.15	Confidentiality	~~169~~	170
10.16	WAIVERS OF JURY TRIAL		171
10.17	USA Patriot Act		171
10.18	Intercreditor Agreement	~~171~~	172
10.19	Acknowledgement and Consent to Bail-In of ~~EEA~~ AffectedFinancial Institutions	~~171~~	172
10.20	Additional Borrowers		172
10.21	Application of Payments of Foreign Loan Parties; US Borrowers Joint and Several Liability	~~172~~	173
10.22	[Reserved]	~~173~~	174
10.23	Judgment Currency	~~173~~	174
10.24	Foreign Borrower Assumption		174
10.25	Acknowledgement Regarding and Supported QFCs		174

SCHEDULES:

1.1A     Commitments
1.1B     Eligible Accounts
1.1C     Mortgaged Property
1.1D     Existing Letters of Credit
1.1E         Consolidated EBITDA
4.1(d)         Contingent Liabilities
4.4(b)         Consents; Authorizations
4.13     Pension Plans
4.16         Subsidiaries; Capital Stock
4.20(a)         Filing Jurisdictions
6.2(j)     Accounts
6.13         Post-Closing Actions
7.2(e)         Existing Indebtedness
7.3(f)         Existing Liens
7.5(l)         Scheduled Dispositions
7.7(k)         Existing Investments

EXHIBITS:

A         Form of Guarantee Agreement
B-1         Form of US Security Agreement
B-2         Form of German Security Agreements
B-3         Form of UK Security Agreement
C        Form of Borrowing Request
D        Form of Interest Election Request
E        Form of Compliance Certificate
F        Form of Closing Certificate
G        Form of Assignment and Assumption
H        Form of U.S. Tax Compliance Certificate
I-1        Form of Increased Facility Activation Notice—Incremental Revolving Commitments
I-2     Form of New Lender Supplement
J        Form of Borrowing Base Certificate
K        Form of Intercreditor Agreement
L        Form of Solvency Certificate
v

ABL CREDIT AGREEMENT (this “Agreement”), dated as of February 1, 2019, among Thor Industries, Inc., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower identified on the signature pages hereto as US Co-Borrowers, (the “US Co-Borrowers” and together with the Parent Borrower and any other Borrowers that are Domestic Subsidiaries and are added as Borrowers pursuant to the terms of this Agreement, collectively, the “US Borrowers”), Carado GmbH, Sunlight GmbH, Capron GmbH, Niesmann+Bischoff GmbH, Movera GmbH and Erwin Hymer Center Bad Waldsee GmbH, each a limited liability company organized under the laws of Germany and Dethleffs GmbH & Co. KG, Bürstner GmbH & Co. KG, Hymer GmbH & Co. KG and LMC Caravan GmbH & Co. KG, each a limited liability partnership organized under the laws of Germany (collectively the “German Borrowers”), Erwin Hymer Group UK Ltd., a company incorporated under the laws of England and Wales (the “UK Borrower”, and together with the German Borrower, collectively, the “European Co-Borrowers” and together with the US Borrowers and any Additional Borrowers, collectively, the “Borrowers”), several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published by two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the SOFR Reference Rate methodology. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as so determined would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Field Examination” means a field examination conducted by the Administrative Agent or its designee of the Accounts, Inventory and related working capital matters of the applicable Borrower and its Subsidiaries and of the related data processing and other systems of the applicable Borrower and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Acceptable Inventory Appraisal” means an appraisal of the Inventory of the applicable Borrower and its Subsidiaries from a firm (or firms) satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Account” has the meaning set forth in the Security Documents, as applicable.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means the acquisition by the Parent Borrower, directly or indirectly, of 100% of the Capital Stock of the Target.
“Acquisition Agreement” means the Sale and Purchase Agreement, dated as of September 18, 2018, among Gertraud Hymer, Carolin Hachenberg, Christian Hymer, as sellers (collectively, the “Sellers”), Tyr Holdings LLC & Co. KG, as buyer, and the Parent Borrower.

“Acquisition Documentation” means collectively, (i) the Acquisition Agreement and all schedules, exhibits and annexes thereto and (ii) all side letters and agreements affecting the terms thereof that are material to the interests of the Lenders.

“Acquisition Signing Date” means September 18, 2018.

“Additional Borrower” has the meaning set forth in Section 10.20.

“Additional Permitted Amount” has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Excess Availability” means Availability plus Qualified Unrestricted Cash.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent and collateral agent for the Lenders hereunder. References to the “Administrative Agent” shall include any branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. in accordance with this Agreement for the purpose of performing its obligations in such capacity.

“Advisory Fees” has the meaning set forth in the definition of Consolidated EBITDA.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the Dollar Equivalent amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Rate” means, for any day and for any currency, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion in consultation with the Parent Borrower based on market conditions, reflecting the cost to the Lenders of obtaining funds, plus (b) the Applicable Margin for Term Benchmark Loans denominated in Dollars. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“Amendment No. 1” means the Amendment No. 1 to ABL Credit Agreement, dated as of the Amendment No. 1 Effective Date.

“Amendment No. 2” means the Amendment No. 2 to ABL Credit Agreement, dated as of the Amendment No. 2 Effective Date.

“Amendment No. 3” means the Amendment No. 3 to ABL Credit Agreement, dated as of the Amendment No. 3 Effective Date.

“Amendment No. 1 Effective Date” means September 1, 2021, the date on which all conditions precedent set forth in Section 4 of Amendment No. 1 are satisfied.

“Amendment No. 2 Effective Date” means May 1, 2023, the date on which all conditions precedent set forth in Section 4 of Amendment No. 2 are satisfied.

“Amendment No. 3 Effective Date” means November 15, 2023, the date on which all conditions precedent set forth in Section 4 of Amendment No. 3 are satisfied.

“Ancillary Document” has the meaning set forth in Section 10.8(b).

“Anti-Boycott Laws” has the meaning set forth in Section 1.6.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Parent Borrower or its Subsidiaries is located or doing business that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means a rate per annum determined pursuant to the Applicable Pricing Grid based on Average Quarterly Adjusted Excess Availability as set forth in the definition of Applicable Pricing Grid.

“Applicable Pricing Grid” means, for any day, with respect to any ABR Loan or Term Benchmark Loan, RFR Loan, Overnight Rate Loans (denominated in Pounds Sterling), Overnight Rate Loans (denominated in Dollars and Euro and based on SOFR), CBR Loan (denominated in Pounds Sterling) CBR Loan (denominated in Dollars or Euro) or Overnight Rate Loan (denominated in Euro and based on ESTR) payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread”, “RFR Spread”, “Overnight Rate Spread (Pounds Sterling)”, “Overnight Rate Spread (Dollars and Euro (SOFR))”, “CBR Spread (Pounds Sterling)”, “CBR Spread (Dollars and Euro)” or “Overnight Rate Spread (Euro (ESTR))”, as the case may be, as defined in the table set forth below, based upon the Average Quarterly Adjusted Excess Availability (as a percentage of Total Commitments) during the most recently ended fiscal quarter of the Parent Borrower; provided that the Applicable Pricing Grid shall be set at Category 1 during the period from the Amendment No. 1 Effective Date to, and including, the last day of the first fiscal quarter of the Parent Borrower ending after the Amendment No. 1 Effective Date:

Average Quarterly Adjusted Excess Availability (as a percentage of Total Commitment	ABR Spread	Term Benchmark Spread/ Overnight Rate Spread (Dollars and Euro (Daily Simple SOFR))/ CBR Spread (Dollars and Euro)	RFR Spread/ Overnight Rate Spread (Pounds Sterling)/CBR Spread (Pounds Sterling)	Overnight Rate Spread (Euro (ESTR)
Category > 50%	0.25%	1.25%	1.2826%	1.2956%
Category ≤ 50%	0.50%	1.50%	1.5326%	1.5456%

For purposes of the foregoing, each change in the Applicable Pricing Grid resulting from a change in Average Quarterly Adjusted Excess Availability (as a percentage of Total Commitments) shall be effective during the period commencing on and including the ~~first~~date that is the third Business Day after the last day of each fiscal quarter of the Parent Borrower and ending on the day immediately prior to the third Business Day after the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Pricing Grid on ~~the first day of any fiscal quarter of the Parent Borrower~~such date, the Average Quarterly Adjusted Excess Availability (as a percentage of Total Commitments) during the most recently ended fiscal quarter of the Parent Borrower shall be used.

Notwithstanding the foregoing, the Average Quarterly Adjusted Excess Availability (as a percentage of Total Commitments) shall be deemed to be in Category 2 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate required to be delivered by them pursuant to Section 6.2(f), during the period from the expiration of the time required for delivery thereof until the ~~immediately following~~third Business Day after the date such Borrowing Base Certificate is so delivered. In addition, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Parent Borrower (which notice may be revoked at the option of the Administrative Agent or the Required Lenders, as applicable, notwithstanding any provision of Section 10.1 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Applicable Reference Period” means as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended October 31, 2018).

“Applicable Transactions” has the meaning set forth in the definition of Pro Forma Basis.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” has the meaning set forth in Section 10.6(b).

“Arranger” means each Joint Lead Arranger and Joint Bookrunner identified on the cover page of this Agreement.

“Assignee” has the meaning set forth in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit G, or such other form as the Administrative Agent may approve.

“Attributable Indebtedness” means in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Availability” means at any time, an amount equal to (a) the lesser of (i) the Total Commitments and (ii) the Borrowing Base minus (b) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding Revolving Loans).

“Available Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Currency” means Dollars, Euros, Pounds Sterling and Canadian Dollars, and any additional currencies determined after the Amendment No. 1 Effective Date by mutual agreement of the Borrowers, Lenders, Issuing Lenders and the Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market. In the event such additional currency is agreed upon, the Administrative Agent and the Parent Borrower may make such changes to the Loan Documents (without the consent of any other parties hereto) as reasonably determined by the

Administrative Agent to implement such Available Currency extensions of credit. Notwithstanding anything to the contrary herein, prior to the earlier of (i) December 31, 2021 and (ii) the date each Revolving Lender has confirmed to the Administrative Agent that it consents to funding Revolving Loans in Pounds Sterling, no Borrower may request any Revolving Loan denominated in Pounds Sterling.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for Dollars or any other Available Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(f).

“Average Quarterly Adjusted Excess Availability” means, for any fiscal quarter of the Parent Borrower, an amount equal to the average daily Adjusted Excess Availability during such fiscal quarter, as determined by the Administrative Agent’s system of records (absent manifest error); provided, that in order to determine Adjusted Excess Availability on any day for purposes of this definition, the Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(f) (or if prior thereto, Section 5.1(q) as of such day).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Restricted Subsidiaries by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transaction.

“Banking Services Obligations” means with respect to the Loan Parties or any of their Restricted Subsidiaries, any and all obligations of the Loan Parties or any of their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, conservator, trustee, monitor, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan” means a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Basel III” means:

(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Available Currency, the applicable Relevant Rate for such Available Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Available Currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Available Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Available Currency other than Dollars, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)in the case of any Loan denominated in Dollars, Adjusted Daily Simple SOFR;

(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Available Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Available Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Available Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning set forth in Section 10.7(a).“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by a relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender to the relevant Borrower and the Administrative Agent.

“Borrower Materials” has the meaning set forth in Section 10.15.

“Borrowing” means (a) Revolving Loans of the same Type and currency and made to the same Borrower, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Protective Advance or (c) a Swingline Loan.

“Borrowing Base” means, collectively, the US Borrowing Base, the German Borrowing Bases and the UK Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the applicable Borrower, in substantially the form of Exhibit J or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date” means any Business Day specified by the applicable Borrower as a date on which such Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.2, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Business” has the meaning set forth in Section 4.18(b).

“Business Day” means a day other than a Saturday, a Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, (a) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such loans referencing the Adjusted Term SOFR Rate, any such date that is only a U.S. Government Securities Business Day (b) with respect to notices and determinations in connection with, and payments of principal and interest on Loans having an interest rate determined by reference to the Overnight Rate, such day is also a day for trading by and between banks in Available Currency deposits in the applicable interbank market, (c) when used in connection with a Term Benchmark Loan or Loans to the European Co-Borrower, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and/or Frankfurt, (d) with respect to any transaction in Euros (including notices with respect thereto), such day is also a day on which is Target Day, (e) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Available Currency of such RFR Loan, any such day that is only an RFR Business Day and (f) in relation to Letters of Credit denominated in Canadian Dollars, “Business Day” shall also exclude any day on which banks are not open for general business in Toronto, Canada.

“Canadian Dollars” means lawful money of Canada.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided further that all leases of any Person that were or would have been characterized as operating leases in accordance with GAAP immediately prior to July 31, 2018 (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement if any change in GAAP following such date would otherwise require such leases to be re-characterized as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Investments by a Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Available Currency determined after the Amendment No. 1 Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period and (c) any other Available Currency determined after the Amendment No. 1 Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Available Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable Available Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate, as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“CFC” means each Person that is a “controlled foreign corporation” for purposes of the Code.

“CFC Subsidiary” means any Subsidiary that is (a) a CFC, (b) a Domestic Subsidiary (including any Person classified as a partnership or disregarded entity, in each case for US federal income tax purposes owned by such Domestic Subsidiary) substantially all of the assets of which consist of Capital Stock or Indebtedness of one or more CFCs, or (c) owned directly or indirectly by a CFC (including any Person classified as a partnership or disregarded entity, in each case for US federal income tax purposes owned by such CFC).

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock of the Parent Borrower (other than the acquisition by the Sellers in connection with the Equity Contribution) representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Parent Borrower; (b) persons who were (i) directors of the Parent Borrower on the Closing Date, (ii) nominated by the board of directors of the Parent Borrower or (iii) appointed by directors who were directors of the Parent Borrower on the Closing Date or were nominated or approved as provided in clause (ii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Parent Borrower; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Parent Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness (other than Continuing External Debt) of the Parent Borrower or any of its Restricted Subsidiaries.

“Closing Date” means the date on which the conditions precedent to the effectiveness set forth in Section 5.1 are satisfied, which date was February 1, 2019.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collection Account” means individually and collectively, each “Collection Account” or similar term referred to in the applicable Security Documents.

“Commitment” means as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Letters of Credit and Protective Advances in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Increased Facility Activation Notice pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The Total Commitments on the Amendment No. ~~1~~3 Effective Date is $1,000,000,000.

“Commitment Fee Rate” means 0.20% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit E.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October 2018.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Taxes” means for any period, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)income tax expense,

(b)interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and the Term Loans),

(c)depreciation and amortization expense,

(d)non-cash charges, losses, expenses or impairments, including stock-based compensation and LIFO reserves established during such period from time to time (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period),

(e)any extraordinary, unusual or non-recurring expenses or losses (including losses on sale of equipment or businesses outside of the ordinary course of business),

(f)any fees, charges, costs or expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness or Capital Stock, or amendment, modification, repayment or refinancing of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the ~~Closing~~Amendment No. 3 Effective Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees (collectively, “Advisory Fees”),

(g)any fees and expenses incurred in connection with the Transactions, including Advisory Fees and (solely for purposes of this clause (g)) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management,

(h)restructuring and similar charges, accruals, reserves, severance, relocation costs, integration and facilities opening costs and other business optimization expenses (including in connection with revenue synergies), signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans,

(i)the amount of pro forma “run-rate” cost savings, operating expense reductions and synergies actually implemented by the Parent Borrower or related to a Permitted Acquisition projected to be realized as a result of actions taken or are expected to be taken, in each case, that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized as a result of Permitted Acquisitions, Dispositions permitted under Section 7.5, cost savings or business optimization initiatives or other similar transactions or initiatives taken on or after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (i) actions in respect of such cost-savings, operating expense reductions, and synergies have been, or will be, taken within 18 months of the applicable Initiative, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than six full fiscal quarters after the applicable Initiative, (iv) the Parent Borrower must deliver to the Administrative Agent (A) a certificate of a Responsible Officer setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (B) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions and synergies and (v) with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (i) shall not exceed 25% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (i)),

(j)non-recurring cash expenses recognized for restructuring costs, information technology and other integration costs and business optimization expenses in connection with any Initiative,

(k)net unrealized losses on Swap Agreements, and

minus,

(a)to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(i)any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business),

(ii)income tax credits (to the extent not netted from income tax expense),

(iii)net unrealized gains on Swap Agreements and

(iv)any other non-cash income (including gains on the sale of equipment or businesses and LIFO reserves terminated during such period from time to time) other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period and

(b)any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio, Four Quarter EBITDA or Consolidated Fixed Charge Coverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Notwithstanding the foregoing, but subject to the immediately preceding sentence and any adjustments made pursuant to a calculation made on a “Pro Forma Basis”, Consolidated EBITDA for each of the fiscal quarters ended January 31, 2018, April 30, 2018, July 31, 2018 and October 31, 2018 shall be deemed to be the respective amounts set forth of Schedule 1.1E.

“Consolidated Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Parent Borrower and its Restricted Subsidiaries during such period on account of Capital Expenditures (excluding Capital Expenditures financed through the incurrence of Indebtedness or the issuance of Capital Stock otherwise permitted under this Agreement) less expenses for taxes paid in cash during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled principal payments made (or scheduled principal payments required to be made) during such period on account of principal of Indebtedness of the Parent Borrower or any Restricted Subsidiary and (c) Restricted Payments and prepayments of Junior Indebtedness made in cash during such period pursuant to Section 7.6(b), (g), (h) or (i) or Section 7.8(a)(iv) or (v).

“Consolidated Interest Expense” means for any period, total cash interest expense (including imputed interest expense attributable to Capital Lease Obligations) of the Parent Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash on such day to (b) Consolidated EBITDA for such Reference Period.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the cumulative effect of a change in accounting principles, (b) the net after tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), (c) the net after tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any equity interests of any person other than in the ordinary course of business, as determined in good faith by a Responsible Officer of the Parent Borrower, (d) the net after tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations, (e) the net after tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, hedge agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), (f) the net income (or loss) for such period of any Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Parent Borrower or any Restricted Subsidiary in respect of such period in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents), (g) the effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting, as the case may be, in connection with the Transactions, any Acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, (h) impairment and amortization charges, asset write offs and write downs (but excluding any write offs or write downs of inventory), including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, (i) non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, restricted stock units, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions, (j) (i) charges and expenses pursuant to any management equity plan, long term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of equity interests held by management of the Parent Borrower or any Restricted Subsidiary, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of equity interests (other than Disqualified Capital Stock) of the Parent Borrower, (k) any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations (but only for so long as such loss, charge or expense remains a non-cash contingent obligation), (l) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 365 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption, (m) (i) non-cash or unrealized gains or losses in respect of obligations under hedge agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under hedge agreements, and (ii) gains or losses resulting from unrealized currency translation gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) hedge agreements for currency exchange risk and (y) intercompany Indebtedness), (n) non-cash interest and similar charges or expenses on defined benefit, defined contribution or other pension plans, (o) any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Parent Borrower or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, (p) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Loan Documents, to the extent actually reimbursed, or, so long as the Parent Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period), (q) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 712 and 715, Statement on Financial Accounting Standards Nos. 87, 106 and 112, as applicable, and any other items of a similar nature, (r) non-recurring charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, consolidation, amalgamation, Division, Investment, recapitalization, Disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including in connection with the Transactions and any such transaction consummated prior to the ~~Closing~~Amendment No. 3 Effective Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger, consolidation, amalgamation or Division expenses) incurred as a result of any such transaction and (s) losses, charges and expenses relating to the Transactions paid within the six months after the Closing Date (including, without limitation, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out of pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication).

“Consolidated Secured Debt” means at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Leverage Ratio” means as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate Unrestricted Cash on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets” means at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” means at any date (without duplication), all Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Parent Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing External Debt” means Indebtedness of Target and its Subsidiaries that by its terms cannot be prepaid without the consent of the lender(s) thereof and which remains outstanding on the Closing Date.

“Continuing External Debt Payoff Amount” means, with respect to the Continuing External Debt for which both (a) the consent to the repayment thereof is required and such consent has not been obtained from the lender(s) thereof and (b) an event of default (or equivalent event) exists thereunder in connection with the Loan Parties’ entry into or consummation of the Transactions, the aggregate amount necessary to repay the principal, interest and any estimated break costs for such Continuing External Debt, as determined by good faith estimate of the Parent Borrower, in consultation with the Administrative Agent.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under s38 or s47 of the United Kingdom’s Pensions Act 2004.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any Arranger.

“Daily Simple ESTR” means, for any Business Day, an interest rate per annum of ESTR, based on the published rate of ESTR as of the Business Day of such request. Any change to the Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice to the Parent Borrower; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Parent Borrower.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, the greater of (a), SONIA for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (b) 0% and (ii) Dollars (only to the extent set forth in Section 2.16), the greater of (a) Daily Simple SOFR and (b) 0%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Borrowing” when used in reference to any Loan or Borrowing, only to the extent set forth in Section 2.16, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally including without limitation, the United Kingdom’s Insolvency Act 1986.

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans or Protective Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or a direct or indirect parent entity thereof has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deposit Account” has the meaning set forth in the Uniform Commercial Code of the State of New York, or with respect to Foreign Loan Parties, such comparable term as set forth in the applicable Security Documents.

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in the US Security Agreement and, in relation to any German Security Document or UK Security Document, any similar agreements, documentation or requirement (including a notice of charge (or as the case may be, a notice of assignment)) necessary to perfect the security interest of the Administrative Agent and/or effect control over the relevant deposit or collections accounts referred to in such Security Documents.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties as determined by the Administrative Agent in its Permitted Discretion.

“Dilution Ratio” means at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months (or such shorter period as determined by the Administrative Agent in its Permitted Discretion) divided by (b) total gross sales for the twelve (12) most recently ended fiscal months (or the applicable shorter period determined by the Administrative Agent in its Permitted Discretion).

“Dilution Reserve” means at any date, (a) the percentage amount by which the applicable Dilution Ratio exceeds five percent multiplied by (b) the Eligible Accounts.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of transfers and whether effected pursuant to a Division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c)is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the applicable Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Revolving Termination Date (or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) any Person that was specifically identified by the Parent Borrower to the Administrative Agent in writing by name prior to the Closing Date, (b) any entity that is a competitor of the Parent Borrower, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that has been specified by the Parent Borrower in writing to the Administrative Agent on or after the Closing Date, and (c) any Affiliate of any Person described in the foregoing clauses (a) or (b) that is either (i) clearly identifiable solely on the basis of the similarity of its name as an Affiliate of such Person(s) and is not a bona fide debt investment fund or (ii) identified as an Affiliate in writing after the date hereof in a written supplement to the Disqualified Lenders List and is not a bona fide debt investment fund; provided that notwithstanding anything herein to the contrary, (i) any person that is a Lender and subsequently becomes a Disqualified Lender will be deemed to not be a Disqualified Lender hereunder, (ii) “Disqualified Lender” shall exclude any Person identified by the Parent Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent, and (iii) in no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Parent Borrower from time to time) (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, has (1) acquired an assignment or participation interest under this Agreement, (2) entered into a trade to acquire an assignment or participation interest under this Agreement or (3) become a Competitor before such entity is added to the list of Disqualified Lenders (the “Disqualified Lenders List”).

“Dividing LLC” has the meaning set forth in the definition of “Division”.

“Division” means that division of the assets and/or liabilities of an LLC (the “Dividing LLC”) among two or more LLCs (whether pursuant to a “plan of division” or similar arrangement) which may or may not include the Dividing LLC. The terms “Divide” and “Divided” shall have correlative meanings.

“Division Successor” means any LLC that, upon the consummation of a Division of a Dividing LLC, holds all or any portion of the assets or liabilities previously held by such Dividing LLC immediately prior to the consummation of such Division. A Dividing LLC which retains any of its assets or liabilities after a Division shall be a Division Successor upon the occurrence of such Division in respect of such assets and/or liabilities.

“Documentation Agents” means the Documentation Agents identified on the cover page of the Agreement.

“Documents” has the meaning set forth in the Uniform Commercial Code of the State of New York, or with respect to Foreign Loan Parties, such comparable term as set forth in the applicable Security Documents.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in another Available Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of Dollars with such Available Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Available Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion in consultation with the Parent Borrower (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion in consultation with the Parent Borrower) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion in consultation with the Parent Borrower.

“Dollars” , “dollars” or “$” means lawful money of the United States of America.

“Domestic Guarantor” means (a) the Parent Borrower and each Restricted Subsidiary of the Parent Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary) and (b) each other Restricted Subsidiary that is a Domestic Subsidiary and an obligor under or guarantor in respect of the Term Loans or any Permitted Refinancing in respect thereof.

“Domestic Loan Party” means, without duplication, each US Borrower and each Domestic Guarantor.

“Domestic Qualifying Account” means the accounts set forth on Schedule 6.2(j)(ii).

“Domestic Subsidiary” means any Restricted Subsidiary of the Parent Borrowerorganized under the laws of any jurisdiction within the United States.

"Dutch Collection Account” has the meaning set forth in Section 6.12(c).

“Dutch Security Document" means the second ranking Dutch law governed deed of pledge over the shares in the capital of Sif Industries B.V. among the Parent Borrower as pledgor, the Administrative Agent as pledgee and Sif Industries B.V. as the company and any other deed of pledge, deed of mortgage or other agreement entered into by a Loan Party granting a security interest in favor of the Administrative Agent that is governed by Dutch law, in each case, in form and substance satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EHG” means Erwin Hymer Group SE.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a)which is not subject to a first priority perfected security interest in favor of the Administrative Agent; provided that Accounts shall not be deemed ineligible with respect to this clause (a) solely as the result of a Lien thereon of the type described in the definition of Priority Payable Reserve, solely to the extent an applicable Priority Payable Reserve is maintained with respect to such Accounts;

(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien in favor of the Term Loan Administrative Agent which does not have priority over the Lien in favor of the Administrative Agent, (iii) a Lien in favor of the administrative agent or trustee in respect of any Permitted Additional Junior Lien Indebtedness which does not have priority over the Lien in favor of the Administrative Agent and (iv) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent; provided that Accounts shall not be deemed ineligible with respect to this clause (b) solely as the result of a Lien thereon of the type described in the definition of Priority Payable Reserve, solely to the extent an applicable Priority Payable Reserve is maintained with respect to such Accounts;

(c)(i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days from the date of the original invoice therefor or more than 60 days from the original due date);

(d)which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25% of the aggregate Eligible Accounts (provided that, with respect to Freedom Roads LLC (also known as Camping World) only, such percentage shall be thirty-five percent (35%));

(f)with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Document has been breached or is not true in any material respect;

(g)which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent (utilizing its Permitted Discretion) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or cash-on-delivery or any other repurchase or return basis (other than rights related to the return or repossession of finished goods by Loan Parties of the type described in clause (ii) of the parenthetical to clause (f) of the definition of “Eligible Inventory”) or (vi) relates to payments of interest;

(h)(i) for which the goods giving rise to such Account have not been transferred in accordance with stated shipping terms to the Account Debtor or for which the services giving rise to such Account have not been performed by a Loan Party or (ii) for which the goods giving rise to such Account have been transferred in accordance with stated shipping terms to the Account Debtor by FOB destination and such goods have not yet been received by the Account Debtor;

(i)with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, or liquidator of all or substantially all of its assets, (ii) had possession of all or substantially all of its property taken by any receiver, interim receiver, custodian, trustee, monitor or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code (or analogous Debtor Relief Laws) and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business or, in the case of clauses (i) or (ii), the equivalent in any applicable jurisdiction;

(k)which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)which is owed in any currency other than those set forth on Schedule 1.1B;

(m)which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, in each case, unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(n)which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o)which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p)which is subject to any counterclaim, deduction, defense, setoff or dispute (which shall include any current account arrangement (Kontokorrentabrede)) but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q)which is evidenced by any promissory note, chattel paper or instrument;

(r)which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party (i) has filed such report or qualified to do business in such jurisdiction, (ii) is exempt from such filing requirement, (iii) is otherwise not required to make such filing under the Law; provided that such Loan Party has made any such filing promptly following (A) the occurrence and continuance of an Event of Default or (B) a request therefor by the Administrative Agent in the exercise of its Permitted Discretion or the Required Lenders;

(s)which is owed by an Account Debtor that is a Sanctioned Person;

(t)with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account, in each case, to the extent thereof;

(u)which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that provides that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(w)which was created on cash on delivery terms;

(x)which, in respect of any European Co-Borrower, is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of restricting the assignment for or by way of security or the creation of security over such Account generally, in each case unless such limitation is not enforceable with respect to Accounts governed by German law due to Section 354a of the German Commercial Code such limitation is otherwise not enforceable;

(y)as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than (i) in the case of Accounts owing to any US Loan Party, the United States, any state thereof or the District of Columbia, (ii) in the case of Accounts owing to any European Co-Borrower, any Eligible Jurisdiction or (iii) an Account that is (x) backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, (y) supported by credit insurance acceptable to the Administrative Agent, naming the Administrative Agent as an additional insured and lender loss payee (calculated net of the amount of any premiums, deductibles, co-insurance, fees or similar costs of and amounts relating to such credit insurance payable by any Borrower)

or (z) solely with respect to the European Co-Borrowers, such Accounts that are acceptable to the Administrative Agent in its Permitted Discretion;

(z)which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada or, solely with respect to any Account Debtor of any European Co-Borrower, any Eligible Jurisdiction, and (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province or territory of Canada, or, solely with respect to any Account Debtor of any European Co-Borrower, is not incorporated or established in an Eligible Jurisdiction, in each case, unless such Account is (x) backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, (y) supported by credit insurance acceptable to the Administrative Agent, naming the Administrative Agent as an additional insured and lender loss payee (calculated net of the amount of any premiums, deductibles, co-insurance, fees or similar costs of and amounts relating to such credit insurance payable by any Borrower) or (z) solely with respect to the European Co-Borrowers, such Accounts that are acceptable to the Administrative Agent in its Permitted Discretion;

(aa)which is excluded from the scope of any Security Document by virtue of the definition of “Excluded Assets”;

(bb)which is subject to any subsisting (i) factoring agreement and/or (ii) receivables financing agreement; or

(cc)which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four days after delivery of notice thereof to the applicable Borrower and the Lenders; provided that if consultation with the applicable Borrower and/or notice to the applicable Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) any Borrower, any Subsidiary or any other Affiliate of the Borrower; provided that solely for purposes of an assignment pursuant to Section 10.6(b), “Eligible Assignee” shall not include any Person that is a Disqualified Lender at the time of such assignment.

“Eligible Jurisdiction” means each of Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom (or, as the case may be, England, Scotland, Wales and Northern Ireland), provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries (other than Germany and the United Kingdom (or, as the case may be, England, Scotland, Wales and Northern Ireland)) comprising the Eligible Jurisdictions and subsequently add one or more countries back as Eligible Jurisdictions.

“Eligible Inventory” means at any time, the Inventory of the Loan Parties which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)which is not subject to a first priority perfected Lien in favor of the Administrative Agent, governed by the laws of the jurisdiction in which the Inventory in question is located; provided that Inventory shall not be deemed ineligible with respect to this clause (a) solely as the result of a Lien thereon of the type described in the definition of Priority Payable Reserve, solely to the extent an applicable Priority Payable Reserve is maintained with respect to such Inventory;

(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien in favor of the Term Loan Administrative Agent which does not have priority over the Lien in favor of the Administrative Agent, (iii) a Lien in favor of the administrative agent or trustee in respect of any Permitted Additional Junior Lien Indebtedness which does not have priority over the Lien in favor of the Administrative Agent and (iv) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent; provided that Inventory shall not be deemed ineligible with respect to this clause (b) solely as the result of a Lien thereon of the type described in the definition of Priority Payable Reserve, solely to the extent an applicable Priority Payable Reserve is maintained with respect to such Inventory;

(c)which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority having regulatory authority over such Inventory, in each case, in any material respect;

(e)in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) provide on any purchase order or invoice with respect to such Inventory as having an interest therein;

(f)which is not raw materials, work-in-process or finished goods or which constitutes supplies, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (provided that (i) supplies may be included if approved by the Administrative Agent and shown on an applicable appraisal acceptable to Administrative Agent in its Permitted Discretion and (ii) finished goods that are returned to or repossessed by a Loan Party shall be included so long as (x) such finished goods were returned or repossessed (A) as a result of a dealer floor planning arrangement where such dealer has purchased such finished goods using financing provided by a dealer financier and defaulted in its payment to such financier or (B) as otherwise required by law; (y) the title to such finished good has fully vested in the Loan Party; and (z) such finished goods are not otherwise excluded under clause (c) above);

(g)which is not located in the U.S. or Canada in the case of the US Loan Parties, in the case of the UK Borrower, England and Wales and, in the case of any German Borrower, Germany or is in transit with a common carrier from vendors and suppliers (it being understood that any such Inventory that is in transit from any Loan Party to another Loan Party or from any Loan Party to a warehouse owned or leased by such Loan Party or another Loan Party within the same jurisdiction shall not be excluded pursuant to this clause (g) solely because such Inventory is in transit; provided that in the case of any such Inventory in transit to a warehouse leased by a Loan Party, the Administrative Agent has received a Collateral Access Agreement in respect thereof that continues to be in effect or an appropriate Rent Reserve has been taken in respect thereof);

(h)which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement, (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion or (iii) the Inventory is located at an Excluded Germany Location;

(i)which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor unless such third party or outside processor has delivered to the Administrative Agent a Collateral Access Agreement and Reserves have been established by the Administrative Agent in its Permitted Discretion;

(k)which is a discontinued product (excluding discontinuations of products for specific model years as a result of update to the next model year);

(l)which is the subject of a consignment by the applicable Loan Party as consignor;

(m)which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)which is not reflected in the books and records of the Loan Parties (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory), unless permitted by the Administrative Agent;

(o)for which reclamation rights have been asserted by the seller;

(p)which has been acquired from a Sanctioned Person;

(q)for which (i) any contract or related documentation (including invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof or (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory of a European Co-Borrower which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this clause (q) in the event that (A) the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant European Co-Borrower or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory;

(r)Inventory subject to any dealer floorplanning arrangement;

(s)Inventory at any location with less than $100,000 in Inventory;

(t)Inventory consisting of or containing Hazardous Materials (other than gasoline, diesel or oil); or

(u)which the Administrative Agent in its Permitted Discretion determines is unacceptable.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four days after delivery of notice thereof to the applicable Borrower and the Lenders; provided that if consultation with the applicable Borrower and/or notice to the applicable Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Contribution” means the direct or indirect issuance on the Closing Date of shares of common stock of the Company to the Sellers with a value equal to approximately 10% of the aggregate base purchase price under the Acquisition Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member could be liable under the Code or ERISA.

“ERISA Event” means (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate). “ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two Business Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro” and “€” mean the single currency of the Participating Member States.

“European Co-Borrowers” has the meaning set forth in the preamble hereto.

“European Guarantor” means each Restricted Subsidiary of the Parent Borrower that is organized under the laws of any member state of the European Union or England and Wales, Scotland or Northern Ireland (other than an Excluded Subsidiary) and has executed the Guarantee Agreement and entered into Security Documents; provided, however, in no event shall a European Guarantor include Erwin Hymer Center Bad Waldsee GmbH.

“European Loan Party” means each European Co-Borrower and each European Guarantor.

“European LC Sub-Limit” means $25,000,000.

“European Obligations” means the Obligations of the European Loan Parties.

“European Revolving Loans” has the meaning set forth in Section 2.1(b).

“European Sub-Limit” means $250,000,000.

“European Swingline Sub-Limit” means $25,000,000.

“Event of Default” means any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) payroll accounts, fiduciary accounts, escrow accounts or other accounts that any Loan Party may hold in trust for others, (b) zero balance accounts and (c) other Deposit Accounts and Securities Accounts of the Loan Parties holding aggregate balances in an amount not to exceed the Dollar Equivalent of $10,000,000 for all such accounts at any one time; provided that no Collection Account shall at any time constitute an Excluded Account.

“Excluded Assets” means (a) Excluded Accounts; (b) Excluded Dealer Assets; (c) assets subject to certificates of title, letter of credit rights other than “supporting obligations” as defined in the UCC or equivalent provisions of the laws of any other applicable jurisdiction and commercial tort claims other than claims with a Dollar Equivalent value less than $5,000,000, for which a claim has been filed in a court of competent jurisdiction, except to the extent that a security interest may be granted therein by the filing of a financing statement; (d) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority; (e) equity interests in any person other than the Subsidiary Guarantors to the extent such person is not a wholly-owned Subsidiary and such pledge is not permitted by the terms of such Subsidiary’s organizational or joint venture documents, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or any other anti-assignment provisions of any other applicable jurisdiction; (f) equity interests in Unrestricted Subsidiaries; (g) any lease, license, contract or other agreement or document or any property subject to a purchase money security interest or similar arrangement not prohibited by the Loan Documents to the extent that a grant of a security interest therein would require the consent of a third party, violate or invalidate such lease, license, contract agreement, document or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Parent Borrower or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or any other anti-assignment provisions of any other applicable jurisdiction (other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any other anti-assignment provisions of any other applicable jurisdiction); (h) those assets as to which the Administrative Agent and the Parent Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (i) assets of any Subsidiary that is prohibited by applicable law, rule or regulation or, to the extent listed on Schedule 4.16 detailing what is excluded, by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from pledging assets to secure the Obligations or for which governmental (including regulatory) consent, approval, license or authorization would be required for a pledge of such assets unless such consent, approval, license or authorization has been received; (j) assets to the extent a pledge, guarantee, security interest, payment or other action with respect to or in such assets to secure the Obligations would result in an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code or would otherwise result in a material adverse tax consequence, as reasonably determined by the Parent Borrower and in consultation with the Administrative Agent; (k) any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such Intellectual Property under applicable law; and (l) real property of any Foreign Loan Party (except for any UK Loan Party).

“Excluded Dealer Assets” means, with respect to the Target and its Restricted Subsidiaries, the non-core assets of dealers acquired in connection with business continuation initiatives with the view of Disposing such assets consistent with past practices.

“Excluded Dealer Subsidiary” means any Subsidiary all or substantially all of whose assets are comprised of Excluded Dealer Assets.

“Excluded Dispositions” means the Disposition of the Capital Stock of the Excluded Dealer Subsidiaries or the Excluded Dealer Assets.

“Excluded Germany Location” means each location of a German Borrower in which it possesses a hereditary building right (Erbbaurecht) pursuant to section 1 para. 1 German hereditary building right act (Erbbaurechtsgesetz) and is a transferable and heritable in rem right to own buildings on or under the surface of a property.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Excluded Dealer Subsidiary, (c) any Immaterial Subsidiary, (d) any non-Wholly Owned Subsidiary that is a joint venture, to the extent the organizational documents thereof prohibit it from guaranteeing the Obligations, (e) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation that is listed on Schedule 4.16 and existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, licensor authorization has been received, (f) any CFC Subsidiary whose provision of a pledge, guarantee, security interest, payment or other action would constitute an investment in “United States property” within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code or would otherwise result in a material adverse tax consequence to the Parent Borrower or one of its Subsidiaries as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (g) not-for-profit Subsidiaries and captive insurance companies, (h) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness permitted to be incurred pursuant to the Loan Documents as assumed Indebtedness and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Subsidiary Guarantor and (i) any Subsidiary whose provision of a guarantee would have a cost (including tax cost), burden, difficulty or consequence that is excessive in relation to the value afforded thereby as agreed between the Parent Borrower and the Administrative Agent.

“Excluded Swap Obligation” means with respect to any Loan Party (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f), (g), (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) any UK Excluded Withholding Taxes.

“Existing Indebtedness Refinancing” has the meaning set forth in Section 5.1(d).

“Existing Letters of Credit” shall mean each standby letter of credit existing on the Closing Date and identified on Schedule 1.1D.

“Facility Office” means any office or offices of a Lender through which it will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCA” has the meaning set forth in Section 1.9.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Payment Date” means (a) the first calendar day of each August, November, February and May and (b) the last day of the Revolving Commitment Period.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under s43 of the United Kingdom’s Pensions Act 2004.

“Flood Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, the Overnight Rate, the EURIBOR Rate, or the Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, the Overnight Rate, the EURIBOR Rate, or the Daily Simple RFR shall be 0%.

“Foreign Borrowers” means the Borrowers that are not US Borrowers.

“Foreign Borrowing Limits” has the meaning set forth in Section 2.1(b).

“Foreign Guarantor” means each Restricted Subsidiary of the Parent Borrower that is a Foreign Subsidiary (other than an Excluded Subsidiary) and has executed the Guarantee Agreement and entered into Security Documents; provided, however, in no event shall a Foreign Guarantor include Erwin Hymer Center Bad Waldsee GmbH.

“Foreign Loan Party” means (i) each Foreign Borrower and (ii) each Foreign Guarantor.

“Foreign Obligations” means the Obligations of the Foreign Loan Parties.

“Foreign Qualifying Account” means the accounts set forth on Schedule 6.2(j)(i).

“Foreign Security Documents” means each Security Document that is not a US Security Document.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind other than any state social security arrangements that is not subject to US law and that is established, maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis or in respect of which any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis has any liability, obligation or contingent liability.

“Foreign Plan Event” means with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; © the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan, (d) the Pensions Regulator issues (i) a warning relating to a Financial Support Direction or a Contribution Notice or (ii) a Financial Support Direction or a Contribution Notice to any Loan Party that could reasonably be expected to result in a Material Adverse Effect or (e) any Loan Party has been notified that any of them has incurred a debt or other liability under Sections 75 or 75A of the United Kingdom’s Pensions Act 1995 that could reasonably be expected to result in a Material Adverse Effect.

“Four Quarter EBITDA” means, as of any date of determination, Consolidated EBITDA for the Reference Period most recently ended for such date for which financial statements shall have been delivered pursuant to Sections 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the Pro Forma Financial Statements delivered pursuant to Section 4.1(a), calculated on a Pro Forma Basis).

“Full Cash Dominion Period” means (a) each period when an Event of Default shall have occurred and be continuing or (b) each period beginning on the fifth consecutive Business Day on which Adjusted Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $60,000,000; provided that any such Full Cash Dominion Period commencing pursuant to clause (b) shall end when and if Adjusted Excess Availability shall have been not less than such specified level for 30 consecutive days; provided, further, that no Full Cash Dominion Period pursuant to clause (b) shall commence prior to the date that is ninety days following the Closing Date.

“Funding Office” means each office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“German Borrowers” has the meaning set forth in the preamble hereto.

“German Borrowing Base” means at any time, in relation to each German Borrower, the sum of:
(a)85% of that German Borrower’s Eligible Accounts at such time, plus

(b)the lesser of (i) 75% of that German Borrower’s Eligible Inventory (valued at the lower of cost (determined, with respect to any Eligible Inventory of that German Borrower, on a first-in-first-out basis) and market) and (ii) the product of (x) 85% (which percentage will be increased to 87.5% from January (starting with the first day of such month) to March (ending with the last day of such month) of each fiscal year; provided that, each fiscal year, the Parent Borrower may elect with respect to such fiscal year, with at least 15 days written notice to the Administrative Agent prior to the start of the three consecutive month period for such fiscal year (or in the event the start of such three consecutive month period is being pushed back and would occur after January at least 15 days prior to the first day of January), a different period of three consecutive months (starting with the first day of the applicable first month and ending on the last day of the applicable last month) be utilized for purposes of this clause (ii) so long as such different period occurs between December to April; provided, further, that no more than one such three consecutive month period may occur in any fiscal year); multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal of that German Borrower ordered by the Administrative Agent multiplied by (z) that German Borrower’s Eligible Inventory valued at the lower of cost (determined, with respect to any Eligible Inventory of that German Borrower, on a first-in-first-out basis) or market, minus

(c)Reserves (if any, and without duplication);

provided that (i) in determining the Net Orderly Liquidation Value percentage with respect to Inventory, the Administrative Agent may determine such percentage on a blended, product-line or other basis as it determines in its Permitted Discretion and (ii) no more than 70% of the Eligible Accounts and 35% of the Eligible Inventory of the German Borrower shall be included in any German Borrowing Base until an Acceptable Inventory Appraisal has been delivered to the Administrative Agent and an Acceptable Field Examination has been completed; provided that until the earlier of (x) the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the first date on which the Administrative Agent shall have received an Acceptable Inventory Appraisal and an Acceptable Field Examination shall have been completed, the Eligible Accounts and Eligible Inventory of the German Borrowers shall be included in the relevant German Borrowing Bases in the following manner: (A) the advance rate set forth in clause (a) shall be 70% and (B) in lieu of including Eligible Inventory of the German Borrowers in the applicable German Borrowing Bases in accordance with clause (b) above, the applicable German Borrowing Bases shall include 35% multiplied by the sum of such German Borrower’s Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market less provided, further that, notwithstanding the above, each German Borrowing Base shall be zero until such time as the relevant German Borrower has delivered to the Administrative Agent all applicable German Security Documents (and related evidence and other documentation which the Administrative Agent may reasonably request) to the satisfaction of the Administrative Agent in accordance with Section 5.1(n).

The Administrative Agent may, in its Permitted Discretion reduce the advance rates set forth above or adjust Reserves or reduce one or more of the other elements used in computing each German Borrowing Base, with any such changes to be effective three days after delivery of notice thereof to the Parent Borrower and the Lenders; provided that if consultation with the applicable German Borrower and/or notice to the applicable German Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion. Each German Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent (and detailing the German Borrowing Bases), pursuant to Section 5.1(r) or 6.2(f) of this Agreement.

“German Guarantee Limitations” means the limitations to enforcement of a guarantee in relation to any German Borrower as set out in the relevant Guarantee Agreement.

“German Insolvency Event” means:

(a)a German Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsun- fähigkeit), a status of over-indebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;

(b)a moratorium is declared in respect of any Indebtedness of a German Relevant Entity, or

(c)(i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) has been filed based on section 17 to section 19 of the German Insolvency Code (Insolvenzordnung), or actions are taken pursuant to section 21 German Insolvency Code (Insolvenzordnung) by a competent court.

“German Loan Party” means each of the German Borrowers and each Subsidiary Guarantor that (a) is organized under the laws of Germany, and/or (b) becomes a party to a German Security Document and the Guarantee Agreement.

“German Qualifying Lender” means, in respect of interest payable by a German Taxed Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement or documents related to this Agreement and is:

(a)lending through a Facility Office in Germany; or

(b)a German Treaty Lender.

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“German Security Agreements” means the agreements substantially in the form of Exhibit B-2, or such other form as the Administrative Agent may approve.

“German Security Documents” means the German Security Agreement and each pledge agreement, security assignment agreement, security transfer agreement, land charge deed, security purpose agreement or other agreement that is entered into by any German Loan Party in favor of the Administrative Agent, and any other pledge agreement, security assignment agreement, security transfer agreement, land charge deed, security purpose agreement, security confirmation agreement, supplemental account pledge agreement or other agreement entered into by a Loan Party granting a security interest in favor of the Administrative Agent that is governed by the laws of Germany, in each case, in form and substance satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“German Taxed Borrower” means a Borrower that is resident for tax purposes in Germany.

“German Treaty” has the meaning set forth in the definition “German Treaty State”.

“German Treaty Lender” means a Lender which:

(a)is treated as a resident of a German Treaty State for the purposes of the German Treaty; and

(b)does not carry on a business in Germany through a permanent establishment with which that Lender's participation in the Loan or Letter of Credit is effectively connected.

“German Treaty State” means a jurisdiction having a double taxation agreement with Germany (“German Treaty”) which makes provision for full exemption from tax imposed by Germany on interest.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body, the European Central Bank and the Council of Ministers of the European Union) exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to the Parent Borrower and its Restricted Subsidiaries.

“Guarantee Agreement” means the ABL Guarantee Agreement to be executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," "toxic materials," "toxic waste," or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto), by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto) or any other applicable Governmental Authority; and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent Borrower most recently ended, have gross assets with a value in excess of 5% of Consolidated Total Assets and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Parent Borrower most recently ended, did not have gross assets with a value in excess of 10% of Consolidated Total Assets for the fiscal quarter of the Parent Borrower most recently ended. Each Immaterial Subsidiary as of the Closing Date is noted in Schedule 4.16, and the Parent Borrower shall update the list of Immaterial Subsidiaries on a quarterly basis after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time as set forth in Section 6.2(a).

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Commitments” has the meaning set forth in Section 2.24(a).

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8(e) only, all net obligations of such Person in respect of Swap Agreements; provided that Indebtedness shall not include (i) trade payables incurred in the ordinary course of such Person’s business and not overdue more than 90 days, (ii) deferred compensation payable to directors, officers or employees of any Group Member, (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iv) any other indebtedness or portion thereof with respect to which and to the extent the trustee or other applicable depository in respect of such indebtedness holds cash or cash equivalents in an amount sufficient to repay the principal of, and accrued interest on, such indebtedness, and the foregoing shall constitute a redemption or a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or Letter of Credit and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.5.

“Insolvent” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the ABL/Term Loan Intercreditor Agreement, dated as of the Closing Date, among the Parent Borrower, certain Subsidiary Guarantors, the Administrative Agent and the Term Loan Administrative Agent, substantially in the form of Exhibit K.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.12, which shall be substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) as to any ABR Loan (other than any Swingline Loan), the first calendar day of each August, November, February and May to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof, (e) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (f) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (g) subject to Section 2.16, with respect to any Daily Simple SOFR Loan each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month). Interest Payment Date shall also include the Revolving Termination Date.

“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter, as selected by the applicable Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment, as selected by the applicable Borrower by irrevocable notice by submitting an Interest Election Request to the Administrative Agent not later than 12:00 Noon, Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)no Borrower may select an Interest Period that would extend beyond the Revolving Termination Date; and

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

(iv)no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for specification in such Borrowing Request or Interest Election Request.

“Inventory” has the meaning set forth in the applicable Security Documents, as applicable.

“Investments” has the meaning set forth in Section 7.7.

“IRS” means the United States Internal Revenue Service.

“Issuer Individual Commitment” means (a) $20,000,000 respectively, for each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Bank of Montreal~~,~~ and U.S. Bank ~~National Association and Wells Fargo Bank,~~ National Association and (b) the commitment of each additional Issuing Lender to issue Letters of Credit hereunder.

“Issuing Lender” means each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Bank of Montreal, U.S. Bank ~~National Association, Wells Fargo Bank,~~ National Association, any additional Issuing Lender pursuant to Section 3.1(c) and any other Revolving Lender approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates or branches, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender. For the avoidance of doubt, Barclays Bank PLC shall only be required to provide standby Letters of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by any Borrower or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“JPMCB” JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Indebtedness” means (a) any Subordinated Indebtedness and (b) any Material Unsecured Indebtedness of any Group Member.

“L/C Commitment” means $~~100,000,000~~80,000,000 (which is a sublimit of the Commitments), as such amount may be reduced from time to time by the mutual agreement of the Administrative Agent and the Parent Borrower.

“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit, including in respect of a time draft presented thereunder.

“L/C Exposure” means at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Lenders other than the Issuing Lender.

“LCA Election” has the meaning set forth in Section 1.4.

“LCA Test Date” has the meaning set forth in Section 1.4.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” has the meaning set forth in the preamble hereto.

“Letters of Credit” has the meaning set forth in Section 3.1(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment by way of security, retention of title arrangement, right of retention or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing and, in general, any right in rem created for the purpose of granting security).

“Limited Condition Acquisition” means any acquisition, including by way of merger, consolidation, amalgamation or Division, by Parent Borrower or one or more Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means the lesser of (a) the Total Commitments and (b) the Borrowing Base.

“LLC” means any Person that is a limited liability company.

“Loan” means any loan made by any Lender pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Loan Documents” means this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, the Guarantee Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means each Borrower and the Subsidiary Guarantors.

“Local Time” means (a) local time in New York City, United States of America with respect to a Loan, Letter of Credit, Borrowing or L/C Disbursement made, repaid, or requested, as applicable, by or on behalf of any US Borrower (to the extent denominated in Dollars), (b) local time in Toronto, Canada with respect to a Letter of Credit or L/C Disbursement made, repaid, or requested, as applicable, by or on behalf of any US Borrower (to the extent denominated in Canadian Dollars) and (c) local time in London, England with respect to a Loan, Letter of Credit, Borrowing or L/C Disbursement made, repaid, or requested, as applicable, by or on behalf of any European Co-Borrower (or any such extension of credit to any US Borrower denominated in Euros or Pounds Sterling).

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Parent Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $100,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount of $100,000,000 or more; provided that any Indebtedness outstanding under the Term Loan Credit Agreement shall be deemed to be Material Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Unsecured Indebtedness” means any Indebtedness in an aggregate principal amount of $50,000,000 or more that is not secured by a Lien on any property of any Group Member.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” has the meaning set forth in the definition of Cash Equivalents.

“Mortgaged Properties” means the real properties listed on Schedule 1.1C and any real property that becomes subject to a Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages, deeds of trust, deeds of immovable hypothec and/or deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Sections 5.1(k), 6.10(b) and 6.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (a) makes or is obligated to make contributions, (b) during the preceding five plan years, has made or been obligated to make contributions or (c) has any actual or contingent liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Orderly Liquidation Value” means with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Lender” has the meaning set forth in Section 2.24(b).

“New Lender Supplement” has the meaning set forth in Section 2.24(b).

“Non-U.S. Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Notes” means the collective reference to any promissory note evidencing Loans.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means collectively, (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and Reimbursement Obligations, all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise, (b) all Banking Services Obligations and (c) all Secured Swap Obligations.

“Original Indebtedness” has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.21 or 2.22).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Loans” means Loans the rate of interest applicable to which is based upon the Overnight Rate.

“Overnight Rate” means, for any day, (x) with respect to Loans denominated in Dollars, Daily Simple SOFR, (y) with respect to Loans denominated in Euros, the Daily Simple ESTR; and (z) with respect to Loans denominated in Sterling, the Daily Simple RFR for Sterling; provided that if an Overnight Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Parent Borrower” has the meaning set forth in the preamble hereto.

“Participant” has the meaning set forth in Section 10.6(c).

“Participant Register” has the meaning set forth in Section 10.6(c).

“Participating Member States” means, at any time, any member state of the European Union which has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 10.17.

“Payment” has the meaning set forth in Section 9.15(a).

“Payment Notice” has the meaning set forth in Section 9.15(b).

“Payment Conditions” means, with respect to any Specified Restricted Transaction, the satisfaction of the following conditions:

(a)as of the date of any such Specified Restricted Transaction and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b)If the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is greater than or equal to 1.00 to 1.00, then Adjusted Excess Availability (both before and after giving pro forma effect to such Specified Restricted Transaction both as of such date and on an average daily basis during the thirty (30) consecutive day period ending on and including the date of such Specified Restricted Transaction) shall be not less than (i) in the case of a Specified Restricted Payment or Specified Restricted Debt Payment, the greater of (A) 15.0% of the Line Cap and (B) $90,000,000, or (ii) in the case of a Specified Restricted Investment, the greater of (A) 12.5% of the Line Cap and (B) $70,000,000, in each case, as of such date;

(c)If the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is less than 1.00 to 1.00, then Adjusted Excess Availability (both before and after giving pro forma effect to such Specified Restricted Transaction both as of such date and on an average daily basis during the thirty (30) consecutive day period ending on and including the date of such Specified Restricted Transaction) shall be not less than (i) in the case of a Specified Restricted Payment or Specified Restricted Debt Payment, the greater of (A) 20.0% of the Line Cap and (B) $125,000,000, or (ii) in the case of a Specified Restricted Investment, the greater of (A) 17.5% of the Line Cap and (B) $112,500,000, in each case, as of such date; and

(d)the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“Payment Requirements” has the meaning set forth in Section 2.11(c).

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (a) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (b) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom’s Pensions Act 2004, as amended.

“Permitted Acquisition” means the purchase or other acquisition by the Parent Borrower or any Restricted Subsidiary (whether by merger, consolidation, amalgamation, Division or otherwise) of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business, unit, division or product line, of any Person; provided that with respect to each purchase or other acquisition (a) after giving effect thereto, the Parent Borrower and its Restricted Subsidiaries are in compliance with Section 7.15, (b) immediately before and after giving effect on a Pro Forma Basis to any such purchase or other acquisition, no Specified Event of Default shall have occurred and be continuing and (c) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.9, comply with the requirements of Section 6.9.

“Permitted Additional Junior Lien Indebtedness” means Indebtedness of any Domestic Loan Party (other than the Term Loans and any Permitted Refinancing Indebtedness in respect thereof) (a) that is (and any Guarantees thereof by any Loan Party are) secured by a Lien on the Collateral that, with respect to the ABL Priority Collateral, is junior to the Lien on the Collateral securing the Obligations on terms reasonably satisfactory to the Administrative Agent and that is not secured by any other property or assets of the Parent Borrower or any of its Restricted Subsidiaries, (b) that does not mature earlier than the date that is 91 days after the Revolving Termination Date (other than, for purposes of this clause (b), customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (b)), (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of any Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Revolving Termination Date (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (c)), (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Revolving Termination Date or (ii) included in or added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Additional Junior Lien Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Revolving Termination Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (d) shall be conclusive, and (e) that is not guaranteed by any Person other than by the Parent Borrower and/or Restricted Subsidiaries that are Domestic Loan Parties.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender similarly situated) business judgment; provided that any exercise of Permitted Discretion for purposes of the definitions of “Dilution Factors”, “Dilution Ratio”, “Eligible Accounts”, “Eligible Jurisdiction”, “Eligible Inventory”, “German Borrowing Base” “Priority Payable Reserve”, “Reserves”, “UK Borrowing Base”, “US Borrowing Base” and for

purposes of Section 6.2(f) shall, in each case, be following (to the extent practicable) reasonable prior notice to, and consultation with, the Parent Borrower).

“Permitted Encumbrances” means Liens permitted pursuant to Section 7.3(a), (b), (c), (d), (e) or (n); provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than with respect to Section 7.3(n)).

“Permitted Liens” means Liens permitted pursuant to Section 7.3.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant Section 7.2(b), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), shall not be materially more restrictive as determined by the Parent Borrower in good faith, (iv) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount (in the case of a revolving credit facility) or principal of such Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value or committed amount, if applicable) thereof does not exceed the principal amount (or accreted value or committed amount, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Permitted Unsecured Indebtedness” means Indebtedness of the Parent Borrower or a Restricted Subsidiary (a) that is not (and any Guarantees thereof are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Revolving Termination Date (other than, for purposes of this clause (b), customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing so long as such permanent financing satisfies the requirements in this clause (b)), (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of any Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Revolving Termination Date (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (c)), (d) that contains covenants, events of default, guarantees and other terms that are customary for similar

Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Revolving Termination Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements in this clause (d) shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by the Parent Borrower and/or Restricted Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 10.15.

“Pledged Collateral” has the meaning set forth in the US Security Agreement, or with respect to Foreign Loan Parties, such comparable term as set forth in the applicable Security Documents.

“Pounds Sterling” or “£” refers to the lawful currency of the United Kingdom and, in respect of all payments to be made under this Agreement in Pounds Sterling, means immediately available, freely transferable funds in such currency.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Payable Reserve” means, with respect to any European Co-Borrower, any reserve for amounts which rank (as a matter of applicable law) in priority to the Liens granted to the Administrative Agent to secure, or for other claims and/or deductions from, the European Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Pro Forma Basis” means with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any Material Disposition and (e) any assumption, incurrence, repayment or other Disposition of Indebtedness or any Restricted Payment (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Parent Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Material Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (h) of the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Parent Borrower may designate. For the avoidance of doubt, in calculating Consolidated Fixed Charges, (x) the Consolidated Fixed Charges assumed or incurred in connection with a Material Acquisition consummated during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be included and (y) the Consolidated Fixed Charges Disposed of pursuant to a Material Disposition consummated during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be excluded.

“Pro Forma Financial Statements” has the meaning set forth in Section 4.1(a).

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” has the meaning set forth in Section 6.2(b).

“Properties” has the meaning set forth in Section 4.18(a).

“Protective Advance Exposure” means at any time, the Dollar Equivalent of the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Protective Advance Exposure at such time.

“Protective Advances” has the meaning set forth in Section 2.3.

“Public-Sider” means a Lender whose representatives may trade in securities of the Parent Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Parent Borrower under the terms of this Agreement.

“Qualified Capital Stock” means Capital Stock of the Parent Borrower other than Disqualified Capital Stock.

“Qualified Unrestricted Cash” means Unrestricted Cash constituting Collateral that is held in deposit accounts and securities accounts of the Loan Parties subject to a control agreement or any similar agreement or documentation required for the perfection of the security interest of the Administrative Agent over the relevant deposit or securities accounts in favor of the Administrative Agent and, in each case, satisfactory in form and substance to the Administrative Agent; provided that (x) no Unrestricted Cash of the Foreign Loan Parties shall constitute Qualified Unrestricted Cash other than Unrestricted Cash otherwise meeting the requirements of this definition that is held in the Foreign Qualifying Accounts (or any successor or replacement account thereof satisfactory to the Administrative Agent) and (y) no Unrestricted Cash of a Domestic Loan Party may qualify as Qualified Unrestricted Cash unless it is in an account of a Domestic Loan Party (1) located at the Administrative Agent, (2) constituting a Domestic Qualifying Account (or any successor or replacement account thereof satisfactory to the Administrative Agent), (3) constituting a Specified Account (or any successor or replacement account thereof satisfactory to the Administrative Agent) or (4) that is satisfactory to the Administrative Agent, that, in each case, otherwise meets the requirements of this definition, it being agreed that the amount of Unrestricted Cash in the Specified Accounts that may constitute Qualified Unrestricted Cash may not exceed the Dollar Equivalent of $15,000,000.

“Reference Period” means each period of four consecutive fiscal quarters of the Parent Borrower.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, or (4) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower.

“Refunded Swingline Loans” has the meaning set forth in Section 2.7.

“Register” has the meaning set forth in Section 10.6(b).

“Regulation” has the meaning set forth in Section 4.28.

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means the obligation of the applicable Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, or (iii) with respect to any RFR Borrowing denominated in Pounds Sterling, the Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Rent Reserve” means with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law or granted by a Loan Party is located, a reserve equal to three months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Parent Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the Closing Date (no matter how such notice requirement may be changed in the future).

“Reported Banking Services Obligations” means Banking Services Obligations of any Loan Party or its Restricted Subsidiaries owing to one or more Lenders or their respective Affiliates or branches; provided that, as of any date of determination, such obligations shall constitute Reported Banking Services Obligations solely to the extent that the Lender party thereto or its Affiliate or branch (other than JPMorgan Chase Bank, N.A.) shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 15 days of the Closing Date such Lender or Affiliate or branch shall have reported the amount of such outstanding obligations as of the Closing Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate or branch shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent).

“Reported Secured Swap Obligations” means Secured Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Secured Swap Obligations solely to the extent that as of any date of determination, such Lender party thereto or its Affiliate (other than JPMorgan Chase Bank, N.A.) shall have reported the amount of such outstanding Swap Obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 30 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding Swap Obligations as of any other date reasonably requested by the Administrative Agent).

“Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Adjusted Excess Availability is less than the greater of (A) $60,000,000 or (B) 10% of the Line Cap for five (5) consecutive Business Days and (b) continuing until the date that during the previous thirty (30) consecutive days (i) no Event of Default has existed and (ii) Adjusted Excess Availability has been greater than the greater of (A) $60,000,000, or (B) 10% of the Line Cap at all times.

“Required Lenders” means at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Dilution Reserves, Rent Reserves, Priority Payable Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including (but without duplication of other reserves or adjustments), Banking Services Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges, reserves for potential fees payable to an insolvency administrator pursuant to Sec. 171 of the German Insolvency Code (Insolvenzordnung) or relevant successor provisions, reserves for VAT, reserves for the prescribed part of a UK Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to section 176A of the United Kingdom’s Insolvency Act 1986, as amended, reserves with respect to liabilities of a UK Loan Party which constitute preferential debts pursuant to sections 175, 176ZA or 386 of the United Kingdom’s Insolvency Act 1986, as amended, and reserves for extended or extendible retention of title over Accounts) with respect to the Collateral or any Loan Party).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, director of financial reporting or treasurer of the applicable Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower or any director of such Borrower acting in such capacity and in each case with respect to a German Loan Party including a managing director (Geschäftsführer) and a member of the board (Vorstand).

“Restricted Debt Payment” has the meaning set forth in Section 7.8(a).

“Restricted Lender” has the meaning set forth in Section 1.6.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Available Currency (other than Dollars), each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Available Currency (other than Dollars), each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each quarter and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment Period” means the period from and including the Amendment No. ~~1~~ 3 Effective Date to the Revolving Termination Date.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Protective Advances then outstanding.

“Revolving Lender” means each Lender that has a Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.1(b).

“Revolving Percentage” means as to any Revolving Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the Dollar Equivalent of the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the Dollar Equivalent of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Revolving Termination Date” means ~~the earlier of (i) September 1, 2026 and (ii) the date that is 91 days prior to the earliest maturity date of any Term Loans (or any Indebtedness that refinances or replaces the Term Loans)~~November 15, 2028.

“RFR” means, for any RFR Loan denominated in Pounds Sterling, SONIA.

“RFR Administrator” means the SONIA Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” has the meaning set forth in the definition of Cash Equivalents.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (~~at the time of this Agreement, Crimea, Zaporizhzhia and Kherson~~as of the Amendment No. 3 Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region~~s~~ of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, ~~Her~~His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or ~~Her~~His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Sanctions Provision” has the meaning set forth in Section 1.6.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders, the Swingline Lenders, the Issuing Lenders and any other Person to which Obligations are owed.

“Secured Swap Obligations” means Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that no later than 10 days after (or such later date as agreed by the Administrative Agent in its reasonable discretion) the time that any transaction relating to such Swap Obligation is executed (or, if later, the Closing Date) the Parent Borrower (other than for transactions with JPMorgan Chase Bank, N.A. and its Affiliates and branch) and the Lender party thereto or its Affiliate or branches (other than JPMorgan Chase Bank, N.A.) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Security Documents.

“Securities Account” has the meaning set forth in the Uniform Commercial Code of the State of New York, or with respect to Foreign Loan Parties, such comparable term as set forth in the applicable Security Documents.

“Security Documents” means the collective reference to the US Security Documents, the Mortgages, the German Security Documents, the UK Security Documents and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sellers” has the meaning set forth in the definition of Acquisition Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such Person will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date, (e) with respect to any German Relevant Entity, such entity not being subject to a German Insolvency Event and (f) with respect to any UK Loan Party, such entity not being subject to a UK Insolvency Event; provided that clauses (a) through (d) above shall not apply to a German Relevant Entity or a UK Loan Party.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Accounts” means the accounts set forth on Schedule 6.2(j)(iii).

“Specified Event of Default” means any Event of Default under Section 8(a)(i), Section 8(a)(ii), Section 8(f) or Section 8(g).

“Specified Representations” means the representations and warranties of the Parent Borrower and the Subsidiary Guarantors set forth in Sections 4.3(a), (b), 4.4(a), 4.5 (solely with respect to organizational or governing documents), 4.11, 4.15, 4.20, 4.21(i) and 4.25.

“Specified Restricted Debt Payment” means any Restricted Debt Payment made pursuant to Section 7.8(a)(iv).

“Specified Restricted Investment” means any Permitted Acquisition or other Investment made pursuant to Section 7.7(h).

“Specified Restricted Payment” means any Restricted Payment made pursuant to Section 7.6(g).

“Specified Restricted Transaction” means each Specified Restricted Debt Payment, Specified Restricted Investment and Specified Restricted Payment that by the terms of this Agreement requires such test to be calculated under the Payment Conditions.

“Specified Transaction” means (a) each Specified Restricted Transaction and (b) otherwise, any Investment (including any Limited Condition Acquisition), disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loans that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Commitment in respect of any Incremental Term Loan) above the amount of Commitments in effect on the Closing Date, for purposes of this

“Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that, at Parent Borrower’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $5,000,000 shall not be calculated on a “Pro Forma Basis.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations; provided that, for the avoidance of doubt, Indebtedness under the Term Loan Credit Agreement shall not be considered Subordinated Indebtedness.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor” means a Domestic Guarantor or a Foreign Guarantor that is a Subsidiary, as the case may be.

“Supermajority Lenders” means at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation” means with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Commitment” means the ability of the Swingline Lender, in its discretion, to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.

“Swingline Exposure” means at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as a lender of Swingline Loans.

“Swingline Loans” has the meaning set forth in Section 2.6(a).

“Swingline Participation Amount” has the meaning set forth in Section 2.7(c).

“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.

“Target” means Erwin Hymer Group SE, a European stock corporation (Societas Europaea, SE) under the laws of the European Union.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term Loan Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Term Loan Documents, and its successors and assigns.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of the Closing Date, among the Parent Borrower, the lenders and agents party thereto and the Term Loan Administrative Agent.

“Term Loan Documents” means collectively (a) the Term Loan Credit Agreement, (b) the Term Loan Security Documents, (c) the Intercreditor Agreement, (d) any promissory note evidencing loans under the Term Loan Credit Agreement and (e) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (d).

“Term Loan Security Documents” means the collective reference to the Guarantee Agreement (as defined in the Term Loan Credit Agreement), the Security Agreement (as defined in the Term Loan Credit Agreement), the Mortgages (as defined in the Term Loan Credit Agreement) and all other security documents delivered to the Term Loan Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Term Loan Document.

“Term Loan Obligations Payment Date” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Representative” has the meaning set forth in the Intercreditor Agreement.

“Term Loans” means loans outstanding under the Term Loan Credit Agreement.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Commitments” means at any time, the aggregate amount of the Commitments then in effect.

“Total Revolving Extensions of Credit” means at any time, the Dollar Equivalent aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Costs” means (a) the purchase price in connection with the Acquisition, (b) the fees, costs and expenses incurred in connection with the Transactions and (c) the consummation of the Existing Indebtedness Refinancing.

“Transactions” means, collectively, (a) the Acquisition, (b) the execution, delivery and performance by the Borrowers and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof, (c) the execution, delivery and performance by the Borrowers and the other Loan Parties of the Term Loan Credit Agreement, the borrowing of Term Loans thereunder and the use of proceeds thereof and (d) the Existing Indebtedness Refinancing.

“Transferee” means any Assignee or Participant.

“Treaty” means the treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted SOFR Rate, the Adjusted EURIBOR Rate, the ABR, the Overnight Rate, the Daily Simple RFR or the Adjusted Daily Simple SOFR.

“UK Borrower” has the meaning set forth in the preamble hereto. “UK Borrowing Base” means at any time, the sum of:

(a)85% of the UK Borrower’s Eligible Accounts at such time, plus

(b)the lesser of (i) 75% of the UK Borrower’s Eligible Inventory (valued at the lower of cost (determined, with respect to any Eligible Inventory of the UK Borrower, on a first-in-first-out basis) and market) and (ii) the product of (x) 85% (which percentage will be increased to 87.5% from January (starting with the first day of such month) to March (ending with the last day of such month) of each fiscal year; provided that, each fiscal year, the Parent Borrower may elect with respect to such fiscal year, with at least 15 days written notice to the Administrative Agent prior to the start of the three consecutive month period for such fiscal year (or in the event the start of such three consecutive month period is being pushed back and would occur after January at least 15 days prior to the first day of January), a different period of three consecutive months (starting with the first day of the applicable first month and ending on the last day of the applicable last month) be utilized for purposes of this clause (ii) so long as such different period occurs between December to April; provided, further, that no more than one such three consecutive month period may occur in any fiscal year); multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal of the UK Borrower ordered by the Administrative Agent multiplied by (z) the UK Borrower’s Eligible Inventory valued at the lower of cost (determined, with respect to any Eligible Inventory the UK Borrower, on a first-in-first-out basis) or market, minus

(c)Reserves (if any, and without duplication);

provided that (i) in determining the Net Orderly Liquidation Value percentage with respect to Inventory, the Administrative Agent may determine such percentage on a blended, product-line or other basis as it determines in its Permitted Discretion and (ii) no more than 70% of the Eligible Accounts and 35% of the Eligible Inventory of the UK Borrower shall be included in the UK Borrowing Base until an Acceptable Inventory Appraisal has been delivered to the Administrative Agent and an Acceptable Field Examination has been completed; provided that until the earlier of (x) the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the first date on which the Administrative Agent shall have received an Acceptable Inventory Appraisal and an Acceptable Field Examination shall have been completed, the Eligible Accounts and Eligible Inventory of the UK Borrower shall be included in the UK Borrowing Base in the following manner: (A) the advance rate set forth in clause (a) shall be 70% and (B) in lieu of including Eligible Inventory of the UK Borrower in the UK Borrowing Base in accordance with clause (b) above, the UK Borrowing Base shall include 35% multiplied by the sum of the UK Borrower’s Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market provided, further that, notwithstanding the above, the UK Borrowing Base shall be zero until such time as the UK Borrower has delivered to the Administrative Agent all applicable UK Security Documents (and related evidence and other documentation) to the satisfaction of the Administrative Agent in accordance with Section 5.1(n).

The Administrative Agent may, in its Permitted Discretion reduce the advance rates set forth above or adjust Reserves or reduce one or more of the other elements used in computing the UK Borrowing Base, with any such changes to be effective three days after delivery of notice thereof to the Parent Borrower and the Lenders; provided that if consultation with the UK Borrower and/or notice to the UK Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion. The UK Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent (and detailing the UK Borrowing Base), pursuant to Section 5.1(r) or 6.2(f) of this Agreement.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means: (a) any corporate action, legal proceedings or other formal legal procedure or step is taken in relation to:

(i)the suspension of payments generally, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Loan Party by reason of actual or anticipated financial difficulties

(ii)a composition, compromise, assignment or arrangement with any creditor of any UK Loan Party by reason of actual or anticipated financial difficulties;

(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of (A) any UK Loan Party; or (B) any of a UK Loan Party’s assets included in the UK Borrowing Base; or (C) any of its other assets to the extent such appointment would materially impact any of the Credit Parties’ rights to any asset included in the UK Borrowing Base; or

(iv)the enforcement of any security interest over (A) any assets of any UK Loan Party which are included in the UK Borrowing Base; or (B) any of its other assets to the extent such enforcement would materially impact any of the Credit Parties’ rights to any asset included in the UK Borrowing Base;

(v)or any analogous procedure or step is taken in any jurisdiction; provided that paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement; or

(b)any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Loan Party and is not discharged within 21 days;

(c)any UK Loan Party is unable or admits inability to pay its debts as they fall due (or is deemed to or declared to be unable to pay its debts under applicable law), suspends or threatens to suspend making payments on any of its debts (as part of a general suspension of debts) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness in an aggregate amount in excess of $100,000,000;

(d)the value of the assets of any UK Loan Party is less than its liabilities (taking into account contingent and prospective liabilities);

(e)a moratorium is declared in respect of any indebtedness of any UK Loan Party. If a moratorium occurs, the ending of such moratorium will not remedy any Event of Default caused by that moratorium.

“UK Loan Party” means the UK Borrower and each other Loan Party that is organized under the laws of England and Wales.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document or a Letter of Credit and is (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Loan Document or a Letter of Credit and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the Corporation Tax Act 2009; or (ii) in respect of an advance made under a Loan Document or a Letter of Credit by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (b) a UK Treaty Lender; or (c) a Lender which is (1) a company resident in the United Kingdom for United Kingdom tax purposes; (2) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or (d) a Lender which is a building society (as defined for the purpose of section 880 of the Income Tax Act 2007) making an advance under a Loan Document or Letter of Credit.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Agreement” means the security agreement governed by the laws of England and Wales, substantially in the form of Exhibit B-3, or such other form as the Administrative Agent may approve.

“UK Security Document” means the UK Security Agreement and each charge, assignment or other agreement that is entered into by any UK Loan Party in favor of the Administrative Agent, and any other charge, assignment other agreement entered into by a Loan Party granting a security interest in favor of the Administrative Agent that is governed by the laws of England and Wales, in each case, in form and substance satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document.

“UK Treaty Lender” means a Lender which:

(a)is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(b)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan or Letter of Credit is effectively connected or, for the purposes of the UK Treaty with the United States to which interest arising from that Lender's participation in the Loan or Letter of Credit is attributable; and

(c)fulfils any other conditions which must be fulfilled under the applicable UK Treaty by residents of that UK Treaty State in order for such residents to obtain full exemption from taxation imposed by the United Kingdom on interest, except that for this purpose, it shall be assumed that there is no special relationship between the relevant Borrower and the relevant Lender or between both of them and another person and that the following are satisfied: (i) any condition in the applicable UK Treaty which relates to the amount or terms of any Loan or the terms of any Loan Document or Letter of Credit being on arm’s length terms; and (ii) any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents or the Term Loan Security Documents and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Borrower that is designated as an Unrestricted Subsidiary by the Parent Borrower pursuant to Section 6.11 on or subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“US Borrowers” has the meaning set forth in the preamble hereto.

“US Borrowing Base” means at any time, the sum of:

(a)85% of each wholly owned Domestic Loan Party’s Eligible Accounts at such time, plus

(b)the lesser of (i) 75% of each wholly owned Domestic Loan Party’s Eligible Inventory (valued at the lower of cost (determined, with respect to any Eligible Inventory of the wholly owned Domestic Loan Parties, on a first-in-first-out basis) or market) and (ii) the product of (x) 85% (which percentage will be increased to 87.5% from January (starting with the first day of such month) to March (ending with the last day of such month) of each fiscal year; provided that, each fiscal year, the Parent Borrower may elect with respect to such fiscal year, with at least 15 days written notice to the Administrative Agent prior to the start of the three consecutive month period for such fiscal year (or in the event the start of such three consecutive month period is being pushed back and would occur after January at least 15 days prior to the first day of January), a different period of three consecutive months (starting with the first day of the applicable first month and ending on the last day of the applicable last month) be utilized for purposes of this clause (ii) so long as such different period occurs between December to April; provided, further, that no more than one such three consecutive month period may occur in any fiscal year); multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal of the wholly owned Domestic Loan Parties ordered by the Administrative Agent multiplied by (z) the wholly owned Domestic Loan Parties’ Eligible Inventory valued at the lower of cost (determined, with respect to any Eligible Inventory of the wholly owned Domestic Loan Parties, on a first-in-first-out basis) or market, minus

(c)Reserves (if any, and without duplication);

provided that (i) in determining the Net Orderly Liquidation Value percentage with respect to Inventory, the Administrative Agent may determine such percentage on a blended, product-line or other basis as it determines in its Permitted Discretion and (ii) no more than 70% of the Eligible Accounts and 35% of the Eligible Inventory of the Target and its Subsidiaries constituting Domestic Loan Parties (if any) shall be included in the US Borrowing Base until an Acceptable Inventory Appraisal has been delivered to the Administrative Agent and an Acceptable Field Examination has been completed.

The Administrative Agent may, in its Permitted Discretion reduce the advance rates set forth above or adjust Reserves or reduce one or more of the other elements used in computing the US Borrowing Base, with any such changes to be effective three days after delivery of notice thereof to the US Borrowers and the Lenders; provided that if consultation with the applicable Borrower and/or notice to the applicable Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion. The US Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(r) or 6.2(f) of this Agreement.

“US Co-Borrowers” has the meaning set forth in the preamble hereto.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Obligations” means Obligations of the Domestic Loan Parties.

“US Revolving Loans” has the meaning set forth in Section 2.1(a).

“US Security Agreement” means the ABL Collateral Agreement substantially in the form of Exhibit B-1, or such other form as the Administrative Agent may approve.

“US Security Documents” means the collective reference to the US Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of the US Loan Parties to secure the obligations and liabilities of any Loan Party under any Loan Document.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.19(f)(ii)(B)(3).

“VAT” means:

(a)any value added tax imposed by the Value Added Tax Act 1994 and supplemental legislation and regulations;

(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3Conversion of Foreign Currencies.

(a)Consolidated Total Debt. Consolidated Total Debt (and metrics including in Consolidated Fixed Charges) denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the financial statements on which such amounts are reflected.

(b)Dollar Equivalents. Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Equivalent thereof, as the case may be. The Administrative Agent shall determine the Dollar Equivalent of any amount in respect of extensions of credit hereunder in accordance with the terms of the definition of Revaluation Date, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Credit Party in any document delivered to the Administrative Agent. Notwithstanding the foregoing, (i) for purposes of Section 7 and the calculation of compliance with any financial ratio or financial test for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 6.1(a) or (b), as applicable, for the relevant fiscal period and (ii) all Borrowing Base Certificates and related calculations delivered under this Agreement shall express such calculations or determinations in Dollars, as applicable based on a currency exchange rate used in preparing the applicable financial statements or financial reporting for the period applicable to such Borrowing Base Certificates.

(c)Rounding Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

(d)Available Currency Letters of Credit. With respect to each Letter of Credit denominated in an Available Currency:

(i)the Administrative Agent shall determine the Dollar Equivalent of the L/C Obligations with respect to such Letter of Credit denominated in an Available Currency. Such Dollar Equivalent amounts shall become effective as of such Revaluation Date and shall be the Dollar Equivalent amounts employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. For purposes of the Loan Documents, the amount of each Letter of Credit issued in an Available Currency shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent.

(ii)wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Available Currency, such amount shall be the relevant Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Available Currency, with 0.5 of a unit being rounded upward), as reasonably determined by the Administrative Agent.

(e)Indebtedness. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance, replace, renew or refund other Indebtedness denominated in a foreign currency, and such refinancing, replacement, renewal or refunding would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, replacement, renewal or refunding, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing, replacement, renewal or refunding Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, replaced, renewed or refunded (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

1.4Certain Calculations and Tests.

(a)Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, when:

(i)determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio;

(ii)determining compliance with representations, warranties, Defaults or Events of Default; and

(iii)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

the date of determination of whether any such action is permitted hereunder shall, at the option of Parent Borrower (Parent Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the binding documentation for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, Parent Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (A) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Parent Borrower) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (B) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If Parent Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For the avoidance of doubt, this Section 1.4 shall not apply to the making of Loans or issuance of Letters of Credit under this Agreement, which will be governed by the conditions otherwise set forth herein applicable thereto.

1.5Interest Rates. The interest rate on a Loan denominated in dollars or an Available Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Sections 2.16(b) provide a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple RFR, Term SOFR, Daily Simple SOFR or other rates in the definition of any interest rate used in this Agreement, with respect to any alternative or successor rate thereto, or replacement rate thereof including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the Overnight Rate, the Term SOFR Rate (or the EURIBOR Rate or the Overnight Rate) or have the same volume or liquidity as did the then-current Benchmark prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in ths Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion (in consultation with the Parent Borrower) to ascertain any RFR, Daily Simple RFR, Overnight Rate or Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6Compliance with Anti-Boycott Laws. Each Lender may choose that any provision in this Agreement relating to the terms Sanctioned Country, Sanctioned Person, or Sanctions including Sections 3.1, 4.25, 6.4, 7.17 and 7.20 (each hereinafter “Sanctions Provision”) shall not be applicable to its benefit as far as the application of any Sanctions Provision would result in such Lender or any of its directors or employees being in violation of, conflict with, or having liability under Section 7 German Foreign Trade Ordinance (Außenwirtschaftsverordnung), Council Regulation (EC) No. 2271/96 or any other similar applicable anti-boycott laws (hereinafter “Anti-Boycott-Laws”). Each Lender which chooses such compliance with Anti-Boycott-Laws (each hereinafter “Restricted Lender”) has to notify the Administrative Agent to this effect (who in turn shall inform the Parent Borrower).

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1Commitments. (a) Subject to the terms and conditions herein, each Revolving Lender severally agrees to make revolving credit loans in Available Currencies (other than Canadian Dollars) (“US Revolving Loans”) to the applicable US Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which would not result in either (i) the Revolving Loans of such Lender when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.6(b)) to the sum of (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (y) such Lender’s Swingline Exposure then outstanding and (z) such Lender’s Protective Advance Exposure then outstanding, exceeding the amount of such Lender’s Commitment or (ii) the Total Revolving Extensions of Credit exceeding the Line Cap, or (iii) the Total Revolving Extensions of Credit to the US Borrowers exceeding the US Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers which have been attributed to the US Borrowing Base), subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. During the Revolving Commitment Period the US Borrowers may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The US Revolving Loans may from time to time be comprised (A) in the case of Borrowings denominated in Dollars, entirely of ABR Loans or Term Benchmark Loans (or, only to the extent set forth in Section 2.16, Daily Simple SOFR Loans) and (B) in the case of Borrowings denominated in any other Available Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Available Currency, as determined by the applicable US Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b)Subject to the terms and conditions herein, each Revolving Lender severally agrees to make revolving credit loans in Available Currencies (other than Canadian Dollars) (“European Revolving Loans”, and together with US Revolving Loans, collectively, “Revolving Loans”) to the European Co-Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which would not result in:

(i)the Revolving Loans of such Lender when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.6(b)) to the sum of (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (y) such Lender’s Swingline Exposure then outstanding and (z) such Lender’s Protective Advance Exposure then outstanding, exceeding the amount of such Lender’s Commitment;

(ii)the Total Revolving Extensions of Credit exceeding the Line Cap;

(iii)the Total Revolving Extensions of Credit made to the European Co-Borrowers exceeding the European Sub-Limit;

(iv)Total Revolving Extensions of Credit made to any German Borrower exceeding the sum of (A) such German Borrower’s German Borrowing Base, (B) the US Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers utilizing the US Borrowing Base) and (C) the UK Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers utilizing the UK Borrowing Base), it being understood Erwin Hymer Center Bad Waldsee GmbH may not utilize the UK Borrowing Base; or

(v)Total Revolving Extensions of Credit made to the UK Borrower exceeding the sum of (A) the UK Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers utilizing the UK Borrowing Base) and (B) the US Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of the other Borrowers utilizing the US Borrowing Base);

(clauses (i) through (v) above, collectively, the “Foreign Borrowing Limits”) subject to, in each case, the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. During the Revolving Commitment Period, the European Co-Borrowers may use the Commitment by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The European Revolving Loans may from time to time be comprised (A) in the case of Borrowings denominated in Dollars, entirely of Term Benchmark Loans (or, only to the extent set forth in Section 2.16, Daily Simple SOFR Borrowing) and (B) in the case of Borrowings denominated in any other Available Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Available Currency, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2.

(c)Notwithstanding anything to the contrary in Section 2.1(a) and (b) above, the Borrowers shall not be permitted to borrow Revolving Loans on the Closing Date that will be used to fund Transaction Costs in excess of the Dollar Equivalent of $200,000,000 in the aggregate.

(d)The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(e)It is agreed after giving effect to any Loans made, and any Letters of Credit issued, on the Closing Date, the Parent Borrower shall be in compliance with the covenant set forth in Section 7.18.

2.2Procedure for Revolving Loan Borrowing.

(a)Each Borrower may borrow under the Commitments during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent (y) prior to 11:00 a.m., New York City time (a) three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans, (c) prior to 11:00 a.m., Local Time five Business Day prior to the requested Borrowing Date, in the case of RFR Loans or (d) only to the extent set forth in Section 2.16, in the case of a Daily Simple SOFR Borrowing, not later than 11:00 a.m., New York City time, five U.S. Government Securities Business Days before the date of the proposed Borrowing) (provided that any such Borrowing Request of Revolving Loans that are ABR Loans to finance payments required by Section 2.6(b), 3.5 or ABR Loans on the Closing Date may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount, currency and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans (or, only to the extent set forth in Section 2.16, Daily Simple SOFR Borrowing), the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to the Dollar Equivalent of (x) in the case of ABR Loans, $1,000,000, or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans or RFR Loans, $5,000,000, €5,000,000, £5,000,000 (or in the case of other Alternative Currencies, such amount as agreed by the Administrative Agent), as applicable, or a whole multiple of $1,000,000, €1,000,000, £1,000,000 (or in the case of other Alternative Currencies, such amount as agreed by the Administrative Agent) in excess thereof; provided, that the Swingline Lender may request, on behalf of such Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any Borrowing Request from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the applicable Funding Office prior to 11:00 a.m., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

2.3Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), to make Loans to the applicable Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof,

(ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by such Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, as of the date of the making of any Protective Advance, the aggregate amount of outstanding Protective Advances shall not exceed 10% of the Commitments outstanding as of such date; provided, further, that the Total Revolving Extensions of Credit outstanding any time shall not exceed the Total Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 5.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be (i), in the case of Protective Advances to a US Borrower, made in Dollars as ABR Loans and (ii), in the case of Protective Advances to a European Co-Borrower made in Dollars, Euros and Pounds Sterling, as Overnight Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time (a) the amount equal to the Line Cap minus (ii) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding Revolving Loans) exceeds the amount of any Protective Advance and (b) the conditions precedent set forth in Section 5.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.3(b).

(b)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Revolving Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Protective Advances then due).

2.4[Reserved].

2.5[Reserved].

2.6Swingline. (a) Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, the Swingline Lender, may, in its sole discretion, make a portion of the credit otherwise available to the applicable Borrower under the Commitments by making swing line loans (“Swingline Loans”) to such Borrower; provided that (in each case, with respect to the Dollar Equivalent thereof) (i) the sum of (w) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender and a Revolving Lender), (x) the aggregate principal amount of outstanding Revolving Loans made by the Swingline Lender (in its capacity as a Revolving Lender), (y) the L/C Exposure of the Swingline Lender (in its capacity as a Revolving Lender) and (z) the Protective Advance Exposure of the Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Commitment then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment, (iii) the sum of the outstanding Swingline Loans made to European Co-Borrowers shall not exceed the European Swingline Sub-Limit and (iv) the applicable Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Total Revolving Extensions of Credit will exceed the Line Cap or the

Total Revolving Extensions of Credit to the US Borrowers would exceed the US Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers which have been attributed to the US Borrowing Base) or the Foreign Borrowing Limits would be exceeded, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. During the Revolving Commitment Period, the applicable Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans to the US Borrowers shall be in Dollars and be ABR Loans only. Swingline Loans made to the European Co-Borrowers shall be in Dollars, Euros or Pounds Sterling and be Overnight Loans only.

(b)The applicable Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, such Borrower shall repay all Swingline Loans then outstanding to such Borrower and the proceeds of any such Revolving Loans made to such Borrower shall be applied by the Administrative Agent to repay any Swingline Loans outstanding to such Borrower.

2.7Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the applicable Borrower desires that the Swingline Lender make a Swingline Loan it shall give the Swingline Lender irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Swingline Lender not later than 12:00 noon, Local Time, on the proposed Borrowing Date), specifying (i) the currency and amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000, €500,000, £500,000, as applicable, or a whole multiple of $100,000, €100,000 or £100,000, respectively, in excess thereof. Not later than 3:00 P.M., Local Time, on the Borrowing Date specified in the Borrowing Request in respect of Swingline Loans, the Swingline Lender shall, if it has agreed in its discretion to make such Swingline Loan, make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account designated by such Borrower on such Borrowing Date in immediately available funds.

(b)The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of each Borrower (each of which hereby irrevocably direct the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than, 12:00 Noon, Local Time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the relevant Funding Office in immediately available funds, not later than 10:00 A.M., Local Time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans made to such Borrower to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans. Each Refunded Swingline Loan shall be an ABR Loan, provided that in the case of the European Co-Borrowers, such Refunded Swingline Loan shall instead be a Term Benchmark Loan with an Interest Period of 1 month or a RFR Loan, as applicable.

(c)If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) or (g) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the applicable Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the ~~Closing~~Amendment No. 3 Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the ~~Closing~~Amendment No. 3 Effective Date.

(b)The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9Termination or Reduction of Commitments. Each Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Line Cap, the Total Revolving Extensions of Credit to the US Borrowers would exceed the US Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers which have been attributed to the US Borrowing Base) or the Foreign Borrowing Limits would be exceeded. Any such reduction shall be in an amount not less than $2,500,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.10Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, Local Time three Business Days prior thereto, in the case of Term Benchmark Loans, no later than 12:00 Noon, Local Time, in the case of RFR Loans, no later than 11:00 a.m., Local Time, five Business Day prior thereto, and one Business Day prior thereto, only to the extent set forth in Section 2.16, in the case of a prepayment of a Daily Simple SOFR Borrowing, no later than 12:00 noon, Local Time, five U.S. Government Securities Business Days before the date of prepayment or in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount equal to $1,000,000, €500,000, £500,000 (or in the case of other Available Currencies, such amount as agreed by the Administrative Agent), as applicable, or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of not less than $100,000 or a whole multiple thereof. The application of any prepayment in relation to Loans of any US Borrower denominated in Dollars pursuant to this Section 2.10 shall be made first, to ABR Loans and second, to Term Benchmark Loans.

2.11Prepayment of Loans. (a) In the event and on such occasion that (i) the Total Revolving Extensions of Credit exceed the Total Commitments, (ii) the Total Revolving Extensions of Credit (excluding for such purposes Protective Advances) exceed the Line Cap, (iii) the Total Revolving Extensions of Credit to the US Borrowers exceed the US Borrowing Base or (iv) any of the Foreign Borrowing Limits are exceeded, the applicable Borrowers shall promptly (and in any event within the notice period specified under Section 2.11(b) or in the event that such excess arises from the Administrative Agent exercising Permitted Discretion, then within five Business Days) prepay (or in the case of L/C Exposure, cash collateralize) the Revolving Loans, L/C Exposure, Swingline Loans and/or (in the case of clause (i) above) the Protective Advances in an aggregate amount equal to such excess (it being understood that the Borrowers shall prepay Revolving Loans, Swingline Loans and/or Protective Advances prior to cash collateralization of L/C Exposure).

(b)Any prepayment of Loans pursuant to Section 2.11(a) shall be made upon notice (which shall be irrevocable unless otherwise agreed by the Administrative Agent) delivered to the Administrative Agent no later than 11:00 A.M., Local Time, three Business Days prior thereto, in the case of Term Benchmark Loans, no later than 11:00 a.m., Local Time, five Business Day prior thereto, in the case of RFR Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. The application of any prepayment pursuant to this Section 2.11 in relation to Loans of any US Borrower denominated in Dollars shall be made first, to ABR Loans and second, to Term Benchmark Loans.

(c)On each Business Day during any Full Cash Dominion Period, the Administrative Agent shall apply, subject to Section 2.17(b), all funds credited to any applicable Collection Account as of 10:00 A.M., Local Time, on such Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay the Swingline Loans and third to prepay other Revolving Loans (without a corresponding reduction in Commitments). In the event and to the extent that any Obligations, Protective Advances or Revolving Loans (including Swingline Loans) remain unpaid (the “Payment Requirements”) following such application as a result of a mismatch between the currencies of the amounts in the Collection Accounts and the currencies in which the outstanding Payment Requirements are denominated, the Borrowers shall be deemed to have requested the Administrative Agent to convert any excess funds remaining in the Collection Accounts to the currency or currencies of the outstanding Payment Requirements and apply such converted amounts to such outstanding Payment Requirements.

2.12Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Term Benchmark Loans advanced to any US Borrower denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election by submitting an Interest Election Request no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. Each US Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election by submitting an Interest Election Request no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which Interest Election Request shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice by submitting an Interest Election Request to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if a Specified Event of Default with respect to any Borrower is in existence, and unless repaid, (y) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) at the end of the Interest Period

applicable thereto and (z) each Term Benchmark Borrowing denominated in an Available Currency (other than Dollars) shall bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency (other than Dollars) cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Currency (other than Dollars) shall be converted to an ABR Borrowing (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) at the end of the Interest Period therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above. If the applicable Borrower shall fail to give any required Interest Election Request as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans, (x) if advanced to the US Borrowers and denominated in Dollars, shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (y) if advanced to the European Co-Borrowers and denominated in Dollars, or, if not denominated in Dollars and advanced to any other Borrower, shall be automatically continued as Term Benchmark Loans with an Interest Period of one month. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a RFR Borrowing and (ii) unless repaid, each RFR Borrowing shall bear interest at the Central Bank Rate for Pounds Sterling plus the Applicable Margin for RFR Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Pounds Sterling cannot be determined, any outstanding RFR Loans shall either be (A) if borrowed by (I) a US Borrower, converted to an ABR Borrowing denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) at the end of the Interest Period or on the Interest Payment Date, as applicable, therefor or (II) a European Co-Borrower, converted to a Loan denominated in Dollars bearing interest at the Alternate Rate (in an amount equal to the Dollar Equivalent of such Available Currency) at the end of the Interest Period or on the Interest Payment Date, as applicable, therefor or (B) if prepaid at the end of the applicable Interest Period or on the Interest Payment Date, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is five Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (A) above.

2.13Limitations on Term Benchmark Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Interest Period shall be equal to $5,000,000, €2,500,000, £2,500,000 (or in the case of other Available Currencies, such amount as agreed by the Administrative Agent) or a whole multiple of $1,000,000, €500,000, £500,000 (or in the case of other Available Currencies, such amount as agreed by the Administrative Agent), as applicable, in excess thereof and (b) no more than (i) 5 Interest Periods (in the aggregate), in the case of the US Borrowers and (ii) 35 Interest Periods (in the aggregate), in the case of Borrowers other than the US Borrowers, in each case shall be outstanding at any one time.

2.14Interest Rates and Payment Dates. (a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted SOFR Rate or the Adjusted EURIBOR Rate, as applicable, determined for such day plus the Applicable Margin.

(b)Only to the extent set forth in Section 2.16, each Daily Simple SOFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily SOFR plus the Applicable Rate.

(c)Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(d)Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Margin.

(e)Each Swingline Loan or Protective Advance made to any European Co-Borrower shall bear interest at a rate per annum equal to the Overnight Rate plus the Applicable Margin.

(f)(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations in relation to Letters of Credit issued for the benefit of a US Borrower and denominated in Dollars, the rate applicable to Revolving Loans that are ABR Loans plus 2%, or to the extent in relation to Letter of Credit Issued for the benefit of the European Co-Borrowers, or issued for the benefit of any other Borrower and not denominated in Dollars, such rate as would be then applicable to Revolving Loans that are Term Benchmark Loans or RFR Loans, as applicable, denominated in the applicable currency, in the case of Term Benchmark Loans with an Interest Period of one month (~~assuming, solely, for this purpose~~or in the case of Canadian Dollar denominated Reimbursement Obligations, ~~that Term Benchmark Loans include “CDOR-rate”~~the rate for Canadian Dollar ~~loans that are treated as Revolving Loans~~denominated Reimbursement Obligations described in the last sentence of Section 3.5), plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are ABR Loans plus 2% (provided that for amounts denominated in another Available Currency (other than Dollars) such rate would be the rate then applicable to Revolving Loans that are Term Benchmark Loans or RFR Loans, as applicable, denominated in such currency with, in the case of Term Benchmark Loans an Interest Period of one month, plus 2% (~~assuming, solely, for this purpose in the case of~~the rate for Canadian Dollar denominated ~~amounts, that Term Benchmark Loans include “CDOR-rate” Canadian Dollar loans that are treated as Revolving Loans~~Reimbursement Obligations described in the last sentence of Section 3.5)), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(g)Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the rate of interest on which is calculated on the basis of the Prime Rate, and Loans denominated in Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of each determination of an Adjusted Term SOFR Rate, Daily Simple RFR, Overnight Rate or an

Adjusted EURIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or reserve requirements shall become effective as of the opening of business on the day on which such change becomes effective. The applicable ABR, Adjusted Term SOFR Rate, Term SOFR Rate, Daily Simple RFR, Overnight Rate, Adjusted EURIBOR Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the applicable Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16Alternate Rate of Interest.

(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Overnight Rate, the Adjusted EURIBOR Rate, Daily Simple SOFR (solely to the extent Daily Simple SOFR is the relevant Benchmark with respect to Dollars) or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Available Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Available Currency, or

(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Overnight Rate, the Adjusted EURIBOR Rate, Daily Simple SOFR (to the extent relevant with respect to Dollars) or the EURIBOR Rate for the applicable Available Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Available Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Available Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Available Currency, then the Administrative Agent shall give facsimile or e-mail notice thereof to the applicable Borrower and the relevant Lenders as soon as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the relevant Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Borrowing Request by a US Borrower requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an (x) ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of 2.16 (i) or (ii) or (y) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (i) above and if any Borrowing Request by a European Co-Borrower requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as a Loan bearing interest at the Alternate Rate and (C) if any Borrowing Request requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in an Available Currency (other than Dollars), then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Available Currency is outstanding on the date of the applicable Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Term Benchmark Loan or RFR Loan, then until the Administrative

Agent notifies the applicable Borrower and the relevant Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) ABR Loan if the Adjusted Daily Simple SOFR also is the subject of 2.16 (i) or (ii) or (y) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (i) above (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Available Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Currency other than Dollars shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Available Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Available Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected RFR Loans denominated in any Available Currency other than Dollars, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) immediately or (B) be prepaid in full immediately.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Available Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Upon the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Available Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Available Currency is outstanding on the date of the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Available Currency is implemented pursuant to this Section 2.16, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of a Benchmark Transition Event or (ii) or (y) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of Benchmark Transition Event an ABR Loan (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Available Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Currency other than Dollars shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Available Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Available Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected RFR Loans denominated in any Available Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (or in the case of the European Co-Borrowers a Loan bearing interest at the Alternate Rate) (in an amount equal to the Dollar Equivalent of such Available Currency) immediately or (B) be prepaid in full immediately.

2.17Pro Rata Treatment and Payments. (a) Each borrowing by each Borrower from the Revolving Lenders hereunder, each payment by each Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders, in each case unless otherwise provided in this Agreement.

(b)Any proceeds of Collateral of any Loan Party received by the Administrative Agent (i) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (ii) at any other time, not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11(a)) or (C) amounts to be applied from any Collection Account (which shall be applied in accordance with Section 2.11(c)), shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements then owing to the Administrative Agent and any Issuing Lender from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then owing to the Lenders from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances owing by or guaranteed by such Loan Party, fourth, to pay the principal of the Protective Advances owing by or guaranteed by such Loan Party, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements, in each case owing or guaranteed by such Loan Party, ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements owing or guaranteed by such Loan Party, to the payment of any amounts owing with respect to Reported Banking Services Obligations and Reported Secured Swap Obligations owing or guaranteed by such Loan Party, ratably, and to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit issued on behalf of, or guaranteed by, such Loan Party, to be held as cash collateral for such Obligations, seventh, to the payment of any amounts owing with respect to Banking Services Obligations (other than Reported Banking Services Obligations) and Secured Swap Obligations (other than Reported Secured Swap Obligations) owing or guaranteed by such Loan Party, ratably, eighth, to the payment of any other Obligations owing to the Administrative Agent or any Lender by, or guaranteed by, such Loan Party, ratably, and ninth, any balance remaining after the Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its account designated for such purpose by written notice by such Loan Party to the Administrative Agent or to whomsoever else may be lawfully entitled to receive the same. The application of any payment pursuant to this Section 2.17(b) shall be made first, to ABR Loans and second, to Term Benchmark Loans and RFR Loans. Each of the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall be payments be made pursuant to levels “seventh” or “eighth” above prior to the payment in full of all obligations described in levels “first” through “seventh” above). Notwithstanding the foregoing, (x) no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party and (y) application of amounts from non-Domestic Loan Parties shall be subject to Section 10.21.

(c)Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, unless otherwise provided by this Agreement.

(d)All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars (or in the case of principal and interest in respect of Loans denominated in another Available Currency, such Available Currency, and subject to any payments required to be made in an Available Currency with respect to Letters of Credit denominated in an Available Currency as set forth in Section 3) and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.11(c)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations as of 10:00 A.M., Local Time, on the Business Day of receipt, subject to actual collection.

(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to in the greater of (i) in the case of Dollar borrowings, the NYFRB Rate and in the case of non-Dollar borrowing a customary rate determined by the Administrative Agent and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable at the time to the Loans comprising such Borrowing.

(f)Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to, in the case of Borrowings in Dollars, the daily average NYFRB Rate and in the case of Borrowings not in Dollars, a customary rate determined by the Administrative Agent. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.7(d), 2.17(e), 2.17(f), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i)shall subject any Lender or other Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender or other Credit Party that is not otherwise included in the determination of the Adjusted Term SOFR Rate, Daily Simple RFR, EURIBOR Screen Rate or Adjusted EURIBOR Rate (or, only to the extent set forth in Section 2.16, Daily Simple SOFR); or

(iii)shall impose on such Lender or other Credit Party any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall, subject to clauses (d) and (e) below, promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and provide reasonable supporting detail.

(b)If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrower (with a copy to the Administrative Agent) of a written request therefor with reasonable supporting detail, the applicable Borrower shall, subject to clauses (d) and (e) below, pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, any European equivalent regulations (such as the European Market and Infrastructure Regulation and other regulations related thereto) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the applicable Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the applicable Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document and Letter of Credit shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it (for its own account and on behalf of any other Credit Party, as applicable) for, Other Taxes.

(c)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Without duplication of payments made pursuant to Section 2.19(a) above, the Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)On the date of this Agreement, the Administrative Agent shall (and any successor or replacement Administrative Agent) shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Parent Borrower two duly executed originals of either (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that it is a U.S. branch that has agreed to be treated as a U.S. Person for United States federal withholding Tax purposes with respect to payments received by it from the Borrowers for the account of others under the Loan Documents.

(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)

(i)All amounts expressed to be payable under this Agreement or any other Loan Document or any Letter of Credit by any Loan Party to any Credit Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any Loan Party under this Agreement or any other Loan Document or any Letter of Credit and such Credit Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Credit Party must promptly provide an appropriate VAT invoice to that Loan Party). If any VAT was paid by any Loan Party to any Credit Party for any supply under this Agreement or any other Loan Document or any Letter of Credit and it transpires that such supply was out of scope of VAT or subject to a VAT exemption or subject to a reverse charge mechanism, the respective Loan Party and Credit Party shall fully cooperate in order to correct the situation.

(ii)If VAT is or becomes chargeable on any supply made by any Credit Party (the “VAT Supplier”) to any other Credit Party (the “VAT Recipient”) under this Agreement or any other Loan Document or any Letter of Credit, and any Loan Party (the “Relevant Party”) is required by the terms of this Agreement or any other Loan Document or any Letter of Credit to pay an amount equal to the consideration for that supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration): (x) (where the VAT Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the VAT Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The VAT Recipient must (where this paragraph (x) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and (y) (where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)Where this Agreement or any other Loan Document or any Letter of Credit requires any Loan Party to reimburse or indemnify a Credit Party for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)Any reference in this Section 2.19(i) to any Loan Party or Credit Party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person deemed for VAT purposes to make or receive supplies on behalf of such VAT group.

(v)In relation to any supply made by a Credit Party to any Loan Party under this Agreement or any other Loan Document or any Letter of Credit, if reasonably requested by such Credit Party, that Loan Party must promptly provide such Credit Party with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply.

(j)Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents and Letters of Credit.

(k)For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender and the Swingline Lender.

(l)Additional United Kingdom Tax Matters:

(i)Subject to (ii) below, each Lender and the UK Borrower shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make payments under any Loan Document or Letter of Credit without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(A)A Lender on the date of this Agreement that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the UK Borrower and the Administrative Agent on the date of this Agreement;; and

(B)a Lender which becomes a Lender hereunder after the date of this Agreement that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the UK Borrower and the Administrative Agent, and

(C)upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (l)(i) above.

(ii)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (l)(i) above, the UK Borrower(s) shall make a Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing, provided that, if:

(A)the UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)the UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)HM Revenue & Customs has not given the UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, the UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iii)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (l)(i) above, the UK Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(iv)The UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(v)Each Lender shall notify the Administrative Agent if it determines in its sole discretion that it is ceases to be a UK Qualifying Lender with respect to payments made by the UK Borrower hereunder.

(vi)A payment from the UK Borrower shall not be increased under Section 2.19(a) and there shall be no indemnification under Section 2.19(d) in respect of any withholding or deduction for Taxes imposed under the laws of the United Kingdom if on the date on which the payment falls due: (A) the payment could have been made to the relevant Lender without such withholding or deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or income tax treaty or any published practice or published concession of any relevant taxing authority; or (B) the relevant Lender is a UK Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the Lender without the withholding or deduction for Taxes imposed under the laws of the United Kingdom had that Lender complied with its obligations under Section 2.19(l)(i) or 2.19(l)(iii) (as applicable) above (“UK Excluded Withholding Taxes”).

(vii)Each Lender which becomes a Lender hereunder after the date of this Agreement shall indicate in writing on the date it becomes a Lender, for the benefit of the Administrative Agent and without liability to any Borrower, which of the following categories it falls in: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); or (C) a UK Treaty Lender. If such Lender fails to indicate its status in accordance with this Section 2.19(l)(vii) then such Lender shall be treated by the UK Borrower as if it is not a UK

Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the UK Borrower).

(m)Additional German Tax Matters:

(i)A payment from a German Borrower shall not be increased under Section 2.19(a) and there shall be no indemnification under Section 2.19(d) in respect of any Indemnified Taxes imposed under the laws of Germany, if on the date on which the payment falls due:

(A)the payment could have been made to the relevant Lender without a Tax deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty, or any published practice or published concession of any relevant taxing authority; or

(B)the relevant Lender is a German Treaty Lender and the obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax deduction had that Lender co-operated in completing any procedural formalities necessary for that obligor to obtain authorization to make that payment without a Tax deduction; or

(C)the relevant obligor is required by the relevant tax office to make a Tax deduction on account of German Tax pursuant to section 50a paragraph 7 of the German Income Tax Act (Einkommensteuergesetz), unless the payment could have been made to the relevant Lender without such Tax deduction if the Lender had been a German Treaty Lender, but on that date that Lender is not or has ceased to be a German Treaty Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty, or any published practice or published concession of any relevant taxing authority; it being further agreed that a Lender shall not be entitled to an increased payment under Section 2.19(a) but only to an indemnification under and in accordance with Sections 2.19(d) and 2.19(m)(ii) if it causes a Tax deduction under section 50a paragraph 7 of the German Income Tax Act by a failure to comply with its German tax filing or tax paying obligations.

(ii)Any Taxes assessed on a Lender under the laws of Germany solely due to the fact that the Loans are secured (directly or indirectly) by real estate located in Germany (inländischer Grundbesitz) or by German rights subject to the civil code provisions relating to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen), shall not be subject to indemnification under Section 2.19(d), unless the relevant Lender was a German Treaty Lender when it became a Party and the reason it has ceased to be a German Treaty Lender is the introduction of, or a change in, any law or regulation, or a change in the interpretation or application of any law, treaty or regulation or in any practice or concession of any tax authority, in each case occurring after the date of this Agreement.

2.20Indemnity. (a) Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of or conversion from Term Benchmark Loans after any Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of the Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (B) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable funding market. A certificate as to any amounts payable pursuant to this Section submitted to any Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

(b)with respect to Daily Simple SOFR Loans (only to the extent set forth in Section 2.16), in the event of (i) the payment of any principal of such Daily Simple SOFR Loans other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional mandatory prepayment of Loans), (ii) the failure to borrow or prepay such Daily Simple SOFR Loans on the date specified in any notice delivered pursuant hereto, (iii) the assignment of any Daily Simple SOFR Loans other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.22, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.21Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22Replacement of Lenders. Each Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto or with respect to an RFR Loan, if any RFR Loan owing to such replaced Lender shall be purchased other than on the scheduled due date, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b)the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)if any Swingline Exposure, L/C Exposure or Protective Advance Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure, L/C Exposure and Protective Advance Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure, L/C Exposure and Protective Advance Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Protective Advance Exposure, (y) second, prepay such Swingline Exposure and (z) third, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the applicable Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, L/C Exposure and Protective Advance Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24Incremental Facilities. (a) The Parent Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Commitments (any such new or increased Commitments, “Incremental Commitments”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (x) the amount of such Incremental Commitments and (y) the applicable Increased Facility Closing Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)); provided that (i) with respect to any Increased Facility Closing Date, the Incremental Commitments shall be in a minimum amount of the Dollar Equivalent of $25,000,000 and $1,000,000 multiples thereafter, (ii) the aggregate amount of Incremental Commitments obtained after the ~~Closing~~Amendment No. 3 Effective Date pursuant to this Section 2.24 shall not exceed the greater of (a) $200,000,000 and (b) the amount (if any) by which the Borrowing Base exceeds the Commitments and (iii) Incremental Commitments may be made no more than four times during the term of this Agreement (or such greater number as may be agreed by the Administrative Agent in its sole discretion). No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)Any additional bank, financial institution or other entity which, with the consent of the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)Unless otherwise agreed or otherwise directed by the Administrative Agent, on each Increased Facility Closing Date, the applicable Borrower shall borrow Revolving Loans under the relevant Incremental Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan which would then have been outstanding from such Lender if (i) each such Type had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type requested to be so borrowed or effected had been proportionately increased.

(d)The availability of the Incremental Commitments will be subject to the following conditions:
(i)no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Commitments;

(ii)the representations and warranties set forth in each Loan Document shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Increased Facility Closing Date immediately prior to and immediately after giving effect to the making of such Incremental Commitments, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date;

(iii)the Borrowers shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Commitments; and

(iv)the documentation and terms of any Incremental Commitment shall be documented solely as an increase to the existing Commitments without any change in terms other than those necessary to effect such Incremental Commitment (it being agreed the Administrative Agent and the Borrowers shall be permitted to make such amendments to the Loan Documents to effectuate the provisions of this Section 2.24 without the consent of any other Person).

SECTION 3. LETTERS OF CREDIT

3.1L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the applicable Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the L/C Obligations would exceed the L/C Commitment or, unless otherwise agreed by the Administrative Agent and the applicable Issuing Lender in their sole discretion, the Dollar Equivalent of the L/C Obligations of an Issuing Lender would exceed the Issuer Individual Commitment of such Issuing Lender, (ii) the Dollar Equivalent of the Total Revolving Extensions of Credit would exceed the Line Cap, (iii) the Total Revolving Extensions of Credit to the US Borrowers would exceed the US Borrowing Base (after deducting Revolving Extensions of Credit made to or for the account of any other Borrowers), (iv) the Foreign Borrowing Limits would be exceeded or (v) the Dollar Equivalent of the L/C Obligations for the account of the European Co-Borrowers would exceed the European LC Sub-Limit, subject, in each case, to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. Each Letter of Credit shall (i) be denominated in an Available Currency (except that Letters of Credit denominated in Canadian Dollars shall only be issued for the account of the US Borrowers) and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Lender applicable to letters of credit generally.

(b)The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c)The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers, any Issuing Lender or any other Person.

3.2Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein, with a copy to the Administrative Agent, an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby in a form satisfactory to it and the Administrative Agent (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto and its and the Administrative Agent’s approval of the form of the Letter of Credit) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3Fees and Other Charges. (a) The Borrowers will pay a fee denominated in Dollars on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Term Benchmark Loans denominated in Dollars, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date, in an amount separately agreed with the Issuing Lender.

(b)In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned) in the currency of such outstanding amount. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the greater of (x) the daily average NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable at the time to the Letter of Credits comprising such issuance. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Local Time, on (i) the Business Day that the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Local Time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency of such draft and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) (or in the case of non-Dollar draws, (d), or in the case of Canadian Dollar draws, a customary rate determined by the Administrative Agent, as applicable) and (y) thereafter, Section 2.14(f).

3.6Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1Financial Condition. (a) The unaudited pro forma combined balance sheet and related pro forma combined statement of income (including the notes thereto) combining (i) the consolidated balance sheet and related statement of income of the Parent Borrower and its consolidated Subsidiaries (other than the Target and its consolidated Subsidiaries) as of and for the 12 months ended July 31, 2018 and (ii) the consolidated balance sheet and related statement of income of Target and its consolidated Subsidiaries as of and for the 12 months ended August 31, 2018, and which is subject to certain adjustments (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)) to the consummation of the Transactions and the payment of fees and expenses in connection therewith. The Pro Forma Financial Statements have been prepared based on the best information available to the Parent Borrower as of the date of delivery thereof, and present fairly in all material respects and on a Pro Forma Basis the estimated financial condition and results of operations of the Parent Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended at July 31, 2018, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as applicable.

(b)The audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries (other than the Target and its Subsidiaries) as at July 31, 2016, July 31, 2017 and July 31, 2018, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries (other than the Target and its Subsidiaries) as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at October 31, 2018, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the three-month period ended on each such date, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c)To the knowledge of the Parent Borrower, the audited consolidated financial statements of each of Erwin Hymer Group AG & Co. KG and Erwin Hymer Vermögensverwaltungs AG, for each of the fiscal years ending on August 31, 2017 and August 31, 2016 (each including a statement of financial position (Bilanz), a statement of profit or loss (Gewinn- und Verlustrechnung), a statement of comprehensive income (Gesamtergebnisrechnung), a statement of cash flows (Kapitalflussrechnung), a statement of changes in owner's equity (Entwicklung des Eigenkapitals), notes (Anhang), based on the circumstances actually known (positive bekannt) by the management of Erwin Hymer Group AG & Co. KG or Erwin Hymer Vermögensverwaltungs AG, respectively, at the time of the preparation (Aufstellung) of the relevant consolidated financial statements, have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a German

Commercial Code (HGB) as consistently applied (except as disclosed therein) and have been audited and have received an unqualified audit opinion by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. To the knowledge of the Parent Borrower, the unaudited consolidated financial statements of each of Erwin Hymer Group AG & Co. KG and Erwin Hymer Vermögensverwaltungs AG, for the nine months ending May 31, 2018 (each including a statement of financial position (Bilanz), a statement of profit or loss (Gewinn- und Verlustrechnung), a statement of comprehensive income (Gesamtergebnisrechnung), a statement of cash flows (Kapitalflussrechnung), a statement of changes in owner's equity (Entwicklung des Eigenkapitals), based on the circumstances actually known (positive bekannt) by the management of Erwin Hymer Group AG & Co. KG or Erwin Hymer Vermögensverwaltungs AG, respectively, at the time of the preparation (Aufstellung) of the relevant consolidated financial statements have been prepared in accordance with IFRS as consistently applied (except as disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

(d)Except as disclosed on Schedule 4.1(d), as of the Closing Date, no Group Member (other than the Target and its Restricted Subsidiaries), and, to the knowledge of the Borrower, neither Target nor its Restricted Subsidiaries, has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP or IFRS, as applicable, to be reflected on a balance sheet or in the notes thereto and that are not reflected in the most recent financial statements referred to in clauses (b) and (c) above.

4.2No Change. Since July 31, ~~2018~~2023, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (or such other analogous status, if any) under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (or such other analogous status, if any) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.20 and (iii) the consents, authorizations, filings and notices set forth in Schedule 4.4(b).

4.5No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, or license of, and good title to, or a valid leasehold interest in, or license of, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim. To the knowledge of each Loan Party, the use of any material Intellectual Property necessary for the conduct of its business does not infringe upon the rights of any Person unless such infringement could not reasonably be expected to be material to the Borrowers and their Restricted Subsidiaries.

4.10Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (b) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect) no material Lien in respect of Taxes has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such Tax, fee or other charge. As of the Closing Date, no Loan Party is treated for any Tax purposes as resident in a country or jurisdiction other than its jurisdiction of incorporation or establishment. As of the Closing Date, no Loan Party is a member of any VAT group other than a group made up solely of Restricted Subsidiaries.

4.11Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Board or (b) for any purpose that violates the provisions of the regulations of the Board. No more than 25% of the value of the assets of the Group Members consist of “margin stock” as so defined. If requested by the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act (to the extent applicable) or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the IRS and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. The present value of all accumulated benefit obligations under each

Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14Foreign Plans.

(a)As of the Closing Date, no UK Loan Party nor any of its Subsidiaries or Affiliates is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer.

(b)Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices.

(c)As of the Closing Date, the present value of the aggregate accumulated benefit obligations of all Foreign Plans (based on those assumptions used to fund such Foreign Plans) with respect to all current and former participants did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Plans.

(d)Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with the applicable regulatory authorization and is in compliance with (i) all material provisions of applicable law and regulations applicable to such Foreign Plan and (ii) the terms of such Foreign Plan.

(e)[Reserved].

(f)Notwithstanding anything herein to the contrary, all representations and warranties made in this Section 4.14 with respect to the Target and its Subsidiaries prior to the Closing Date are made solely to the knowledge of the Parent Borrower.

4.15Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness.

4.16Subsidiaries; Capital Stock. As of the Closing Date, (a) Schedule 4.16 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents or the Term Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.17Use of Proceeds. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit, shall be used for general corporate purposes of the Parent Borrower and its Restricted Subsidiaries (including working capital needs, Permitted Acquisitions and other Investments permitted by this Agreement). For the avoidance of doubt, the proceeds of the US Revolving Loans may be used to pay a portion of the Transaction Costs.

4.18Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor do the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)no Group Member has assumed any liability of any other Person under Environmental Laws.

4.19Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, the Confidential Information Memorandum and the other documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, did not contain as of the date such statements, information, documents or certificates were so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. As of the Closing Date, to the knowledge of the Parent Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects. Notwithstanding anything herein to the contrary, all representations and warranties made in this Section 4.19 with respect to any information relating to the Target and its Subsidiaries prior to the Closing Date are made solely to the knowledge of the Borrower.

4.20Security Documents. (a) Each Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral consisting of the certificated Capital Stock described in the Security Documents, when such Pledged Collateral is delivered (in accordance with the Intercreditor Agreement) to the Administrative Agent or the Term Loan Administrative Agent (together with a properly completed and signed undated endorsement), in the case of Collateral consisting of Deposit Accounts or Securities Accounts, when such Deposit Accounts or Securities Accounts located in the U.S. or other applicable jurisdiction, as applicable, are subject to a Deposit Account Control Agreement and in the case of the other Collateral described in the Security Documents that can be perfected by the filing of such financing statement or other filing, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are filed in the offices specified on Schedule 4.20(a), the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien of any other Person (except (i) in the case of Collateral other than Capital Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Capital Stock, Liens on such Collateral securing the obligations outstanding under the Term Loan Documents and other Indebtedness permitted under the Loan Documents to be incurred and secured pari passu to the obligations outstanding under the Term Loan Documents and subject to the Intercreditor Agreement).

(b)Each of the Mortgages, upon execution and delivery by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with such Mortgages, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person (except Liens permitted by Section 7.3). Schedule 1.1C lists, as of the Closing Date, each parcel of owned real property and held by any Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.22Solvency. As of the Closing Date and after giving effect to the Transactions, (i) the Parent Borrower and its Subsidiaries, on a consolidated basis, are Solvent and (ii) each European Co-Borrower, on an individual basis, is Solvent.

4.22Senior Indebtedness. The Obligations, and the obligations of each Subsidiary Guarantor under the Guarantee Agreement, constitute “senior debt” or “senior indebtedness” (or any comparable term) under all Indebtedness that is subordinated or required to be subordinated in right of payment to the Obligations (if applicable).

4.23Flood Laws. Other than as set forth in any life of loan flood hazard determination obtained by, or delivered to, the Administrative Agent, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws.

4.24Certain Documents. The Parent Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including, to the extent material to, or otherwise affecting, the interests of the Lenders, any amendments, supplements or modifications with respect thereto.

4.25Anti-Corruption Laws, Anti-Money Laundering and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to require material compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and such Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of such Borrower, its directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (a) any Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any Borrower, any employee or agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, Anti-Money Laundering Laws or applicable Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. This Section 4.25 does not apply to any German Borrower to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on that German Borrower.

4.26~~EEA~~Affected Financial Institutions. No Loan Party is an ~~EEA~~Affected Financial Institution.

4.27Plan Assets; Prohibited Transactions. None of any Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution and delivery of, nor performance of the transactions contemplated under, this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

4.28Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (or any equivalent provision(s) of any applicable successor to the regulation which may apply from time to time of any of the European Loan Parties) (the “Regulation"), (a) each European Loan Party’s centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and (b) as of the Closing Date, no European Loan Party has any “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

SECTION 5. CONDITIONS PRECEDENT

5.1Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee Agreement, executed and delivered by each Borrower and each Subsidiary Guarantor, (iii) subject to Section 6.13, each Security Document, executed and delivered by the Administrative Agent and the applicable Loan Parties and (iv) the Intercreditor Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person party thereto.

(b)Acquisition. Substantially concurrently with the occurrence of the Closing Date and promptly following the making by each Lender of its initial extension of credit hereunder, the Equity Contribution shall have been made and the Acquisition shall have been consummated pursuant to the Acquisition Documentation, and no provision thereof shall have been amended or waived, and no consent or direction shall have been given thereunder, in any manner materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of JPMorgan Chase Bank, N.A. and Barclays Bank PLC (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that any amendment, waiver, consent or direction that results in (i) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with an issuance of common stock of the Parent Borrower or other equity reasonably acceptable to the Arrangers, and (ii) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (A) such reduction is allocated to reduce the commitments under the Term Loans and (B) such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Acquisition Agreement) does not decrease the purchase price by more than 10% (cumulative for all such reductions)).

(c)Other Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that on or prior to the Closing Date (x) the Term Loan Credit Agreement is in full force and effect and (y) the Parent Borrower received at least $1,386,433,810.16 plus €617,718,034.23 in gross cash proceeds from borrowings under the Term Loan Credit Agreement.

(d)Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, (A) the Credit Agreement, dated as of June 30, 2016, among the Parent Borrower, the Subsidiaries of the Parent Borrower, each lender party thereto and BMO Harris Bank N.A., as administrative agent, (B) the syndicated loan agreement dated December 18, 2017 entered into between, among others, EHG and Rental Alliance GmbH (“REN”) as borrowers, EHG, REN and other Companies as guarantors, Deutsche Bank Luxembourg S.A. as facility agent and several financial institutions as lenders providing for a revolving credit facility in the amount of €300,000,000 and (C) all other existing material Indebtedness for borrowed money (other than the Continuing External Debt) of the Parent Borrower, the Target and their respective Subsidiaries, in each case shall have been paid in full (such repayment, the “Existing Indebtedness Refinancing”) and all Liens granted in connection with each of the foregoing shall have been terminated such that on the Closing Date, after giving effect to Transactions, none of the Parent Borrower or any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money other than (i) any Indebtedness outstanding under the Term Loan Credit Agreement, (ii) Indebtedness outstanding under this Agreement, (iii) the Continuing External Debt and (iv) other Indebtedness listed on Schedule 7.2(e).

(e)Pro Forma Financial Statements; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statements, and (ii) the financial statements set forth in Sections 4.1(b) and (c).

(f)Fees. All costs, fees and expenses required to be paid by the Parent Borrower to the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders in connection with this Agreement (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Administrative Agent) and all costs, fees and expenses required to be paid by the Parent Borrower pursuant to the fee letter, dated as of September 18, 2018 (as amended, modified and supplemented through the Closing Date), among the Parent Borrower, JPMorgan Chase Bank, N.A. and Barclays Bank PLC (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the JPMorgan Chase Bank, N.A. and Barclays Bank PLC) shall have been paid or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement to the extent due and invoiced to the Parent Borrower not less than two Business Days prior to the Closing Date.

(g)Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the applicable form of Exhibit F, with appropriate insertions and attachments as provided therein, including the certificate of incorporation of each Loan Party that is a corporation certified (if applicable) by the relevant authority of the jurisdiction of organization of such Loan Party and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (if applicable). The certificate referred to in (i) shall, in addition, with respect to a limited liability company established under the laws of Germany (a GmbH), attach the articles of association, the shareholder list, an excerpt from the commercial register, and any other organizational agreement applicable to it and with respect to a limited liability partnership established under the laws of Germany (a KG), the partnership agreement, an excerpt from the commercial register, and any other organizational agreement applicable to it, with respect to a limited liability company established under the laws of England and Wales, the certificate of incorporation, the memorandum of association, the articles of association (and any amendments thereto) and a specimen signature of each person authorized by the resolutions attached to the certificate described above in paragraph (g)(i) above in relation to the Loan Documents and related documents.

(h)Legal Opinions. The Administrative Agent shall have received the executed legal opinions of the applicable Baker & McKenzie member firms, as New York and German counsel to the Parent Borrower and its Restricted Subsidiaries, and certain other local counsel to the Parent Borrower and its Restricted Subsidiaries, each in form and substance reasonably acceptable to the Administrative Agent, and a legal opinion of Mayer Brown International LLP, as English counsel to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

(i)Pledged Stock; Stock Powers; Pledged Notes. The Term Loan Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the US Security Documents, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the US Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden or expense) to deliver to the Term Loan Administrative Agent the certificates and undated stock powers required by clause (i) above and the promissory notes and related transfer forms required by clause (ii) above, such certificates, stock powers, promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items (other than any certificates representing the shares of Capital Stock of Domestic Subsidiaries) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent or the Term Loan Representative may agree in its reasonable discretion)).

(j)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the US Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden and expense) to satisfy the requirement set forth in this Section 5.1(j), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(k)Mortgages, etc. (i) The applicable Borrower or the applicable Subsidiary Guarantor shall, with respect to each Mortgaged Property, deliver to the Administrative Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Secured Parties, fully executed counterparts of Mortgages, duly executed and acknowledged by such Borrower or such Subsidiary Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording of filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by the Intercreditor Agreement, subject to Permitted Liens, against the Mortgaged Properties purported to be covered thereby.

(ii)If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, or in lieu thereof, or existing surveys, together with any affidavits required by the Title Insurance Company as shall be sufficient to enable the Title Insurance Company to remove any standard survey exceptions from the Mortgaged Policies and issue customary survey-dependent endorsements to the applicable Mortgage Policy.

(iii)The Administrative Agent shall have received mortgagee’s title insurance policies in favor of the Administrative Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon, with the priority required by the Intercreditor Agreement, free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent reasonably available in the jurisdiction where the applicable Mortgaged Property is located, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by applicable Borrower or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made). The Administrative Agent shall also have received evidence satisfactory to it that all charges for mortgage recording taxes and all related expenses, if any, have been paid.

(iv)The Administrative Agent shall have received with respect to any portion of the Mortgaged Property that has improvements and is located in the United States (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Borrower or the applicable Loan Party in the event any such property is located in a special flood hazard area) and (B) evidence of flood insurance as required by Section 6.5(b).

(v)The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above.

(vi)The Administrative Agent shall have received, with respect to each of the Mortgaged Properties owned on the Closing Date, such local counsel opinions and opinions of counsel in the jurisdiction of organization of the owner of the applicable Mortgaged Properties.

Notwithstanding anything to the contrary contained in this Section 5.1(k), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(k) and such requirements are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 150 days of the Closing Date (or such later date as the Administrative Agent or the Term Loan Representative may agree in its reasonable discretion)).

(l)Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Parent Borrower in the form of Exhibit L.

(m)Specified Representations. Each of the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been so true and correct in all material respects (or in all respects if qualified by materiality) on and as of such earlier date.

(n)Local Law Security Documents. The Administrative Agent shall have received, (i) solely with respect to the Capital Stock of any material Foreign Subsidiary that is a Wholly Owned Subsidiary of any Domestic Loan Party that constitutes Collateral, all local law pledge, charge or similar agreements in respect of such Capital Stock in favor of the Administrative Agent for the benefit of the Secured Parties, to the extent corresponding documentation is delivered pursuant to the Term Loan Credit Agreement and (ii) solely with respect to the Foreign Loan Parties, (x) all local law security, pledge, charge or similar agreements in respect of such Foreign Loan Party’s Collateral in favor of the Administrative Agent for the benefit of the Secured Parties as the Administrative Agent shall reasonably request, in each case duly executed and delivered by the relevant Loan Party and the Administrative Agent, (y) all other documentation and instruments the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such Collateral under the relevant local law that is prior and superior in right to the Lien of any other Person including, without limitation, a solvency certificate with respect to the relevant Loan Parties to the extent requested by the Administrative Agent, corporate authorities and relevant Deposit Account Control Agreements and (z) local law opinions relating to such local law pledge, charge or similar agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 5.1(n), and to the extent the Loan Parties have rights under the Acquisition Agreement, if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(n) and such requirements are not satisfied by the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it to the Parent Borrower (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)). For the avoidance of doubt, until all relevant German Security Documents and UK Security Documents have been entered into pursuant to this paragraph, the UK Borrowing Base and the German Borrowing Bases shall be zero.

(o)Patriot Act. (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(p)Inventory Appraisal and Field Examination. The Administrative Agent shall have received (i) a field examination conducted by the Administrative Agent or its designee of the Accounts, Inventory and related working capital matters of the Parent Borrower and its Subsidiaries (other than the Target and its Subsidiaries) and of the related data processing and other systems of the Parent Borrower and its Subsidiaries (other than the Target and its Subsidiaries), the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion and (ii) an appraisal of the Inventory of the Parent Borrower and its Subsidiaries (other than the Target and its Subsidiaries) from a firm (or firms) satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.

(q)Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate, prepared as of December 31, 2018 (other than with respect to the Target and its Subsidiaries).

(r)Deposit Account Control Agreements. The Administrative Agent shall have received Deposit Account Control Agreements required to be delivered pursuant to the Security Documents in each case in form and substance reasonably satisfactory to the Administrative Agent; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden and expense) to satisfy the requirement set forth in this Section 5.1(r), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 120 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1.

5.2Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date, a conversion of the Loans to the other Type and a continuation of Term Benchmark Loans and other than with respect to any Protective Advance) is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder (other than the initial extensions of credit on the Closing Date and other than with respect to a Protective Advance) shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and, in the case of Sections 6.3 through 6.8, 6.10, 6.12 and 6.13, shall cause each of its Restricted Subsidiaries to:

6.1Financial Statements. Furnish to the Administrative Agent (for prompt delivery to each Lender):

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower (or such later date as otherwise permitted by the SEC), a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to an upcoming maturity date of any Indebtedness incurred under this Agreement or the Term Loan Credit Agreement);

(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower (or such later date as otherwise permitted by the SEC), the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the fiscal year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (of the same type as the financial statements delivered pursuant to clause (a) or (b) above, as applicable, except that no such financial statements delivered pursuant to this clause (c) shall be required to be audited) prepared on the basis of consolidating the accounts of the Parent Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Parent Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

As to any information contained in materials furnished pursuant to Section 6.2(d), the Parent Borrower shall not be separately required to furnish such information under Section 6.1(a), (b) or (c) or Section 6.2(c), but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in Section 6.1(a), (b) and (c) or Section 6.2(c) at the times specified therein. Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents are filed of record with the SEC; provided that, upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2Certificates; Borrowing Base; Other Information. Furnish to the Administrative Agent (for prompt delivery to each Lender):

(a)concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall (x) include a statement that, to each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (y) in the case of quarterly or annual financial statements, set forth, in reasonable detail, the calculation of the Consolidated Fixed Charge Coverage Ratio for the Reference Period ending as of the last day of the fiscal year or fiscal quarter for which financial statements are being delivered pursuant to Section 6.1 and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a list of any material registered Intellectual Property acquired or created by any Loan Party and (z) a description of any Person that has become a Group Member, an Immaterial Subsidiary, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(b)as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c)within 45 days after the end of each fiscal quarter of the Parent Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year) (or, in case, such later date as otherwise permitted by the SEC for the filing of materials by Parent Borrower that will include the information required by this Section 6.2(c)), a narrative management discussion and analysis of the financial condition and results of operations of the Parent Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(d)promptly after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(e)promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(f)(subject to Section 6.2(g) with respect to the information to be provided in relation to the European Co-Borrowers), as soon as available but in any event within (x) in the case of a US Borrower, 23 Business Days following the end of each calendar month (or if Total Revolving Extensions of Credit are less than 15% of the Borrowing Base on each day during a calendar month (other than a calendar month upon which a quarterly period ends), 23 Business Days following the end of such next fiscal quarter) and within five Business Days of the end of each week during a Reporting Trigger Period, and (y) in the case of a European Co-Borrower, on the 23rd Business Day following the end of any calendar month upon which a quarterly period ends and within five Business Days of the end of each week during a Reporting Trigger Period, as of the last day of the period then ended, a Borrowing Base Certificate and the information supporting the Borrowing Base calculation required by the Borrowing Base Certificate, including, without limitation, the following information described under Section 6.2(f)(i) through (vii) (in each case as modified from time to time by the Administrative Agent in its Permitted Discretion)) (such information being the “Borrowing Base Information”):

(i)reconciliations of the Borrowers’ Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to the Borrowers’ accounts receivable agings, to the Borrowers’ general ledger and to Borrowers’ most recent financial statements;

(ii)accounts payable report (including, when available, accounts payable agings);

(iii)accounts receivable agings;

(iv)a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(v)when available and in a form consistent with past practices, reconciliations of the Borrowers’ Inventory to the Borrowers’ general ledger and to the Borrowers’ financial statements, in each case, reasonably acceptable to the Administrative Agent; and

(vi)when available and in a form reasonably acceptable to the Administrative Agent, Inventory status reports, all with supporting materials as the Administrative Agent shall reasonably request

(vii)promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request in its Permitted Discretion.

(g)in relation to the European Co-Borrowers only if, at any time, (x) Availability is less than 30% of Total Commitments for a period of five consecutive days or (y) Availability is less than 25% of Total Commitments at any time, (each being an “Availability Trigger”), (A) within fifteen Business Days of an Availability Trigger, the Borrowing Base Information and (B) while an Availability Trigger is continuing, within 20 Business Days of the end of each calendar month (or on the 23rd day following the end of any calendar month upon which a quarterly period ends) and within five Business Days of the end of each week during a Reporting Trigger Period, as of the last day of the period then ended, the Borrowing Base Information, provided that, if Availability is greater than 30% of Total Commitments for a period of 30 consecutive days, the frequency by which the Borrowing Base Information which is required to be delivered by the European Co-Borrowers shall be as determined by Section 6.2(f). Nothing in this Section 6.2(g) shall impact the frequency of the delivery of the Borrowing Base Information by any Borrower other than the European Co-Borrowers;

(h)promptly upon the Administrative Agent’s request, in the Administrative Agent’s Permitted Discretion:

(i)copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(i)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(j)as soon as available, but in any event by the time of delivery of the Borrowing Base Information pursuant to Sections 6.2(f) and (g) (and, in the event that Adjusted Excess Availability is less than $85,000,000, on a daily basis, but solely with respect to the Foreign Qualifying Accounts and the Specified Accounts), the daily cash balance of Qualified Unrestricted Cash.

6.3Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to require material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. This Section 6.4(b) and (c) shall only apply to the extent that it does not violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on a German Borrower.

6.5Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such property could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b)If any Borrower learns that any portion of any property subject to a Mortgage located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then the Parent Borrower shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws. If any portion of any property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then the Parent Borrower shall (i) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations. (a) (i) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the applicable Borrower if requested by such Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (x) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(a)(ii) and (y) the Administrative Agent shall not exercise rights under this Section 6.6(a)(ii) more often than one time during any calendar year.

(b)No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide Inventory appraisals or updates thereof, prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include information required by applicable law and regulations; provided that (i) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals (which shall be performed at the discretion of the Administrative Agent) and (ii) if Adjusted Excess Availability is less than the greater of (x) 10% of the Line Cap and (y) $60,000,000 for a period of five consecutive Business Days, or if the cost of such appraisal is borne by the Administrative Agent, the Loan Parties will cooperate with the Administrative Agent to provide such appraisals (at the request of the Administrative Agent) up to one additional time during the twelve month period commencing with any month during which clause (ii) is triggered (or such cost is borne). For purposes of this Section 6.6(b), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets; provided that, with respect to a request for an appraisal exam at a given time, such request shall apply to all the Loan Parties to which such request will be applicable in a single request. All such appraisals shall be commenced upon reasonable notice to the Parent Borrower and performed during normal business hours of the applicable Borrower, and all reasonable and documented out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties (unless borne by the Administrative Agent pursuant to clause (ii) above).

(c)No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent or its designee to conduct a field examination to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided that (i) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such field examinations (which shall be performed at the discretion of the Administrative Agent) and (ii) if Adjusted Excess Availability is less than the greater of (x) 10% of the Line Cap and (y) $60,000,000 for a period of five consecutive Business Days, or if the cost of such field exam is borne by the Administrative Agent, the Loan Parties will permit the Administrative Agent to conduct such examinations (at the request of the Administrative Agent) up to one additional time during the twelve month period commencing with any month during which clause (ii) above is triggered (or such cost is borne). For purposes of this Section 6.6(c), it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Administrative Agent shall use commercially reasonable efforts to coordinate any such field exams; provided that, with respect to a request for a field exam at a given time, such request shall apply to all the Loan Parties to which such request will be applicable in a single request. All such field examinations shall be commenced upon reasonable notice to the Parent Borrower and performed during normal business hours of the applicable Borrower, and all reasonable and documented out-of-pocket costs of such field examinations shall be at the sole expense of the Loan Parties (unless borne by the Administrative Agent pursuant to clause (ii) above).

6.7Notices. Promptly give notice to the Administrative Agent (for prompt delivery to each Lender):
(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)any litigation or proceeding affecting any Group Member (i) in which the amount involved is $100,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)(i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request;

(e)as soon as possible and in any event within three Business Days of becoming aware (i) of an investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice in relation to any Foreign Plan, (ii) that any amount is due to any Foreign Plan pursuant to sections 75 or 75A of the United Kingdom’s Pensions Act 1995, (iii) that an amount is payable under sections 75 or 75A of the United Kingdom’s Pensions Act 1995 (in each case with respect to (i), (ii) or (iii), describing such matter or event and the action proposed to be taken with respect thereto); and (iv) of any material change to the rate or basis to the employer contributions to a Foreign Plan; and

(f)[reserved]; and

(g)any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for events or matters that could not reasonably be expected to have a Material Adverse Effect.

(b)Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9Additional Loan Parties. (a)Promptly upon any Domestic Subsidiary no longer being an Excluded Subsidiary after the Closing Date or promptly after the formation or acquisition of a Domestic Subsidiary that is not an Excluded Subsidiary (and in any event within 60 days thereof (or such longer period of time as the Administrative Agent shall reasonably agree)), the Parent Borrower will (i) cause such Domestic Subsidiary to guarantee the Obligations, pursuant to a Guarantee substantially in the form of the Guarantee Agreement or otherwise reasonably satisfactory to the Administrative Agent and (ii) (x) cause the Obligations to be secured by a perfected first-priority lien on all of the personal property (other than, for the avoidance of doubt, real property which is covered by Section 6.10(b) and Excluded Assets) of such Domestic Subsidiary, pursuant to the US Security Agreement and other such documents and instruments including Uniform Commercial Code financing statements required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded so that the Administrative Agent, for its benefit and the ratable benefit of the Lenders, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral (and subject to any limitations and exceptions consistent with those contained in any such documents or instruments) and (y) cause all outstanding Capital Stock of such Domestic Subsidiary (other than to the extent constituting Excluded Assets) owned directly or indirectly by any Loan Party to be subject to a perfected first-priority Lien pursuant to the US Security Agreement and (iii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 5.1 or as the Administrative Agent shall have reasonably requested.

(b)The Parent Borrower may from time to time add any Wholly Owned Subsidiary that is a Restricted Subsidiary and that is also a Domestic Subsidiary or a Foreign Subsidiary organized in Canada, Germany or England and Wales as a Subsidiary Guarantor by (i) causing such Subsidiary to enter into the Guarantee Agreement, applicable Security Documents and taking such other actions and delivering such other documentation and instruments as is reasonably satisfactory to the Administrative Agent and (ii) delivering such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 5.1 or as the Administrative Agent shall have reasonably requested; provided however, any such Wholly Owned Restricted Subsidiary shall not guarantee the Obligations if it is a CFC Subsidiary whose provision of such guaranty would be an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code.

6.10Additional Collateral, etc. (a) Subject to any applicable limitations set forth in the Security Documents, with respect to any property acquired from time to time by any Loan Party (other than (w) any property described in paragraph (b) below or Excluded Assets, (x) any property subject to a Lien expressly permitted by Section 7.3(g), (y) so long as the Term Loan Obligations Payment Date has not occurred, any Term Loan Priority Collateral as to which the Term Loan Representative and the Parent Borrower reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby and (z) any property (or, so long as the Term Loan Obligations Payment Date has not occurred, any property other than Term Loan Priority Collateral) as to which the Administrative Agent and the Parent Borrower reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in any such property (with the priority required by the Intercreditor Agreement), including the filing of Uniform Commercial Code (or analogous local law) financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent; provided however, any such security interest shall not be provided by a CFC Subsidiary with respect to any Obligation to the extent it would be an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code and the Treasury regulations thereunder that is taken into account in the income of a direct or indirect owner of such CFC Subsidiary pursuant to Section 951(a)(1)(B) of the Code.

(b)With respect to any fee interest in any real property at any location having a value (together with improvements thereof) of at least the Dollar Equivalent of (x) $10,000,000 acquired after the Closing Date and prior to the Amendment No. 3 Effective Date and (y) $20,000,000 acquired after the Amendment No. 3 Effective Date, in each case, by any Domestic Loan Party (including a Person that owns such real property and becomes a Domestic Loan Party pursuant to Section 6.9) (other than (i) any such real property subject to a Lien expressly permitted by Section 7.3(g) or any Excluded Assets and (ii) any real property as to which the Administrative Agent (or, so long as the Term Loan Obligations Payment Date has not occurred, the Term Loan Representative) and the Parent Borrower reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby), within sixty (60) days after the acquisition thereof (or 120 days in the case of the establishment or amendment of any Mortgage) (or such later date as the Administrative Agent (or, so long as the Term Loan Obligations Payment Date has not occurred, the Term Loan Representative) shall agree to in its sole discretion) execute and deliver to the Administrative Agent the documents and instruments required under Section 5.1(k) (including any legal opinions as the Administrative Agent may reasonably request).

(c)Subject to the terms of the Security Documents, the Parent Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(d)Notwithstanding the foregoing, with regard to any property as referred to in Sections 6.10(a) and/or 6.10(b) acquired from time to time by any European Loan Party, the obligations set forth in Sections 6.10(a) to 6.10(c) shall only apply to the extent that the assets in question would have been subject to the German Security Agreements or the UK Security Agreement if those assets had been owned by a European Loan Party as at the date on which such Security Documents were originally entered into.

6.11Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than a Borrower and EHG) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a)both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b)in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11;

(c)in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as an “Unrestricted Subsidiary” under the Term Loan Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the Term Loans) and in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as a “Restricted Subsidiary” under the Term Loan Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the Term Loans).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower in such Unrestricted Subsidiary on the date of designation in an amount equal to the fair market value of the Parent Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens, as the case may be, of such Subsidiary existing at such time. In no event shall any Intellectual Property be transferred directly or indirectly by the Parent Borrower or its Restricted Subsidiaries to an Unrestricted Subsidiary.

6.12Control Agreements. (a) With respect to any new deposit account or securities account opened by a US Loan Party or that is no longer an Excluded Account after the Closing Date, to the extent required by the US Security Agreement, deliver to the Administrative Agent any Deposit Account Control Agreement required to be delivered pursuant to the US Security Agreement within 60 days thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b)With respect to any new deposit account or securities account opened by a European Loan Party or that is no longer an Excluded Account after the Closing Date, subject to any limitations set forth in any applicable Security Documents, ensure that such deposit account or securities account is subject to a perfected security interest pursuant to a Security Document and, to the extent required by the applicable Security Documents, deliver to the Administrative Agent a Deposit Account Control Agreement within 90 days thereof (or such longer period as the Administrative Agent may agree), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)Notwithstanding anything in any Loan Document to the contrary, any Collection Account established in the Netherlands and identified to the Administrative Agent prior to the Closing Date (and any successor or replacement account thereof established in the Netherlands) (the “Dutch Collection Account”) shall not be required to be subject to a Deposit Account Control Agreement; provided that, in the event that the average daily collections into the Dutch Collection Account exceed a de minimis amount (as determined by the Administrative Agent in its Permitted Discretion), at the request of the Administrative Agent (exercised in its Permitted Discretion) the Borrower shall, within 90 days of the date such request is made by the Administrative Agent (or such longer period as the Administrative Agent may agree), either (i) cause such Dutch Collection Account to be subject to a perfected security interest (in form and substance satisfactory to the Administrative Agent) pursuant to a Security Document and Deposit Account Control Agreement or (ii) cause a Collection Account in substitution of such Dutch Collection Account to be subject to a perfected security interest (in form and substance satisfactory to the Administrative Agent) pursuant to a Security Document and Deposit Account Control Agreement to receive collections in lieu of the Dutch Collection Account such that the average daily collections in the Dutch Collection Account are less than such de minimis amount.

6.13Post-Closing Covenants. (a) Within 120 days from the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), (x) the Administrative Agent shall have received (i) a field examination conducted by the Administrative Agent or its designee of the Accounts, Inventory and related working capital matters of the Target and its Subsidiaries and of the related data processing and other systems of the Target and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion and (ii) an appraisal of the Inventory of the Target and its Subsidiaries from a firm (or firms) satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.

(b)The Parent Borrower shall and shall cause its Restricted Subsidiaries to complete the items set forth on Schedule 6.13 within the time periods set forth therein (or such longer period of time as agreed to by the Administrative Agent in its sole discretion).

6.14Foreign Plans.

(a)The Parent Borrower shall ensure that all Foreign Plans operated by or maintained for the benefit of itself, its Subsidiaries and Affiliates (each, a “member of the Group”) and/or any of their employees which are subject to the laws of the United Kingdom are fully funded based on the statutory funding objective under sections 221 and 222 of the United Kingdom’s Pensions Act 2004 and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(b)The Parent Borrower shall ensure that no member of the Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

(c)The Parent Borrower shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in Section 6.15(a) paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(d)Each Loan Party shall promptly notify the Administrative Agent if it is required to give notice to the Pensions Regulator of a notifiable event under Section 69 of the Pensions Act 2004. The relevant Loan Party shall, promptly upon request by the Administrative Agent, supply the Administrative Agent with a copy of any notice given to the Pensions Regulator in respect of that notifiable event, together with such details of the event and the circumstances giving rise to it, as the Administrative Agent may reasonably require.

(e)Each Loan Party shall promptly notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any member of the Group.

(f)Each Loan Party shall promptly notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

(g)All Foreign Plans established or maintained by any Loan Party shall comply with all provisions of the relevant law and employ reasonable actuarial assumptions, where relevant; and no member of the Group shall have any unfunded liability in respect of any Foreign Plan; except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

6.15Transfer of Accounts of European Loan Parties; Notification of Account Debtors.

(a)At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Full Cash Dominion Period solely to the extent that any Collection Accounts of the Foreign Loan Parties are not subject to a Deposit Account Control Agreement or reasonably equivalent arrangement at such time (as determined by the Administrative Agent), the European Loan Parties shall (a) (x) during the occurrence and during the continuation of an Event of Default, at the discretion of the Administrative Agent, either (i) as soon as reasonably practicable cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) as soon as reasonably practicable open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate of the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), or (y) if such Full Cash Dominion Period does not involve an Event of Default that is continuing, and not in limitation of such sentence, provide for the sweep of such accounts in a manner consistent with the last sentence of this paragraph (including hereby authorizing the Administrative Agent as set forth therein) and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”) ensure that the proceeds of all Accounts owing to them will immediately be re-directed to the New Collections Account. Until all such proceeds have been redirected to the New Collection Accounts, each European Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such European Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(b)At any time at the request of the Administrative Agent in its sole discretion following the occurrence and during the continuance of an Event of Default, each European Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over the Accounts, it shall promptly give notice to such Account Debtors and if any such European Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on their behalf.

6.16European Loan Party Cash Management. (a) Each European Loan Party will ensure that all proceeds of their Accounts are deposited (whether directly or indirectly) into segregated Collection Accounts only containing the proceeds of Accounts, in a manner that is satisfactory to the Administrative Agent which Collection Accounts, for the avoidance of doubt, shall not be used for general payment purposes; provided, that no Collection Account shall be required to be segregated pursuant to this Section 6.16(a) prior to the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

(b)The Administrative Agent shall be given sufficient access to each relevant Collection Account to ensure that the provisions of Section 2.11(c) are capable of being complied with including, without limitation, by having entered into a Deposit Account Control Agreement or other equivalent agreement with the account bank holding the relevant Collection Account requiring such account bank to follow the instructions of the Administrative Agent if instructions are given by it.

(c)Subject to Section 5.1(r), each European Loan Party will ensure that each of its Collection Accounts is subject to a Deposit Account Control Agreement or other arrangement (including, but not limited to, a notice and acknowledgement) with similar effect.

6.17Financial Assistance. Each European Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678 and 679 of the United Kingdom’s Companies Act 2006, and any equivalent and applicable provisions under the laws of the jurisdiction of organization of each European Loan Party, including in relation to the execution of the Security Documents of each European Loan Party and payment of amounts due under this Agreement.

6.18Centre of Main Interests and Establishments. Each European Loan Party shall ensure that its centre of main interests (as that term is used in Article 3(1) of the Regulation) remains in its jurisdiction of incorporation and it shall not take any action to change its centre of main interests. No European Loan Party shall create or take any steps to create an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

SECTION 7. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1Consolidated Fixed Charge Coverage Ratio. During any period commencing on a date (each a “Commencement Date”) on which Adjusted Excess Availability is less than the greater of (a) 10% of the Line Cap and (b) $60,000,000, and continuing until any later date on which Adjusted Excess Availability shall have exceeded the threshold set forth above for at least 30 consecutive days, permit the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period in effect at any such time (including, for the avoidance of doubt, the Applicable Reference Period in effect on the applicable Commencement Date) to be less than 1.00 to 1.00.

7.2Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)Indebtedness of any Loan Party under the Loan Documents;

(b)Indebtedness of the Domestic Loan Parties under the Term Loan Credit Agreement in an aggregate principal amount not to exceed $~~1,386,433,810.16~~450,000,000, plus €~~617,718,034.23~~330,000,000, plus an additional amount permitted to be incurred under Section 2.24 of the Term Loan Credit Agreement (as in effect on the ~~Closing~~Amendment No. 3 Effective Date) or constituting Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement (as in effect on the ~~Closing~~Amendment No. 3 Effective Date)) incurred under Section 7.2(p) of the Term Loan Credit Agreement (as in effect on the ~~Closing~~Amendment No. 3 Effective Date), and, in each case, any Permitted Refinancing Indebtedness in respect thereof;

(c)Indebtedness of (i) the Parent Borrower to any Restricted Subsidiary, (ii) any Domestic Guarantor to the Parent Borrower or any other Restricted Subsidiary, (iii) any Foreign Loan Party to any Foreign Restricted Subsidiary and (iv) any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary that is not a Subsidiary Guarantor; provided that (x) any Indebtedness of any Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (y) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Security Documents;

(d)Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party or any Guarantee Obligations incurred by a Domestic Loan Party of obligations of any non-Domestic Loan Party shall be permitted to the extent permitted pursuant to Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(t);

(e)Indebtedness outstanding on the ~~Closing~~Amendment No. 3 Effective Date and listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f)Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g), provided that such amounts incurred after the Amendment No. ~~1~~3 Effective Date shall not exceed in an aggregate principal amount at any one time outstanding the greater of (i) $85,000,000 and (ii) 8.5% of Four Quarter EBITDA (as of the date incurred);

(g)Indebtedness representing deferred compensation to employees or directors of the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h)Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i)Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j)Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k)Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims, in each case in the ordinary course of business;

(l)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m)Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations and (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms, in each case in the ordinary course of business;

(n)Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 (other than Investments permitted under clause 7.7(q)) or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m));

(o)(i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into a Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by or allocated to the Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Parent Borrower or such Restricted Subsidiary or by a Division in a Permitted Acquisition; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged, consolidated, amalgamated or Divided) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) or such assets being acquired and (y) with respect to any Indebtedness of any Person that becomes a Restricted Subsidiary or that is merged, consolidated, amalgamated or Divided with or into the Parent Borrower or a Restricted Subsidiary, such Indebtedness is not guaranteed in any respect by the Parent Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger, consolidation, amalgamation or Division with or into such Person and any of its Subsidiaries) and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that after giving effect to the applicable acquisition (or merger, consolidation or amalgamation) or such assumption of Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such acquisition (or merger, consolidation or amalgamation) or assumption, is either (i) not in excess of 2.75 to 1.00 or (ii) less than or equal to the Consolidated Leverage Ratio immediately prior to giving pro forma effect thereto; provided further that the aggregate principal amount of Indebtedness of Subsidiaries that are not Domestic Loan Parties outstanding under this Section 7.2(o) and incurred after the Amendment No. ~~1~~3 Effective Date, together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Domestic Loan Parties outstanding under Section 7.2(u) and incurred after the Amendment No. ~~1~~3 Effective Date, shall not exceed the greater of (x) $150,000,000 and (y) 15.0% of Four Quarter EBITDA at any time;

(p)Indebtedness of any Restricted Subsidiary to the Parent Borrower or any other Loan Party or any Indebtedness of any Foreign Loan Party to any Domestic Loan Party, in each case, to the extent such Indebtedness is permitted by Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(t); provided that any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Security Documents;

(q)Indebtedness of the Target and its Restricted Subsidiaries incurred in connection with receivables and factoring agreements and wholesale financing consistent with the Target and its Restricted Subsidiaries’ past practices prior to the Closing Date;

(r)[reserved];

(s)Indebtedness of any Restricted Subsidiaries that are not Domestic Loan Parties; provided that the aggregate principal amount of such Indebtedness incurred after the Amendment No. ~~1~~3 Effective Date shall not to exceed the greater of (x) $150,000,000 and (y) 15.0% of Four Quarter EBITDA at any time;

(t)(i) Permitted Additional Junior Lien Indebtedness of any Domestic Loan Party so long as, at the time of incurrence of such Permitted Additional Junior Lien Indebtedness, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 2.75 to 1.00 (or in the case of Permitted Additional Junior Lien Indebtedness incurred in connection with a Permitted Acquisition or an Investment permitted pursuant to Section 7.7, is less than or equal to the Consolidated Secured Leverage Ratio immediately prior to giving pro forma effect thereto); provided that (x) immediately prior to and immediately after giving effect to the incurrence of any Permitted Additional Junior Lien Indebtedness under this Section 7.2(t), no Event of Default shall have occurred and be continuing and y) to the extent applicable, such Permitted Additional Junior Indebtedness shall be subject to the terms of the Intercreditor Agreement and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u)(i) Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), (x) is not in excess of 3.25 to 1.00 or (y) in the case of Permitted Unsecured Indebtedness incurred in connection with a Permitted Acquisition or an Investment permitted pursuant to Section 7.7, is less than or equal to the Consolidated Leverage Ratio immediately prior to giving pro forma effect thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that immediately prior to and immediately after giving effect to the incurrence of any Permitted Unsecured Indebtedness under this Section 7.2(u), no Event of Default shall have occurred and be continuing; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Domestic Loan Parties outstanding under this Section 7.2(u) and incurred after the Amendment No. ~~1~~3 Effective Date, together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Domestic Loan Parties outstanding under Section 7.2(o) and incurred after the Amendment No. ~~1~~3 Effective Date, shall not exceed, from and after the Amendment No. ~~1~~3 Effective Date, the greater of (x) $150,000,000 and (y) 15.0% of Four Quarter EBITDA at any time;

(v)Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under Section 7.7(r);

(w)additional Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding, from and after the Amendment No. ~~1~~3 Effective Date, the greater of (i) $250,000,000 and (ii) 25.0% of Four Quarter EBITDA at any one time outstanding;

(x)Attributable Indebtedness; provided that the aggregate principal amount of such Indebtedness incurred after the Amendment No. ~~1~~3 Effective Date shall not to exceed $75,000,000 at any time outstanding, which Attributable Indebtedness arises out of a sale and leaseback transaction permitted under Section 7.10;

(y)Indebtedness of the Target and its Subsidiaries constituting Continuing External Debt;

(z)Indebtedness in the form of standby repurchase obligations on dealer inventory financing in the ordinary course of business;

(aa)Indebtedness incurred pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code; and

(bb)Indebtedness of any Loan Party in an aggregate principal amount not to exceed the Net Cash Proceeds (Not Otherwise Applied) (as defined in the Term Loan Credit Agreement) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member).

For purposes of determining compliance with this Section 7.2, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 7.2(a) through (bb) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (bb) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness (or any portion thereof) in one or more of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided that all Indebtedness outstanding under the Loan Documents and the Term Loan Credit Agreement and, in each case, any Replacement Financing or Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a) and Section 7.2(b), respectively.

7.3Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)Liens, pledges or deposits in connection with workers’ compensation, insurance, unemployment insurance, other social security legislation and other similar obligations, including pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code;

(d)Liens, pledges or deposits in connection with or to secure the performance of bids, supplier and other trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety, customs, return-of-money and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Restricted Subsidiaries; together with such other title and survey exceptions as shown on the title policies issued pursuant to Section 5.1(k)(iii) as may be approved by Administrative Agent hereunder;

(f)Liens in existence on the ~~Closing~~Amendment No. 3 Effective Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the ~~Closing~~Amendment No. 3 Effective Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g)Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided, further, that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h)(i) Liens on the Collateral created pursuant to the Security Documents (or any ABL Security Documents (as defined in the Intercreditor Agreement)), (ii) Liens on cash granted in favor of any Lenders and/or the Issuing Lender created as a result of any requirement to provide cash collateral pursuant to this Agreement and (iii) subject to the Intercreditor Agreement, Liens on the Collateral of the Domestic Loan Parties created pursuant to the Term Loan Security Documents (or any Term Loan Security Documents (as defined in the Intercreditor Agreement) or securing obligations in respect of any Incremental Equivalent Debt (as defined in Section 7.2(b)) permitted by Section 7.2(b)and any corresponding security documents in respect of any Permitted Refinancing thereof);

(i)any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j)Liens solely on any cash earnest money deposits made by any Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k)Liens in favor of any Domestic Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l)Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m)any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n)Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o)Liens on property (including Capital Stock) existing at the time of the permitted acquisition of such property by any Group Member to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such permitted acquisition;

(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q)non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r)Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u)banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment, (ii) on or with respect to equity interests in joint ventures that secure the obligations of such joint venture and (iii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment (including such joint venture) or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w)Liens of any Restricted Subsidiary that is not a Domestic Loan Party securing Indebtedness incurred pursuant to Section 7.2(o), (s), (u) or (w); provided that such Liens are solely on the assets of such Restricted Subsidiary;

(x)Liens on the Collateral of the Domestic Loan Parties securing the Permitted Additional Junior Lien Indebtedness or any Permitted Refinancing Indebtedness in respect thereof permitted pursuant to Section 7.2(t); provided that such Liens shall be (i) junior, with respect to the ABL

Priority Collateral, to the Liens on the Collateral securing the Obligations and (ii) subject to the Intercreditor Agreement or such other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(y)Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby (as to all Group Members) under this clause (y) incurred after the Amendment No. ~~1~~3 Effective Date does not exceed the greater of (a) $150,000,000 and (b) 15.0% of Four Quarter EBITDA at any one time;

(z)Liens arising in the ordinary course of business in connection with the procurement of chassis to the extent such Liens apply to such chassis and the proceeds thereof;

(aa)Liens securing receivables and factoring agreements and wholesale financing permitted under Section 7.2(q); provided that such Liens are solely on the property the subject thereof and proceeds (including insurance proceeds) thereof; and

(bb)Liens on property purportedly rented to, or leased by, the Parent Borrower or any of its Restricted Subsidiaries pursuant to a sale and leaseback transaction permitted under Section 7.10; provided that (i) such Liens do not encumber any other property of the Borrowers or their Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 7.2(v).

For purposes of determining compliance with this Section 7.3, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (bb) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents, any Replacement Financing and the Term Loan Credit Agreement, and, in each case, any Permitted Refinancing Indebtedness thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h).

7.4Fundamental Changes. Enter into any merger, consolidation or amalgamation, Division, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)any Restricted Subsidiary of the Parent Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided, that when any Domestic Loan Party is merging with or into another Restricted Subsidiary, such Domestic Loan Party shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger or consolidation, become a Domestic Loan Party and when any Foreign Loan Party is merging or amalgamating with or into another Restricted Subsidiary (other than a Domestic Loan Party, which is addressed above), such Foreign Loan Party shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger, amalgamation or consolidation, become a Foreign Loan Party; provided further that, in the event that such merger or consolidation is between or among Loan Parties or Restricted Subsidiaries, as the case may be, that are organized in different jurisdictions, the Parent Borrower shall provide evidence in form and substance satisfactory to the Administrative Agent that the security interest in the Collateral granted to the Administrative Agent remains in full force and effect;

(b)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than a Borrower) in order to effect an Investment permitted pursuant to Section 7.7; provided that if such Restricted Subsidiary is a Domestic Loan Party the continuing or surviving Person shall be a Domestic Loan Party and, unless the foregoing applies, if such Restricted Subsidiary is a Foreign Loan Party the continuing or surviving Person shall be a Foreign Loan Party; provided, further, that, in the event that such merger, amalgamation or consolidation is between or among Loan Parties or Restricted Subsidiaries, as the case may be, that are organized in different jurisdictions, the Parent Borrower shall provide evidence in form and substance satisfactory to the Administrative Agent that the security interest in the Collateral granted to the Administrative Agent remains in full force and effect;

(c)any Restricted Subsidiary of the Parent Borrower may Dispose of any or all of its assets (i) to the Parent Borrower or any Subsidiary Guarantor (provided if such Restricted Subsidiary is a Domestic Subsidiary, such recipient is a Domestic Loan Party) (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(d)any Restricted Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor or a Borrower may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Parent Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders; and

(e)any Restricted Subsidiary that is an LLC may consummate a Division of its assets and liabilities if, immediately upon the consummation of the Division, the assets and liabilities of the applicable Dividing LLC are held by one of more Restricted Subsidiaries; provided that, notwithstanding anything to the contrary in this Agreement, any Restricted Subsidiary which is a Division Successor resulting from a Division of assets of a Subsidiary that is not an Immaterial Subsidiary may not be deemed to be an Immaterial Subsidiary.

7.5Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)the Disposition of surplus, outdated, obsolete or worn out property (other than accounts receivable or inventory) in the ordinary course of business;

(b)Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c)Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d)the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Parent Borrower or any Subsidiary Guarantor (provided if such Restricted Subsidiary is a Domestic Subsidiary, such sale or issuance shall be to a Domestic Loan Party);

(e)Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f)Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g)Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h)non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(i)the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Parent Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j)licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(k)Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Subsidiary Guarantor (or a Disposition from a Domestic Loan Party to a Group Member that is not a Domestic Loan Party) shall be made in compliance with Sections 7.7 and 7.9;

(l)(i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7 (other than Investments referred to in and permitted by Section 7.7(q)), (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6, (iii) Dispositions set forth on Schedule 7.5(l) and (iv) sale and leaseback transactions permitted under Section 7.10;

(m)Dispositions by the Target or any of its Restricted Subsidiaries in connection with receivables and factoring agreements and wholesale financing incurred pursuant to Section 7.2(q);

(n)other Dispositions of assets (including Capital Stock); provided that (i) it shall be for fair market value (reasonably determined by the Parent Borrower, on the date the legally binding commitment for sale or disposition was entered into, in good faith), provided further that, if the fair market value exceeds $60,000,000, at least 75% of the total consideration (determined on the date the legally binding commitment for sale or disposition was entered into) received by the Parent Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (ii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists), (iii) Adjusted Excess Availability (after giving pro forma effect to such Disposition on an average daily basis during the thirty (30) consecutive day period ending on and including the date of such Disposition) shall not be less than the greater of (x) 10% of the Line Cap and (y) $60,000,000 and (iv) if any Eligible Inventory or Eligible Accounts are sold pursuant to this Section 7.5(n) in any Disposition or series of related Dispositions and the fair market value (determined as if such Disposition was consummated on an arm’s-length basis) (provided that any such Disposition of Eligible Accounts or Eligible Inventory shall be for fair market value and if the fair market value of such assets sold in a transaction or related series of transactions is in excess of $37,500,000, the Parent Borrower shall have delivered to the Administrative Agent a pro forma Borrowing Base Certificate, modified to give effect to such Dispositions so that the Administrative Agent may determine whether any prepayment is necessary to comply with Section 2.11(a); provided, however, that for purposes of clause (i) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in such Disposition and after the Amendment No. ~~1~~3 Effective Date having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received after the Amendment No. ~~1~~3 Effective Date pursuant to this Section 7.5(n) that is at that time outstanding, not to exceed, from and after the Amendment No. ~~1~~3 Effective Date, the greater of (x) $100,000,000 and (y) 10.0% of Four Quarter EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(o)Dispositions of assets, provided such Dispositions on or after the Amendment No. ~~1~~3 Effective Date shall not have a fair market value exceeding the greater of $100,000,000 and 10.0% of Four Quarter EBITDA in any fiscal year of the Parent Borrower; provided that if such assets sold in a transaction or related series of transactions have a fair market value in excess of $37,500,000, the Parent Borrower shall have delivered to the Administrative Agent a pro forma Borrowing Base Certificate, modified to give effect to such Dispositions so that the Administrative Agent may determine whether any prepayment is necessary to comply with Section 2.11(a); and

(p)Excluded Dispositions.

7.6Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Parent Borrower and the other Loan Parties (or if originating from a Domestic Loan Party, Domestic Loan Parties));

(b)so long as no Event of Default shall have occurred and be continuing, the Parent Borrower and its Restricted Subsidiaries may purchase their common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Amendment No. ~~1~~3 Effective Date (net of any proceeds received by the Parent Borrower or any such Restricted Subsidiary after the Amendment No. ~~1~~3 Effective Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $20,000,000 per year (with unused amounts in any calendar year being carried over for one fiscal year (on a non-cumulative basis));

(c)the Parent Borrower may declare and pay dividends with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d)the Parent Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent Borrower or any such Restricted Subsidiary in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Parent Borrower or such Restricted Subsidiary;

(e)the Parent Borrower may acquire its Capital Stock upon the exercise or settlement of stock options, restricted stock units or other similar awards and agreements for such Capital Stock of the Parent Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise or settlement of such options, restricted stock units or other similar awards and agreements by, or the vesting of restricted Capital Stock or similar awards held by, any current or former director, officer, employee or consultant of any Group Member, in each case consistent with past practice of the Parent Borrower prior to the Closing Date;

(f)the Parent Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g)Restricted Payments so long as the Payment Conditions for Specified Restricted Payments are satisfied with respect thereto;

(h)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make additional Restricted Payments, provided the aggregate amount thereof made after the Amendment No. ~~1~~3 Effective Date shall not exceed the greater of (i) $100,000,000 and (ii) 10.0% of Four Quarter EBITDA (as of the date of the making of such Restricted Payment);

(i)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may make regularly scheduled dividends and regularly scheduled stock repurchases with respect to its Capital Stock not to exceed $~~125,000,000~~150,000,000 in the aggregate per fiscal year of the Parent Borrower (with 25% of any unused amounts in any fiscal year being carried over for one fiscal year (on a non-cumulative basis)); and

(j)the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this Section 7.6, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (j) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Payment in a manner that complies with this Section 7.6 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.

7.7Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (including pursuant to the Division of any Person that was not a wholly owned Subsidiary prior to such Division) (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)investments in cash and Cash Equivalents;

(c)Guarantee Obligations permitted by Section 7.2 (other than any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Subsidiary Guarantor or by any Domestic Loan Party of any Restricted Subsidiary that is not a Domestic Loan Party pursuant to Section 7.2(d), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(g)(iii), Section 7.7(h) or Section 7.7(t));

(d)loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

(e)the Acquisition;

(f)Investments in assets useful in the business of the Parent Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount (as defined in the Term Loan Credit Agreement as of the Closing Date);

(g)intercompany Investments (i) by any Group Member in any Loan Party, (ii) by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary that is not a Subsidiary Guarantor and (iii) by any Group Member in any Restricted Subsidiary; provided that (x) the aggregate amount of Investments after the Amendment No. Effective Date by Loan Parties pursuant to clause (iii) and by Domestic Loan Parties in non-Domestic Loan Parties pursuant to clause (i), shall not (without duplication of any substantially concurrent Investments by any such Loan Parties referenced in this clause (x)) exceed the greater of (x) $112,500,000 and (y) 11.25% of Four Quarter EBITDA at any one time outstanding and (y) any such Investments in the form of intercompany loans by any Loan Party to any Restricted Subsidiary that is not a Subsidiary Guarantor (or by a Domestic Loan Party to any non-Domestic Loan Party) shall be evidenced by notes that have been pledged to the Administrative Agent for the benefit of the Secured Parties;
(h)any (i) Permitted Acquisition or (ii) other Investment so long as, in each case of (i) and (ii), the Payment Conditions for Specified Restricted Investments are satisfied with respect thereto;

(i)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j)Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k)Investments existing on the ~~Closing~~Amendment No. 3 Effective Date and set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(k) is not increased from the amount of such Investment on the ~~Closing~~Amendment No. 3 Effective Date;

(l)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged, consolidated, amalgamated or Divided with or into a Borrower or any Restricted Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation, amalgamation or Division and were in existence on the date of such acquisition, merger, consolidation, amalgamation or Division;

(n)Guarantees by the Parent Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p)Investments by the Parent Borrower or any Restricted Subsidiary that result solely from the receipt by the Parent Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q)mergers, consolidations, amalgamations or Divisions permitted under Section 7.4 that do not involve any Person other than the Parent Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r)(i) any Investment in any Joint Venture or Unrestricted Subsidiary and (ii) any Permitted Acquisition of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, and property that is not, upon acquisition thereof, owned by Loan Parties; provided that the aggregate outstanding amount of the Investments and Permitted Acquisitions consummated pursuant to this Section 7.7(v) after the Amendment No. ~~1~~3 Effective Date (with respect to Investments pursuant to clause (i), valued at cost, and with respect to Permitted Acquisitions pursuant to clause (ii), the Investment amount thereof shall be as valued in good faith by the board of directors of the Parent Borrower and shall include cash and equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as valued in good faith by the board of directors of the Parent Borrower) shall not exceed at any time outstanding the greater of (i) $75,000,000 and (ii) 7.5% of Four Quarter EBITDA (as of the date of the making of such Investment (or, with respect to a Permitted Acquisition, at the Parent Borrower’s option, as of the date of entry into the binding documentation in respect of such purchase or other acquisition));

(s)Investments in the Target and its Restricted Subsidiaries to effect payments permitted under Section 7.8(a)(vi); provided that, unless the Indebtedness to which such payment is applied is subject to an event of default (or equivalent event) as a result the Transactions, such Investments are made on or prior to the date that is 9 months from the Closing Date;

(t)in addition to Investments otherwise expressly permitted by this Section, Investments by the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost), taken together with all other outstanding Investments made pursuant to this Section 7.7(t), not to exceed, from and after the Amendment No. ~~1~~3 Effective Date, the greater of (x) $187,500,000 and (y) 18.75% of Four Quarter EBITDA (as of the date of the making of such Investment);

(u)Investments by the Target and its Restricted Subsidiaries in connection with receivables and factoring agreements and wholesale financing outstanding pursuant to Section 7.2(q); and

(v)Investments by the Target or any of its Subsidiaries to fund the purchase of its rental vehicle inventory in the ordinary course of business, provided the aggregate amount thereof made after the Amendment No. ~~1~~3 Effective Date shall not to exceed $40,000,000 at any one time outstanding.

For purposes of determining compliance with this Section 7.7, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (v) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Investment in a manner that complies with this Section 7.7 and will only be required to include the amount and type of such Investment in one or more of the above clauses.

7.8Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(i)refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(ii)payments of or in respect of Junior Indebtedness made solely with the proceeds from the issuance of Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(iii)prepayments of intercompany Junior Indebtedness permitted hereunder owed by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any Restricted Subsidiary; provided that no prepayment of any Junior Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party (or by any Domestic Loan Party to any Restricted Subsidiary that is not a Domestic Loan Party) shall be permitted so long as an Event of Default shall have occurred and be continuing or would result therefrom;

(iv)Restricted Debt Payments so long as the Payment Conditions for Specified Restricted Debt Payments are satisfied with respect thereto;

(v)so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments by the Parent Borrower or any of its Restricted Subsidiaries, provided the aggregate amount thereof made after the Amendment No. Effective Date shall not to exceed the greater of (x) $100,000,000 and (y) 10.0% of Four Quarter EBITDA (as of the date of the making of such Restricted Debt Payment);

(vi)so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) Adjusted Excess Availability (both before and after giving pro forma effect to such Restricted Debt Payment) shall not be less than 10.0% of the Line Cap, Restricted Debt Payments in respect of the Continuing External Debt; and

(vii)Restricted Debt Payments consisting of regularly scheduled principal and interest.

Notwithstanding anything to the contrary contained in this Section 7.8(a), in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

For purposes of determining compliance with this Section 7.8(a), in the event that a Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments described in clauses (i) through (vii) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Debt Payment in a manner that complies with this Section 7.8(a) and will only be required to include the amount and type of such Restricted Debt Payment in one or more of the above clauses.

(b)Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders so long as no Event of Default has occurred and is continuing or would result therefrom).

7.9Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Domestic Loan Parties and between or among the Foreign Loan Parties and (y) transactions between or among the Parent Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent Borrower’s board of directors; (iv)employment and severance arrangements entered into in the ordinary course of business between the Parent Borrower or any Restricted Subsidiary and any employee thereof approved by the Parent Borrower’s board of directors; (v) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d), (vi) Indebtedness permitted pursuant to Section 7.2(c), (d) and (p), (vii) the Restricted Debt Payments permitted pursuant to Section 7.8 and (vii) transactions disclosed in the Parent Borrower’s most recent definitive proxy statement, Form 10-K, Form 10-Q or subsequent 8-K SEC filings made prior to the Closing Date.

7.10Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless (a) the Disposition of the property subject to such transaction is permitted by Section 7.5 and the Parent Borrower or the applicable Restricted Subsidiary would be entitled to incur Liens with respect to such transaction pursuant to Section 7.3 and Indebtedness in an amount equal to the Attributable

Indebtedness with respect to such transaction pursuant to Section 7.2 and (b) the Net Cash Proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the Parent Borrower or a member of the senior management of the Parent Borrower) of such property; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) after the Amendment No. 13 Effective Date in respect of transactions permitted under this Section 7.10 shall not exceed $75,000,000.

7.11Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member.

7.12Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than July 31 or change the Parent Borrower’s method of determining fiscal quarters, in each case without the consent of the Administrative Agent.

7.13Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement, the other Loan Documents and the Term Loan Documents, (ii) any agreement governing any Indebtedness incurred pursuant to Section 7.2 to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive than the Loan Documents and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans, the Term Loans or Indebtedness incurred pursuant to Section 7.2, in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents, the Term Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Parent Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder and (f) customary restrictions in the definitive documentation governing any of the Target or its Restricted Subsidiaries’ receivables or factoring facilities or wholesale financing consistent with the Target’s past practice prior to the Closing Date, so long as such restrictions relate only to the accounts receivable subject to such arrangement and/or to distributions from any special purpose vehicle conducting such arrangement.

7.14Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement, the other Loan Documents or the Term Loan Documents, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and is no more restrictive than the Loan Documents or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans, any Term Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not more restrictive than the Loan Documents, the Term Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Parent Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.15Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members were engaged on the ~~Closing Date (after giving effect to the Acquisition)~~Amendment No. 3 Effective Date or that are reasonably related, ancillary or complementary thereto.

7.16Amendments to Acquisition Documents. Following the Closing Date, amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation, except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect.

7.17Use of Proceeds. Request any Loan or Letter of Credit, and the Parent Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.18Continuing External Debt. Permit Adjusted Excess Availability, together with (without duplication) the cash and Cash Equivalents of the Target and its Restricted Subsidiaries, to be equal to or less than the Continuing External Debt Payoff Amount.

7.19Tax residence; VAT groups. Become resident for Tax purposes in a country or jurisdiction other than its jurisdiction of incorporation or establishment, or be or become a member of a group for VAT purposes other than a group made up solely of Restricted Subsidiaries.

7.20Repayment. The Parent Borrower shall not, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not, fund any repayment of any Loan or Letter of Credit with proceeds derived from a transaction prohibited by Anti-Corruption Law, Anti-Money Laundering Law or Sanctions or in any manner that would cause a Party to be in breach of any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)any (i) Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) Loan Party shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement or Section 5.13 of the US Security Agreement; or

(d)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of (i) five Business Days if such breach relates to the terms or provisions of Section 6.2(f) or (g) or Sections 6.12, 6.15 or 6.16 of this Agreement or the terms or provisions of Sections 8.1 or 8.2 of the US Security Agreement and (ii) 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e)any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) except in the case of the Continuing External Debt, default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f)(i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)a German Insolvency Event or a UK Insolvency Event (excluding clauses (c) (solely to the extent a result of the value of the assets of a UK Loan Party being less than its liabilities) and (d) of the definition of UK Insolvency Event) shall have occurred; or

(h)(i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(i)one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or covered by insurance to the extent as to which the insurer has not disputed coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (and, for the avoidance of doubt, as required by the Intercreditor Agreement), except (i) the release thereof as provided in the applicable Loan Document or Section 10.14 or (ii) as a result of the failure of the Administrative Agent (or its agent or bailee in accordance with the Intercreditor Agreement) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents; or

(k)the guarantee contained in Article II of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert, except the release thereof as provided in Section 10.14; or

(l)the subordination provisions contained in any Subordinated Indebtedness with an aggregate principal amount in excess of $100,000,000 shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(m)a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Borrower further agrees, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the applicable Borrower’s or such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 9. THE AGENTS

9.1Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Administrative Agent shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Administrative Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Administrative Agent in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article IX shall also constitute the substitution of the Administrative Agent as hypothecary representative as aforesaid.

9.2Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3Exculpatory Provisions. No Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (respectively) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Obligations.

9.5Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6Non-Reliance on Agents and Other Lenders. (a) Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

(b)Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use and not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and severally indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.7Indemnification. The Lenders agree to severally indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10Arranger, Syndication Agent and Documentation Agents. None of the Arrangers, the Syndication Agent or the Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

9.11Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.12Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that none of the Administrative Agent or the Joint Leader Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(c)The Administrative Agent and the Joint Leader Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

9.14Administrative Agent holding German Collateral.

(a)The Administrative Agent, with respect to the part of the Collateral secured pursuant to the German Security Documents or any other Collateral created under German law (“German Collateral”), shall (i) hold, administer and realize such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties and (ii) hold, administer, and realize any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b)With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney, and each future Secured Party by becoming a party to this Agreement in accordance with its terms authorizes, and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to (i) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Documents or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security, (ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Security Documents or any other agreement related to such German Collateral, (iii) realize such Collateral in accordance with the German Security Documents or any other agreement securing such German Collateral, (iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Security Documents or any other agreement securing the German Collateral, (v) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents and (vi) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Documents together with such powers and discretions as are reasonably incidental thereto.

(c)Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any German Security Document, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d)Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement in accordance with its terms ratifies and approves, all acts and declarations previously done by the Administrative Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).

(e)For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Security Documents, each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with its terms authorizes, the Administrative Agent to act as its agent (Stellvertreter), and, to the extent possible, releases the Administrative Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

9.15Parallel Debt.

(a)Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement and any other Loan Document pursuant to any Obligations as and when those amounts are due under any Loan Document (such payment undertakings under this Section 9.15 and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(b)The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Party. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under this Section 9.15 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement or any other Loan Document (the “Corresponding Debt”) nor shall the amounts for which each Loan Party are liable under this Section 9.15 be limited or affected in any way by its Corresponding Debt provided that (i) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations), (ii) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged, (iii) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt, (iv) the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt and (v) for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(c)The security granted under any German Security Document and any Dutch Security Document with respect to the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.

(d)Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document and (ii) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(e)The Parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f)The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any Loan Documents, be it by virtue of assignment, assumption or otherwise.

(g)All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

9.16UK Security Trust; Trusts Generally.

(a)Notwithstanding any other provision of this Agreement, each Lender, each Issuing Lender, and the Administrative Agent on behalf of itself and its Affiliates as potential counterparties to Secured Swap Obligations and/or providers of Banking Services Obligations irrevocably appoints the Administrative Agent to act as its trustee under and in connection with each UK Security Document on the terms and conditions set out in any such UK Security Document to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any such UK Security Document. Each of the Secured Parties authorizes the Administrative Agent to exercise the rights, remedies, power and discretions, specifically given to the Administrative Agent under or in respect of the UK Security Documents, together with any rights, remedies, power and discretions, incidental thereto. In addition, when acting in the capacity of trustee for the Secured Parties, the Administrative Agent shall have all the rights, remedies and benefits of and in favor of the Administrative Agent contained in this Section 9.

(b)Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent in its capacity as security trustee of the Secured Parties where applicable.

(c)Where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of a country other than the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law.

9.17Acknowledgements of Lenders.

(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.17 shall be conclusive, absent manifest error.

(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Parent Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of any Borrower or any other Loan Party.

(d)Each party’s obligations under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10. MISCELLANEOUS

10.1Amendments and Waivers. Subject to Section 2.16(b) and (d), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce or increase any percentage specified in the definition of “Required Lenders” or “Supermajority Lenders” without the written consent of each Lender or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender, (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee of the Obligations, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision relating to Section 1.6 without the written consent of each Restricted Lender; (vi) amend, modify or waive any provision of Sections 2.17(a) ~~or~~, (b) or (c) or Section 10.7(a) (or any other similar “waterfall” or ratable sharing provisions in the Loan Documents) without the written consent of each Lender adversely affected thereby; (vii) modify the definition of “Line Cap” or increase the expressly stated advance rates set forth in the definition of “US Borrowing Base”, “German Borrowing Base” or “UK Borrowing Base”, or add new categories of eligible assets, without the written consent of all Lenders; (viii) modify eligibility criteria, as such eligibility criteria are in effect on the Closing Date (including adding new categories of eligible assets or eliminating any category of the Reserves in effect on the Closing Date; provided, however, that, for the avoidance of doubt, notwithstanding anything in this Section 10.1 to the contrary, the Administrative Agent may, in its Permitted Discretion and without the consent of any other Lenders, eliminate any category of Reserve that was added by the Administrative Agent) in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders; (ix) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (x) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (xi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender or (xii) subordinate (or have the effect of subordinating) the Obligations under the Loan Documents in lien priority or with respect to contractual right of payment without the written consent of each Lender directly adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, (i) [reserved], (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and (iii) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Loan Documents may be amended in accordance with Section 2.24.

10.2Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or one Business Day after being deposited, prepaid with an overnight courier, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers:	Thor Industries, Inc.
601 East Beardsley Ave.
Elkhart, IN 46514-3305
Attention: Colleen Zuhl, Senior Vice President and
Chief Financial Officer
Facsimile: +1 855-692-6498
E-mail: czuhl@thorindustries.com

with a copy to:	Thor Industries, Inc.
601 East Beardsley Ave.
Elkhart, IN 46514-3305
Attn: Trevor Gasper, General Counsel and Secretary
Facsimile: 866-549-4259
E-mail: tgasper@thorindustries.com

Administrative Agent:	JPMorgan Chase Bank, N.A.
10 South Dearborn Street
Chicago, IL 60603

Attention: ABL Portfolio Manager – John Morrone
Telephone: 312-732-8111
Facsimile: 312-548-1943
Email: john.morrone@jpmorgan.com and
jpm.agency.cri@jpmchase.com
and if such notices, requests and demands are with
respect to matters pertaining the European Loan
Parties:

JPMorgan Chase Bank, N.A.
c/o J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP
United Kingdom
Attention: Loans and Agency London
Facsimile: +44 20 7777 2360
Email: Loan_and_agency_London@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and the preparation, execution and delivery of this Agreement and the other Loan Documents, and any amendment, supplement, modification or waiver with respect thereto, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in each applicable jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower at least two Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for all of their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all costs and expenses incurred during any workout, restructuring or negotiations (it being understood that expenses reimbursed by the Parent Borrower under this Section 10.5 shall include costs and expenses incurred in connection with (i) collateral monitoring, collateral reviews, appraisals (including field examinations (including reasonable and documented out-of-pocket expenses), environmental reviews and insurance reviews and fees and expenses of advisors and professionals engaged by the Administrative Agent or its Affiliates in connection therewith and (ii) forwarding loan proceeds, collecting checks and other items of payment and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral); provided that fees, disbursements and other charges of counsel set forth in this clause (b) shall be limited to fees, disbursements and other charges of (i) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (ii) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel and (iii) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest or the availability of different claims or defenses (as reasonably determined by the affected party), of another firm of counsel for similarly affected parties and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected parties and one firm of special regulatory counsel for such affected Lender, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender, the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees, disbursements and other charges of legal counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons); provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons). No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)the Parent Borrower (such consent not to be unreasonably withheld), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate or branch of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)the Administrative Agent (such consent not to be unreasonably withheld);

(C)the Swingline Lender; and

(D)the Issuing Lender.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an affiliate or branch of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or branches or Approved Funds, if any;

(B)(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal, provincial and foreign securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing, to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(vii)Any assignment to a Disqualified Lender in violation of this Section 10.6 shall not be void, but the provisions of Section 10.6(g) shall apply.

(c)Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the

Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e)[Reserved].

(f)The Disqualified Lenders List (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the Disqualified Lenders List to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(g)(i) If any assignment or participation is made to any Disqualified Lender in violation of this Section 10.6, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees pursuant to an assignment and acceptance otherwise compliant with this Section 10.6.

(h)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f) or (g), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrowers (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final, other than Excluded Accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrowers; provided that if any Defaulting Lender shall exercise any such right of setoff (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8Counterparts.

(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary

Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents or any fee letters related thereto.

10.11GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12Submission To Jurisdiction; Waivers. Each Borrower and each Credit Party hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York located in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, to the courts of the State of New York located in the Borough of Manhattan), and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower or, as applicable, the Administrative Agent or any other applicable Credit Party, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent or other applicable party shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14Releases of Guarantees and Liens. (a) Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this clause (a), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense and, if requested by the Administrative Agent, upon delivery of a certificate from such Loan Party confirming such termination or release is permitted under the Loan Documents, all documents that such Loan Party shall reasonably request to evidence such release.

(b)At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than indemnification or reimbursement obligations under Sections 2.18, 2.19(a), 2.19(d) or 2.20 for which the Borrowers have not been notified and contingent indemnification obligations, Banking Services Obligations and Secured Swap Obligations) shall have been paid in full and the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender and the Administrative Agent), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

(c)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrowers having the effect of releasing any Collateral, Guarantee Obligations, or the release of any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ~~ceases to be a~~becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above~~.~~; provided that that if any Subsidiary Guarantor that is a Subsidiary ceases to be a Wholly Owned Subsidiary of the Borrower, such Subsidiary shall not be released from its guarantee of its Guarantee Obligations under the Loan Documents unless (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) such disposition is a good faith disposition to a bona fide unaffiliated third party for fair market value and for a bona fide business purpose.

10.15Confidentiality. Each of the Administrative Agent, the Issuing Lender, the Swingline Lender and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of this Section 10.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent relevant to the proceedings, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (k) if agreed by the Parent Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Parent Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Parent Borrower hereby (A) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (B) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Parent Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Parent Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities. For the avoidance of doubt, the Projections shall not be posted to Public-Siders.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders. If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Parent Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Parent Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.

10.16WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

10.18Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent (a) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement. Each Lender acknowledges that the Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the Term Loan Secured Parties (as defined in the Intercreditor Agreement) with respect to the Collateral, including the Term Loan Priority Collateral.

10.19Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

10.20Additional Borrowers. The Parent Borrower may designate any Wholly-Owned Subsidiary that is a Restricted Subsidiary as a Borrower under this Agreement with the consent of all the Lenders (an “Additional Borrower”); provided that the Administrative Agent shall be satisfied that, with respect to any such Subsidiary which is not a Domestic Subsidiary, the Lenders may make loans and other extensions of credit to such Subsidiary in such Subsidiary’s jurisdiction of organization in compliance with applicable laws and regulations, without being required or qualified to do business in such jurisdiction and without being subject to any unreimbursed or unindemnified Taxes or other expense. Such Wholly Owned Subsidiary shall become an Additional Borrower and a party to this Agreement, and all references to the “Borrowers” (and any specific sub-class of Borrowers organized in the same jurisdiction as the Additional Borrower) shall also include such Additional Borrower, upon (a) the receipt by the Administrative Agent of documentation consistent in scope (but applicable to such Additional Borrower) with the documentation set forth in Section 5.1(g), (h), (p) and (q) and (b) the Administrative

Agent shall have received at least 15 Business Days’ prior notice of such requested Additional Borrower, and shall have received, at least three Business Days prior to the date such Additional Borrower becomes a party hereto, all documentation and other information about the Additional Borrower reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to such date and that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding anything to the contrary in Section 10.1 or in any Loan Document, the Loan Documents may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower (and without the consent of any other parties thereto) to effect the provisions of or be consistent with this Section 10.20.

10.21Application of Payments of Foreign Loan Parties; US Borrowers Joint and Several Liability.

(a)Subject to clause (b) below, each Borrower agrees that it is jointly and severally liable for all Obligations, except Excluded Swap Obligations, and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the date set forth in Section 10.14(b), and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Administrative Agent or any Lender in any proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code (or any similar provisions of any other Debtor Relief Laws); (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise (or any similar provisions of any other Debtor Relief Laws); (vii) the disallowance of any claims of the Administrative Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise (or any similar provisions of any other Debtor Relief Laws); or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash.

(b)Notwithstanding any other provision of this Agreement or other Loan Document, (i) subject to clause (v) below, no German Borrower shall be obliged to guarantee or repay the Obligations of any other Borrower (except for the other German Borrowers (other than Erwin Hymer Center Bad Waldsee GmbH)) and no amounts received in the Collection Account of any German Borrower, and no amounts received on account of the Collateral of any German Borrower, shall be applied in repayment or prepayment of Obligations other than those of the German Borrowers (other than Erwin Hymer Center Bad Waldsee GmbH) and, in each case, such obligations shall be subject to the German Guarantee Limitations, (ii) the UK Borrower shall not be obliged to guarantee or repay the Obligations of any other Borrower (except for the German Borrowers (other than Erwin Hymer Center Bad Waldsee GmbH)) and no amounts received in the Collection Account of the UK Borrower, and no amounts received on account of the Collateral of the UK Borrower, shall be applied in repayment or prepayment of Obligations other than those of the UK Borrower and the German Borrowers (other than Erwin Hymer Center Bad Waldsee GmbH), (iii) no CFC Subsidiary shall be obliged to guarantee or repay the Obligations of any Loan Party that is a U.S. Person (or of a Loan Party that is disregarded for U.S. federal income tax purposes and the regarded owner of which is a U.S. Person) and no amounts received in the Collection Account of any CFC Subsidiary and no amounts received on account of the Collateral of any CFC Subsidiary, shall be applied in repayment or prepayment of Obligations of any Loan Party that is a U.S. Person (or of a Loan Party that is disregarded for U.S. federal income tax purposes and the regarded owner of which is a U.S. Person) and (iv) Erwin Hymer Center Bad Waldsee GmbH shall not be obliged to guarantee or repay the Obligations of any other Borrower and no amounts received in Erwin Hymer Center Bad Waldsee GmbH’s Collection Account or on account of its Collateral shall be applied in repayment or prepayment of Obligations other than its own Obligations.

10.22[Reserved].

10.23Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the at the Administrative Agent's quoted rate of exchange on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the rate of exchange at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

10.24Foreign Borrower Assumption. Notwithstanding anything to the contrary set forth in the Loan Documents, including Section 5.1 hereof, the conditions in Section 5.1 may be satisfied without the signatures of the Foreign Borrowers under the Loan Documents and related resolutions, certificates, opinions and similar deliverables with respect to such Foreign Borrowers (the “Foreign Borrower Deliverables”), it being agreed that (i) the Parent Borrower shall cause the Foreign Borrower Deliverables to be provided to the Administrative Agent on the Closing Date (with the provision thereof to then be deemed to have occurred at the time of the delivery of the other Closing Date deliverables with respect to the other Borrowers for purposes of the Loan Documents and to result in the Foreign Borrowers becoming parties to the applicable Loan Documents for all purposes as original parties thereto) and (ii) for the avoidance of doubt, until the Foreign Borrower Deliverables are provided to the Administrative Agent with respect to a Foreign Borrower, no extensions of credit hereunder shall be made for the account of any such Foreign Borrower.

10.25Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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